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As filed with the Securities and Exchange Commission on April 11, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CKX, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7812 (Primary Standard Industrial Classification Code Number)	27-0118168 (I.R.S. Employer Identification Number)

650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mr. Robert F.X. Sillerman
Chairman, Chief Executive Officer and President
CKX, Inc.
650 Madison Avenue
New York, New York 10022
(212) 838-3100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Alan I. Annex, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200	Marc D. Jaffe, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)

Common Stock, $.01 par value per share			$316,250,000	$37,222.63

(1)
Includes shares that the underwriters have the option to purchase from us to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 11, 2005

Prospectus

CKX, Inc.

             shares

Common Stock

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE." On April 8, 2005, the closing sale price for our common stock as reported on The NASDAQ National Market® was $23.24 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 13.

	Per Share	Total
Public Offering Price	$	$275,000,000
Underwriting Discount	$	$19,250,000
Proceeds, before expenses, to CKX, Inc.	$	$255,750,000

        We have granted the underwriters a 30-day option to purchase up to             additional shares to cover any over-allotments.

        Delivery of shares will be made on or about             , 2005.

Sole Book-Running Manager
Bear, Stearns & Co. Inc.	Lehman Brothers
The date of this prospectus is , 2005.

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

        On February 7, 2005, a management group led by Robert F. X. Sillerman acquired control of our company, which had been inactive since it sold all of its assets in August 2002. Information about our company in this prospectus reflects the completion of that transaction, our acquisition of a controlling interest in the entities which own and/or control certain content relating to Elvis Presley, as well as our acquisition of 19 Entertainment Limited, the creator and co-producer of the American Idol series in the United States. For more information related to these transactions, please see "Business" beginning on page 64. For information related to our company's business and operations prior to February 7, 2005, please see "Certain Information Relating to Our Company Prior to Recent Transactions" beginning on page 101.

        This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our consolidated and combined financial statements, including the notes to those statements, appearing elsewhere in this prospectus. Except where the context requires otherwise, in this prospectus, the terms "company," "CKX," "we," "us" and "our" refer to CKX, Inc., and, where appropriate, its subsidiaries. Except as otherwise noted, all information in this prospectus is based on the assumption that the underwriters do not exercise their over-allotment option. You should carefully consider all information in this prospectus, including the matters discussed in "Risk Factors" beginning on page 13.

CKX, INC.

Our Business

        We are engaged in the ownership, development and commercial utilization of entertainment content. To date, we have focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States, the Pop Idol series in the United Kingdom and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. We believe our corporate management team and our existing infrastructure will enhance and expand commercial opportunities for existing content and enable the companies we acquire or individuals with whom we partner or align to more effectively develop, acquire, license, market and promote content.

        As new technologies emerge and are adopted by consumers, we believe that new modes of distribution of entertainment content will enable consumers to more easily and readily consume content when, where and how they choose. We believe that the ability of consumers to exert greater control over the timing and method of content consumption will increase demand for entertainment content generally and, correspondingly, will increase the value of our globally recognized entertainment properties. We plan to strategically deploy capital in ways which we believe will allow us and our partners to gain or retain greater control over the assets which we and they create and to challenge the existing economic relationship between owners and distributors of content. We do not intend to make significant investments in new technologies, as we believe our ownership, development and control of entertainment content will become more valuable, regardless of which distribution technologies are adopted by consumers.

        Our existing properties have a proven track record of generating recurring revenues across multiple entertainment platforms, including music, film and television; sponsorship, licensing and merchandising; artist management; themed attractions and touring/live events. We are in active discussions with companies and individuals that control other popular entertainment content. We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will support the anticipated growth of our business and enable us to effectively manage the content we already own and additional content we develop or acquire in the future.

Our Strengths

        We believe the following are our key competitive and business strengths.

        Strong Management Team with Successful Track Record.    The members of our senior corporate management group, including Robert F.X. Sillerman, Mitchell J. Slater, Howard J. Tytel and Thomas P. Benson, have worked in the media and entertainment business for an average of 25 years, including almost ten years together as a management team. They previously built, managed, and sold five public companies, the most recent of which was SFX Entertainment, Inc. These companies, in the aggregate, raised over $4.7 billion of capital through external financings and consummated and integrated over 50 acquisitions. Our senior corporate management team has a successful track record of identifying and realizing synergies among unique and diverse businesses and has proven its ability to acquire and integrate these businesses to capitalize on and enhance their combined value.

        Creative and Experienced Managers of Content.    Simon Fuller, the Chief Executive Officer of our recently acquired 19 Entertainment subsidiary and a key member of our management team, has been the driving force behind the creation, development and marketing of multiple globally successful entertainment properties, including the Spice Girls, S Club 7 and, most recently, the IDOLS television show format. Since founding 19 Entertainment in 1985, Mr. Fuller's accomplishments include launching and managing artists, songwriters and producers who have had more than 100 number one albums and 80 number one singles in the United States and United Kingdom. Mr. Fuller also helped launch the television show format behind, and co-executive produces, American Idol, which has consistently occupied two of the top three weekly ratings positions this season for regularly scheduled prime time television shows in the United States, according to Nielsen Media Research. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our company's overall creative direction.

        Jack Soden and Gary Hovey, the Chief Executive Officer and Executive Vice President, respectively, of our Elvis Presley Enterprises, Inc. subsidiary, has each built a strong reputation in his field and contributed to the preservation and enhancement of the popular public image of Elvis Presley. Mr. Soden has managed the operations of Graceland and its related properties, as well as licensing and marketing activities, since Elvis Presley Enterprises was formed in 1981. Mr. Hovey has managed the administration of Elvis' recorded music, music publishing, film and television interests since 1990. Messrs. Soden and Hovey will continue to oversee the operations of the Presley business.

        Each of Messrs. Fuller, Soden and Hovey has entered into a long-term employment agreement with our company. See "Management–Executive Officer Employment Agreements."

        Globally Recognized Content.    The entertainment content we have acquired to date, including, most notably, the rights to the name, image and likeness of Elvis Presley and the IDOLS television show format, has a proven history of generating recurring revenues across multiple platforms. Elvis is the world's most iconic and the best-selling solo musical recording artist in U.S. history, having sold more than one billion albums and singles worldwide and having set records for the most albums and singles that have been certified Gold® and Platinum® by the Recording Industry Association of America (RIAA). In each of the past four years, Forbes Magazine has listed Elvis as the top earning deceased celebrity. During that time, more than eleven million Elvis albums have been sold worldwide and an average of approximately 571,000 people have visited Graceland annually. Adaptations of the IDOLS television show format have been broadcast in over 30 countries around the world, and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets. Every American Idol winner to date has produced a number one album or single, as measured by Nielsen SoundScan, and winners and finalists on IDOLS brand shows, collectively, have had five Platinum® or equivalent and two multi-Platinum® albums and have collectively sold over eleven million albums and singles.

        Access to New Content and Acquisition Opportunities.    We believe that the combination of our management's broad network of relationships in the entertainment industry and the array of globally recognized entertainment content we already own, provides us with a competitive advantage in accessing potential strategic acquisitions and partnerships. In addition, we believe our management's reputation and successful track record have encouraged and will continue to encourage potential partners and sellers of content, including those who might not have previously been willing to consider transaction opportunities, to initiate contact with us regarding partnerships and other transactions.

        Established and Extensive Infrastructure.    We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will allow us to manage and enhance the value of additional companies and content we may acquire. We currently possess in-house capabilities to provide multiple and comprehensive services designed to maximize the brand sustainability and profitability of our talent and content worldwide, including creative development, television production, music recording and publishing, royalty accounting, artist and brand management, touring and live events promotion, licensing and merchandising, and sponsorship sales. With offices in New York, Los Angeles, Memphis, London, Paris and Hamburg, our geographic breadth will help us manage our anticipated growth as we acquire additional assets in the future.

Our Business Strategy

        We intend to leverage our strengths to pursue the growth of our business by utilizing the following strategies.

        Acquire/Partner with Valuable Content.    We plan to make strategic acquisitions of, or partner or align with, individuals or companies that control various forms of entertainment content which could offer multiple revenue opportunities across various entertainment platforms and distribution channels. In some instances, we will seek to acquire control of, or work with partners to enhance, existing content. In other cases, we will seek transaction opportunities with entities or individuals that we believe will allow us and them to create and develop new content.

        Capitalize on Recognition of Existing Properties.    We believe the global recognition of our existing content, including the name, image and likeness of Elvis Presley, the IDOLS television show format and our partnership with David Beckham, a globally recognized celebrity athlete, and Victoria Beckham, a fashion and lifestyle personality whose career Mr. Fuller managed as a member of the Spice Girls and now manages, will provide us with numerous opportunities for substantial growth through new and diverse projects. For example, we intend to license the "Presley" and "Graceland" names for use at Elvis-related attractions or venues in Las Vegas and other strategic locations throughout the world, including in Asia, the Middle East and Europe.

        Diversify and Broaden Revenue Opportunities.    We intend to capitalize on our existing infrastructure and experience across various entertainment platforms and distribution channels to develop additional revenue opportunities for content we currently control or may develop or acquire in the future. We currently have important strategic relationships with sponsors, licensees, merchandisers, promotional and other partners who enhance the consumer awareness and revenue producing potential of our content. We plan to utilize our global capabilities for television production, music publishing, merchandising, live touring, licensing, creative development, royalty accounting, music recording and sponsorship sales to develop revenue opportunities across various entertainment platforms and distribution channels for each of our company's artists under management and our content.

        Capitalize on Technological Advancements.    Distribution models based upon actively marketing and advertising pre-packaged content to consumers are being displaced by consumers' desire and ability to actively seek out and access content and to determine the timing and method of its consumption. As personalized channels of distribution become more prevalent, we believe the demand for and value of popular, high-quality content will increase. While we do not intend to make significant investments in content distribution technologies, we are positioning our company and our content to capitalize on whichever new distribution technologies prevail in the marketplace and are broadly adopted by consumers, including broadband Internet access, satellite/digital cable television, digital video recorders, satellite radio, cellular telephones/personal digital assistants and other devices that support digitally distributed content.

Presley Acquisition

        On February 7, 2005, we acquired an 85% interest in the entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley's television specials, films and certain of his recorded musical works. We decided to launch our content-focused strategy with the acquisition of the Presley business primarily because Elvis Presley is a global icon, the Presley business has proven itself both successful and profitable and because we believe there is potential to significantly enhance and expand the "Elvis" presence both in the United States and throughout the world.

        The Presley business consists primarily of two components: first, intellectual property, including the licensing of the name, image, likeness and trademarks associated with Elvis Presley, as well as other owned and/or controlled intellectual property and the collection of royalties from certain motion pictures, television specials and recorded musical works and music compositions; and second, the operation of the Graceland museum and related attractions and retail establishments, including Elvis Presley's Heartbreak Hotel and other ancillary real estate assets.

        We believe the name, image and likeness of Elvis Presley, as well as related intellectual property assets, are prime examples of the type of content that offers opportunities to generate increased revenues from diverse platforms and distribution channels. While, to date, the Presley business has been successful in accomplishing its primary goal of protecting and preserving the legacy of Elvis Presley, we believe there is a significant opportunity to further enhance the image of Elvis Presley, and develop commercial opportunities for the Presley business. For example, we are exploring opportunities to bring Elvis-related attractions or venues to Las Vegas and other strategic locations throughout the world, including Asia, the Middle East and Europe.

        We are committed to preserving the integrity of the Elvis legacy and to judiciously selecting future commercial opportunities. We have provided for a close and continuing relationship with Lisa Marie Presley and Priscilla Presley. Lisa Marie Presley has retained a 15% interest in the Presley business and is a stockholder in our company. Priscilla Presley is a director of our company and has been engaged as a consultant, under a ten-year consulting agreement.

19 Entertainment Acquisition

        On March 17, 2005, we acquired 19 Entertainment Limited and entered into a long-term employment agreement with Simon Fuller, its founder and the creative force behind its most successful projects. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our overall creative direction.

        19 Entertainment, based in the United Kingdom, is a leading creator, producer and promoter of entertainment properties. Since forming 19 Entertainment in 1985, Mr. Fuller has been instrumental in creating, developing and marketing multiple globally successful and profitable entertainment properties, including the Spice Girls, S Club 7 and, most recently, the IDOLS television show format. Each of these was conceived as a multi-platform entertainment property and has experienced substantial success on a worldwide basis, generating multiple revenue streams, including recorded music, music publishing, television, film, merchandising, sponsorship, artist management and promotion. Mr. Fuller's and 19 Entertainment's success is further evidenced by the following:

  •
  The American Idol series produced the highest rated night of entertainment programming in the Fox television network's history. In the current fourth season to date, the American Idol series has averaged over 26 million viewers per episode, making it the number one or two regularly scheduled program each week in prime time television in the United States, according to Nielsen Media Research.

  •
  The Pop Idol series in the United Kingdom was awarded the 2002 Golden Rose of Montreux as Europe's top television show.

  •
  The Spice Girls music group, launched and initially managed by 19 Entertainment, sold over 40 million albums worldwide between 1996 and 2000, generated multiple global sponsorship deals, performed live concerts in 17 countries and starred in a major motion picture that generated $77.5 million in global box office sales.

  •
  19 Entertainment was instrumental in producing, developing and marketing the S Club 7 platform, which debuted as a scripted television show and subsequently produced four television series which, to date, have aired in more than 100 countries. The show also established a fan base for the teen pop band S Club 7 which, to date, has sold over 10 million albums and singles worldwide.

  •
  Artists, songwriters and producers managed by 19 Entertainment have had more than 80 albums and over 100 singles that have attained number one rankings in the United States and United Kingdom. Artists, songwriters and producers managed or represented by 19 Entertainment have also been awarded an Academy Award™, a Golden Globe™ award, an Ivor Novello™ award and multiple Grammy™ awards.

        19 Entertainment strategically develops and retains an ownership interest in content specifically tailored for distribution across various entertainment platforms in order to capitalize on multiple revenue opportunities. For example, the IDOLS television show was designed to serve as a platform for identifying and validating new talent with proven popularity among mass audiences. In the final competition of American Idol's third broadcast season, over 65 million votes were cast by viewers via telephone and instant text-messaging. The debut album of American Idol's third season winner, Fantasia Barrino, was certified Platinum® with over one million units in sales. We believe this demonstrates that the IDOLS television show format is an effective means of identifying and launching successful new artists with less economic risk than is typical in the music industry.

        Recently, 19 Entertainment entered into a partnership with David Beckham and Victoria Beckham. We believe the partnership with the Beckhams creates an ideal opportunity to develop and share in new and valuable content and relationships, each offering multiple revenue opportunities across various entertainment platforms and distribution channels. We recently announced plans for the Beckham Soccer Academy, which will be developed in partnership with Anschutz Entertainment Group and will offer training facilities and programs for children of all skill levels. The first facility will be located in London and a sister academy is scheduled to open in Los Angeles in late 2005.

        We believe our acquisition of 19 Entertainment complements our acquisition of the Presley business in the development of our content-focused strategy and provides us a global presence with its operations in the United Kingdom, as well as its history of successful projects around the world. We believe Mr. Fuller's approach to the creation, enhancement and continued ownership of content, as well as 19 Entertainment's proven model of value creation across various entertainment platforms and distribution channels, as demonstrated by the IDOLS brand, provides a strong foundation to further enhance our Presley assets, as well as content we may acquire or create in the future.

        Our principal executive offices are located at 650 Madison Avenue, New York, New York 10022 and our telephone number is (212) 838-3100. We maintain a website at www.ckx.com. The information contained on our website is not incorporated by reference and does not constitute a part of this prospectus.

        Trademarks registered in the United States which we own or co-own include American Idol® (registered for certain limited applications, including television shows based on the IDOLS brand), S Club 7®, Elvis®, Elvis Presley®, Graceland® and Heartbreak Hotel®. Unregistered trademarks and trademarks for which registration applications have been filed, which we own or co-own include Pop Idol™, Ruben Studdard™, Clay Aiken™, Will Young™, Fantasia Barrino™, Kelly Clarkson™, Justin Guarini™, All American Girl™ and I Dream™. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered	shares.
Common stock outstanding after this offering	shares.
Use of proceeds	We intend to use the net proceeds of this offering to (i) pay all amounts outstanding under our short term senior credit facilities to the lender thereunder, an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, (ii) pay up to approximately $36.9 million to satisfy the deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash, and (iii) provide additional long-term capital to support the growth of our business, which may include select acquisitions of entertainment properties and businesses. See "Use of Proceeds" for more information and "Certain Relationships and Related Transactions–The Acquisition of 19 Entertainment" for a description of our deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment.
The NASDAQ National Market® symbol	CKXE.

        Except as otherwise noted, the number of shares to be outstanding after this offering excludes:

  •
  5,051,596 shares of common stock issuable upon the exercise of currently exercisable outstanding warrants, of which 4,551,596 expire on February 7, 2007 and 500,000 expire on February 7, 2008;

  •
  1,491,818 shares of common stock issuable upon the conversion of outstanding shares of preferred stock, all of which were convertible as of April 8, 2005;

  •
  3,958,000 shares of common stock reserved for future issuances under our 2005 Omnibus Long-Term Incentive Compensation Plan; and

  •
  shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        Prior to the acquisition of control of our company by a management group led by Robert F.X. Sillerman and our acquisition of the Presley business, each of which occurred on February 7, 2005, our company was a non-operating publicly traded shell company. The following summary historical data was derived from the financial statements of our company, the Presley business and 19 Entertainment appearing elsewhere in this prospectus and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and the Presley business' Combined Financial Statements and Notes thereto and the 19 Entertainment Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus, as well as the information appearing in "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The following tables set forth certain summary historical financial and operating data for each of: our company; the Presley business; and 19 Entertainment. The tables also set forth summary pro forma financial and operating data of our company for the year ended December 31, 2004, giving effect to certain transactions, including the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P. and its affiliate (and the subsequent conversion of their Series A Preferred Stock into shares of common stock), the Presley short term senior loan, the 19 Entertainment short term senior loan, the exercise of certain warrants on February 7 and March 15, 2005, our acquisitions of the Presley business and 19 Entertainment as well as this offering (and the application of the proceeds therefrom), as if each of the foregoing had occurred on January 1, 2004.

CKX, Inc.

	Year Ended December 31, 2004
	Actual CKX	Pro Forma for the Financing Transactions, the Acquisitions and the Offering(a)
		(unaudited)
	(amounts in thousands, except per share data)
Income Statement Data:
Revenue	$—	$134,015
Operating expenses	100	103,421
Depreciation and amortization	—	17,042
Corporate expenses	—	9,500	(b)
Operating income (loss)	(100)	4,002
Minority interest	—	1,200	(c)
Interest expense	20	91
Income tax expense	—	5,473
Loss from continuing operations available to common stockholders	$(120)	$(22,342)
Weighted average number of shares	4,283
Loss per common share	$(0.03)	$
Other Financial Data:
EBITDA(d)	$(100)	$19,852
Balance Sheet Data:
Current assets	$—	$110,872
Total assets	—	456,332
Current liabilites	270	24,843
Total liabilities	270	71,272
Stockholders' equity	(270)	381,351

(a)
See "Unaudited Pro Forma Condensed Combined Financial Information."

(b)
Reflects corporate expenses, including the impact of a lease agreement for corporate office space as well as salaries and benefits for new corporate employees.

(c)
Represents The Promenade Trust's 15% minority interest in the Presley business. Amount reflects guaranteed minimum distribution of $1.2 million per year, as noted elsewhere in this prospectus.

(d)
We define EBITDA as income or loss from continuing operations before interest expense, income tax expense (benefit), depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance that is used by our management to evaluate the performance of our businesses. EBITDA is also used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under US GAAP and it should not be considered as an alternative to net income (loss). Some of these limitations are:

  •
  EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, working capital needs;

  •
  EBITDA does not reflect interest expense, or the cash requirements necessary to service interest expense or principal payments, on our debts;

  •
  EBITDA does not reflect the income tax expense or the cash requirements necessary to pay income taxes on our taxable income;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  Certain companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

  Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our US GAAP results and using EBITDA only supplementally. See "Unaudited Pro Forma Condensed Combined Financial Information" and the statements of operations included in our financial statements.

  EBITDA is calculated as follows:

	Year Ended December 31, 2004
	Actual CKX	Pro Forma for the Financing Transactions, the Acquisitions and the Offering
		(unaudited)
	(amounts in thousands)
Loss from continuing operations	$(120)	$(2,754)
Income tax expense	—	5,473
Interest expense	20	91
Depreciation and Amortization	—	17,042

EBITDA	$(100)	$19,852

Presley Business(a)

	Year Ended December 31,
	2002	2003	2004
	(amounts in thousands)
Income Statement Data:
Revenue	$43,644	$44,376	$41,658
Operating expenses (excluding depreciation and amortization)	30,896	32,359	30,566
Depreciation and amortization	1,123	1,227	1,201
Operating income	11,625	10,790	9,891
Interest expense	1,623	1,362	1,327
Income tax expense	1,863	813	833
Income from continuing operations	8,195	8,706	7,739
Net income	7,475	5,328	7,493
Balance Sheet Data:
Current assets	$7,604	$8,475	$7,113
Total assets	43,124	37,304	36,032
Debt(b)	26,326	26,431	23,582
Other liabilities	12,077	9,214	11,034
Net assets	4,721	1,659	1,416

(a)
The Presley business' summary historical financial data presents amounts at 100% of the Presley business' operating results. We own an 85% interest in the Presley business.

(b)
All of the historical debt was repaid or defeased upon our acquisition of the Presley business on February 7, 2005.

19 Entertainment(a)

	Fiscal Years Ended June 30,
			Six Months Ended December 31, 2004(b)
	2003	2004
	(amounts in thousands)
Income Statement Data:
Revenue	$84,816	$77,272	$31,719
Operating expenses (excluding depreciation and amortization)	71,712	65,334	28,016
Depreciation and amortization	395	461	321
Operating income	12,709	11,477	3,382
Interest expense (income)	6	(64)	(107)
Income tax expense	4,051	3,989	982
Net income	8,652	7,552	2,507
Balance Sheet Data:
Current assets	$33,092	$44,433	$29,091
Total assets	38,879	50,799	36,311
Current liabilites	21,172	32,962	15,864
Total liabilities	25,812	37,822	20,449
Stockholders' equity	13,067	12,977	15,862

(a)
The historical data presented for 19 Entertainment is reflected as converted from UK to US generally accepted accounting principles (GAAP) and translated from U.K. pounds sterling (£) to U.S. dollars ($). For additional information, see "Selected Historical Financial Data."

(b)
19 Entertainment's business is seasonal and the results for the six months ended December 31, 2004 are not necessarily indicative of full year results.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected, the value of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Business

We are dependent upon the continued popularity of a limited number of properties.

        We rely upon the continued popularity of Elvis Presley and the market for products that exploit his name, image and likeness. Although we believe that Elvis' fans will continue to visit Graceland and purchase Elvis-related merchandise, any tarnishing of the public image of Elvis Presley could materially negatively impact our business and results of operations. If the public were to lose interest in Elvis or form a negative impression of him, our business, operating results and financial condition would be materially and adversely affected.

        We also rely heavily on the continued appeal of the IDOLS brand, including the American Idol series in the United States and, to a lesser extent, its foreign adaptations. Our revenues and income derived from those television programs depend primarily upon the continued acceptance of that programming by the public. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is broadcast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. Popularity of programming can also be negatively impacted by excessive broadcasting or telecasting of the programming beyond viewers' saturation thresholds. Regardless of the reason, a decline in the number of television viewers who tune in to the American Idol series and its foreign adaptations could result in lower advertising revenues for the networks that broadcast television shows based on the IDOLS brand and hurt our ability to sell future IDOLS format shows. This, in turn, would have a material adverse effect on our business, operating results and financial condition.

We have a short operating history with respect to our current and proposed businesses, so it will be difficult for investors to predict our future success.

        Our company had no active operations between September 2002 and February 7, 2005, the date on which a management group led by Robert F.X. Sillerman acquired control of our company and we acquired the Presley business. As a result, we have no meaningful operating history for you to evaluate in assessing our future prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company with a limited operating history in our current and proposed businesses. If we are unable to successfully address these risks and difficulties, our business and operating results could be materially adversely affected.

Our success depends, to a significant degree, on our relationships with third parties, including our co-producers, television broadcasters, and record companies.

        Our ability to exploit new entertainment content depends on our ability to have that content produced and distributed on favorable terms. Although we have strong relationships in the entertainment industry, there can be no guarantee that these relationships will endure or that our production and distribution partners will honor their obligations to us. For example, we depend heavily on the companies that co-produce and broadcast the American Idol series in the United States, namely Fox Broadcasting Company and FremantleMedia North America, Inc. We also rely on FremantleMedia to collect and remit to us our share of certain fees that Fox pays for the right to broadcast the American Idol show and certain ancillary revenues. Similarly, we depend on Ronagold Limited, an affiliate of Sony BMG Music Entertainment, to make and distribute recordings by IDOLS winners in the United States, the United Kingdom and other significant markets and to pay us royalties on record sales and advance us monies against those royalties. We advance funds to the winners, after they sign recording contracts, from the monies we receive from Ronagold. Any failure of FremantleMedia, Fox, Ronagold or other third parties on whom we rely to continue to honor their obligations to us and adhere to our past course of dealing and conduct would have a material adverse effect on our ability to realize continued revenues from the American Idol platform. Certain aspects of these important relationships are, as is common in the television production industry, governed by custom and course of conduct rather than by written contract.

If we are unable to complete future acquisitions, our business strategy and stock price may be negatively affected.

        Our ability to identify and take advantage of attractive acquisition opportunities in the future is an important component in the implementation of our overall business strategy. We may be unable to identify, finance or complete acquisitions in the future. If the trading price of our common stock reflects the market's expectation that we will complete acquisitions in the future, then the price of our common stock may drop if we are unable to complete such acquisitions.

        Even if we are able to complete future acquisitions, they could result in our:

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  incurrence of unanticipated liabilities or contingencies from such acquisitions;

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  incurrence of potential operating losses from such acquisitions;

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  engagement in competition with companies then competing with the company we acquire;

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  incurrence of costs relating to possible additional regulatory requirements and compliance costs;

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  issuance of more capital stock, which may dilute our stockholders' percentage ownership in our company;

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  incurrence of additional amounts of debt; and/or

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  amortization expenses related to our goodwill and other intangible assets.

If we are unable to integrate our recent and future acquisitions, our overall business may suffer.

        The successful integration of the Presley business and 19 Entertainment and the acquisition and integration of any additional businesses we may acquire in the future are key elements of our business strategy. The acquisition and integration of additional businesses involve risks, including:

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  the diversion of management's time and attention away from operating our business to acquisition and integration challenges;

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  our entry into markets and geographic areas where we have limited or no experience;

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  the potential loss of key employees, artists or customers of the acquired businesses;

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  the potential need to implement or remediate controls, procedures and policies appropriate for a larger public company at businesses that prior to the acquisition lacked these controls, procedures and policies;

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  the integration of culturally diverse employees; and

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  the need to integrate each business' accounting, information management, human resources, contract and intellectual property management and other administrative systems to permit effective management.

        We may be unable to effectively integrate businesses we have acquired or may acquire in the future without encountering the difficulties described above. Failure to effectively integrate such businesses could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, the combined companies may not benefit as expected from the integration.

We may not be able to manage our expected growth, which could adversely affect our operating results.

        We intend to continue to significantly grow our company's business. Our anticipated growth could place a strain on our management, employees and operations. Our ability to compete effectively and to manage our future growth effectively will depend on our ability to implement and improve financial and management information systems on a timely basis and to effect changes in our business, such as implementing internal controls to handle the increased size of our operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees or our inability to respond effectively to recent growth or plan for future expansion, could adversely affect our results of operations.

Certain affiliates, minority interests and third parties have the right to exploit our intellectual property for commercial purposes and may exercise those rights in a manner that negatively affects our business.

        Certain partners, co-owners and third party licensees have the right to commercially exploit certain of our intellectual property, including through shared music publishing rights, film and television distribution agreements. We receive a share of the resulting revenue. Our revenue share depends on the third party's ability to successfully market that content. If such third party exploits our intellectual property in a manner that diminishes its value, or adversely affects the goodwill associated with such intellectual property, there may be a material adverse effect on our business, prospects, financial condition, results of operations or cash flow and, ultimately, the price of our common stock.

Our intellectual property rights may be inadequate to protect our business.

        Our intellectual property, including the rights to the name, image, and likeness of Elvis Presley, and the name, trademarks and service marks "American Idol" and "Pop Idol", is material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our revenues may be materially adversely affected.

        We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and confidentiality and assignment agreements. Because of the differences in foreign trademark, patent, copyright and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in one country as in another. Although we believe that our intellectual property is enforceable in most jurisdictions, we cannot guarantee such validity or enforceability. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

        We rely on trademarks, trade names, and brand names to distinguish our products, services and content from those of our competitors, and have registered or applied to register some of these trademarks. In addition, FremantleMedia has registered on our behalf some trademarks, which we co-own, including the trademarks "American Idol" and "Pop Idol" and their logos. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products, services and content, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

        Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978 exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys' fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States or the United Kingdom.

        In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley's name, image and likeness. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley's name, image and likeness. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law and certain of those states which have recognized such rights, have imposed certain limitations on the enforcement of these rights. Consequently, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Consequently, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

        As we seek in the future to acquire an owner of content, we will be required to perform extensive due diligence in numerous domestic and foreign jurisdictions, both on the content we seek to acquire, and on the laws of the applicable jurisdiction to protect such content, which will increase the costs associated with such acquisitions.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

        Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly Robert F.X. Sillerman, our Chairman, Chief Executive Officer and President, and Simon Fuller, the Chief Executive Officer of 19 Entertainment. The loss of the services of either of Messrs. Sillerman or Fuller, or one or more key managers or other key creative, marketing or management employees could have a material adverse effect on our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional management and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, financial condition and results of operations.

We may not be able to obtain additional financing on favorable terms, or at all.

        We expect that we will also require additional financing over time. The terms of any additional financing we may be able to procure are unknown at this time. Our access to third party sources of capital will depend, in part, on:

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  general market conditions;

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  the market's perception of our then-current performance and growth potential;

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  our then-current debt levels;

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  our then-current and expected future earnings;

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  our cash flow; and

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  the market price per share of our common stock.

        Any future debt financing or issuances of preferred stock that we may make will be senior to the rights of holders of our common stock, and any future issuances of equity securities will result in the dilution of the then-existing stockholders' proportionate equity interest.

Our overhead costs may materially adversely affect our financial position and/or stock price.

        We have incurred substantial overhead costs, including entering into long-term employment agreements with our key executives and entering into a long-term lease for our corporate offices, in anticipation of completing future acquisitions. If we are unable to complete acquisitions in the future or create substantial internal growth, our overhead costs would be disproportionately high for a company of our size and our income would be insufficient to pay for these overhead costs.

Certain of our obligations require that a significant part of our cash flow be used to fund these obligations.

        The annual dividend requirements on our outstanding Series B Convertible Preferred Stock total $1,826,000 and the annual payments on a note payable to Priscilla Presley are $550,000. In addition to making dividend payments on our preferred stock and interest payments on our debt, under the terms of a stockholders agreement and charter and the operating agreement of certain of our subsidiaries, we are required to make future minimum annual distributions of $1.2 million for each full calendar year to The Promenade Trust, a Tennessee grantor trust established for the benefit of Lisa Marie Presley.

        Our obligations could have important consequences to us and investors in our securities. These include:

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  We will have to use a significant part of our cash flow to pay the dividends on the Series B Convertible Preferred Stock and to satisfy the other obligations set forth above, which will reduce the capital available for operations and expansion;

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  We may not be able to satisfy all of our obligations, including, but not limited to, our obligations under our Series B Convertible Preferred Stock; and

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  We could have difficulties obtaining necessary financing in the future for working capital, capital expenditures, debt service requirements, refinancings or other purposes.

We intend to continue to expand our operations internationally, which will expose us to new risks.

        A key element of our business strategy, which we have begun to implement through the acquisition of 19 Entertainment, is to expand our operations internationally, both through acquisitions and internal growth. Such expansion will require us to understand local customs, practices and competitive conditions as well as develop a management infrastructure to support our international operations. International operations, including operating the business of 19 Entertainment, are also subject to certain risks inherent in doing business abroad, including:

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  fewer intellectual property protections and the potential difficulty in enforcing intellectual property rights in some foreign countries;

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  general economic and political conditions in the countries where we operate may have an adverse effect on our operations in those countries or may not be favorable to our growth strategy;

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  foreign customers may have longer payment cycles than customers in the United States;

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  failure to comply with U.S. Department of Commerce export controls;

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  tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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  challenges caused by distance, language and cultural differences;

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  unexpected changes in regulatory requirements;

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  the difficulties associated with managing a large organization spread throughout various countries;

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  the risk that foreign governments may adopt regulations or take other actions that would have a direct or indirect adverse impact on our business and market opportunities; and

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  the difficulty of enforcing agreements and collecting receivables through some foreign legal systems.

        As we continue to expand our business internationally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations, including the operations of 19 Entertainment. Any of these risks could adversely affect the operations of 19 Entertainment and any of our other international operations and, consequently, our business, financial condition and results of operations.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

        As we expand our international operations, more of our customers may pay us in foreign currencies. Currently, we receive payments from FremantleMedia with respect to our IDOLS agreement in U.S. dollars and U.K. pounds sterling. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

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  We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

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  We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

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  We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

We depend upon distributions from our operating subsidiaries to fund our operations and may be subordinate to the rights of their existing and future creditors.

        We conduct substantially all of our operations through our subsidiaries. Our subsidiaries must first satisfy their cash needs, which includes service of debt under our short term senior credit facilities, and may include salaries of our executive officers, insurance, professional fees and service of other indebtedness that may be outstanding at various times. Financial covenants under future credit agreements, or provisions of the laws of Delaware, where we are organized, or Tennessee or England and Wales, where certain of our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient dividend, distribution or other payments to us. Creditors of our subsidiaries (including trade creditors) will be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. By virtue of our holding company status, our Series B Convertible Preferred Stock is structurally junior in right of payment to all existing and future liabilities of our subsidiaries. The inability of our operating subsidiaries to make distributions to us could have a material adverse effect on our business, financial condition and results of operations.

The concentration of ownership of our capital stock with our executive officers and directors and their affiliates will limit your ability to influence corporate matters.

        As of April 8, 2005, our executive officers and directors together beneficially owned approximately 56% of our outstanding capital stock, assuming no officer or director has exercised any warrants he or she may hold. Upon completion of this offering, our executive officers and directors will together beneficially own approximately            % of our outstanding capital stock, assuming the underwriters do not exercise their over-allotment option. In particular, following this offering, Mr. Sillerman, the chairman of our board of directors, will control approximately             % of our outstanding capital stock. Mr. Sillerman will therefore have the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our charter, approval of any equity-based employee compensation plan and any merger, consolidation or sale of all or substantially all of our assets. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

Our management information, internal controls and financial reporting systems may need further enhancements and development to comply with the Sarbanes-Oxley Act of 2002.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2005. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on management's evaluation of our system of internal controls. We are in the process of documenting and testing our system of internal controls to provide the basis for this report. At this time, due to the ongoing evaluation and testing, no assurances can be given that there may not be significant deficiencies or material weaknesses that would be required to be reported. Any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

        Further, the growth and diversification of our business through acquisitions complicates the process of developing, documenting and testing internal controls. Owners of content we may seek to acquire may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are subject to extensive governmental regulation, and our failure to comply with regulations could adversely affect our results of operations, financial condition and business.

        Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

        Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations. As a developer and distributor of entertainment content, we may face potential liability for any of:

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  defamation;

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  invasion of privacy;

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  copyright infringement;

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  actions for royalties and accountings;

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  trademark misappropriation;

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  trade secret misappropriation;

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  breach of contract;

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  negligence; and/or

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  other claims based on the nature and content of the materials distributed.

        These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Risks Related to Our Common Stock and this Offering

Future sales, or the availability for sale, of our common stock may cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock.

        Based on the number of shares outstanding as of            , 2005, upon completion of this offering we will have             shares of common stock outstanding, assuming no exercise of the underwriters'

over-allotment option, conversion of outstanding preferred stock or exercise of outstanding warrants to purchase 5,051,596 shares of our common stock, all of which are currently exercisable and of which warrants to purchase 4,551,596 shares of our common stock expire on February 7, 2007 and warrants to purchase 500,000 shares of our common stock expire on February 7, 2008, at a weighted average price of $2.79 per share. From time-to-time, we may issue additional warrants and options to associates, non-employee directors and consultants pursuant to our equity incentive plans.

        We have entered into lock-up agreements with our officers, directors and certain employees and other securityholders, representing the holders of 72,444,934 shares of our outstanding common stock, assuming the conversion of outstanding preferred stock and exercise of outstanding warrants held by such securityholders.

        Additionally, in connection with this offering, we, along with our executive officers, directors and certain of our stockholders, have agreed, subject to limited exceptions, not to sell or transfer any shares of common stock for 180 days after the date of this offering without the underwriters' consent. However, after consideration of certain factors, including, among others, our contractual lock-up agreements with the holders of a significant amount of our outstanding capital stock, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-ups expire and the reasons for, and the timing of, the request, the underwriters may release these shares from such restrictions at any time. See "Shares Eligible for Future Sale" below for a more detailed description of the restrictions on selling shares of our common stock after this offering.

We do not anticipate paying dividends on our common stock in the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

        We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of our short term senior credit facilities prohibit the payment of cash dividends on our common stock.

Our stock price has been volatile, and our stockholders may not be able to resell their shares, at or above the price they paid.

        The price of our common stock has been extremely volatile following the announcement of our recent acquisitions. On December 15, 2004, immediately prior to the announcement of our entering into definitive agreements to acquire the Presley business, our common stock closed at a trading price of $0.10 per share. On March 18, 2005, the day we announced our acquisition of 19 Entertainment, our common stock closed at a trading price of $26.73 per share. The current trading price of our common stock may not be indicative of prices that may prevail in the trading market following the completion of this offering.

        The public market for our common stock has been limited. There can be no assurance that this limited market will be sustained. In addition, without giving effect to this offering, the number of registered or freely tradeable shares in the public market represents only 3.0% of the shares of common stock outstanding, and only 2.7% of the shares of common stock outstanding on a fully diluted basis. After giving effect to this offering, the number of registered or freely tradeable shares in the public market represents            % of the total shares of common stock outstanding, and            % of the shares of common stock outstanding on a fully diluted basis.

        The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The fluctuations could cause you to lose part or all of your investment in our common stock. The market price of our common stock could fluctuate significantly as a result of:

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  changes in expectations of our future financial performance or changes in financial estimates, if any, of public market analysts;

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  announcements relating to our business or the business of our competitors;

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  conditions generally affecting the entertainment content industry;

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  significant changes in the popularity of Elvis Presley and broadcasts based on the IDOLS brand, including the American Idol and Pop Idol series;

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  the success of our operating or acquisition strategy;

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  the operating and stock price performance of other comparable companies;

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  the termination of any of our material contracts;

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  regulatory or legislative changes; and

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  general economic conditions, including inflation and unemployment rates.

        The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

        Additional risks may exist since we became public through acquiring control of an existing inactive public company. Presently, our common stock is not covered by any securities analysts of major brokerage firms. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to that volatility. Our common stock may not trade at the same levels as the stock of similar companies, and the market in general may not sustain its current prices. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources and disrupt our business, financial condition and results of operations.

New stockholders will incur substantial and immediate dilution as a result of this offering.

        The public offering price of our common stock is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur substantial and immediate dilution. At the public offering price of $             per share, purchasers in this offering will experience immediate and substantial dilution of approximately $             per share, representing the difference between our historical net tangible book value per share after giving effect to this offering and the public offering price. In addition, purchasers of common stock in this offering will have contributed approximately            % of the aggregate price paid by all purchasers of our stock but will own only approximately            % of our common stock outstanding after this offering. In addition, we have issued warrants to acquire common stock at prices significantly below the public offering price. To the extent such warrants are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution" for a further description of the effects of dilution on investors in this offering.

We may apply a portion of the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

        We intend to use the net proceeds of this offering to (i) pay all amounts outstanding under our short term senior credit facilities, (ii) pay up to approximately $36.9 million to satisfy the deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash, and (iii) provide additional long-term capital to support the growth of our business, which may include select acquisitions of entertainment properties and businesses. Our management will retain broad discretion to expend the portion of the net proceeds of this offering not used for the purposes listed above. If management fails to use the remaining proceeds effectively, our operating results may not improve and the value of your investment may not increase. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds from this offering and "Certain Relationships and Related Transactions–The Acquisition of 19 Entertainment" for a description of our deferred consideration obligations in connection with our acquisition of 19 Entertainment.

Certain provisions of Delaware law and our charter documents could discourage a takeover that stockholders may consider favorable.

        Certain provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

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  Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, subject to the right of the stockholders to elect a successor at the next annual or special meeting of stockholders, which limits the ability of stockholders to fill vacancies on our board of directors.

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  Our stockholders may not call a special meeting of stockholders, which would limit their ability to call a meeting for the purpose of, among other things, voting on acquisition proposals.

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  Our by-laws may be amended by our board of directors without stockholder approval, provided that stockholders may repeal or amend any such amended by-law at a special or annual meeting of stockholders.

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  Our by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written action in lieu of a meeting.

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  Our certificate of incorporation does not provide for cumulative voting in the election of directors, which could limit the ability of minority stockholders to elect director candidates.

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  Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders' meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

  •
  Our board of directors may authorize and issue, without stockholder approval, shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire our company.

        As a Delaware corporation, we have elected to be exempt from the restrictions imposed under Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified therein, a Delaware corporation will not engage in any business combination, which generally includes mergers, consolidations or acquisitions of additional shares of the corporation, with an interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder with certain exceptions, unless the corporation's board of directors and stockholders approve the business combination in a prescribed manner. However, following this offering and subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. See "Anti-takeover effects of Delaware law, our certificate of incorporation and by-laws" for a description of Section 203.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that address, among other things, the popularity of our entertainment properties, our ability to retain key executives, the willingness of third parties to continue to produce, distribute and promote our entertainment properties, market acceptance of our products and services, expansion into new targeted markets, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. These statements may be found in the sections of this prospectus titled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in this prospectus generally. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intends," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of such terms or other comparable terminology. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. We undertake no obligation beyond that required by law to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

        We will receive approximately $251.8 million in net proceeds from our sale of             shares of common stock in this offering, at an offering price of $            per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering as follows:

  (i)
  We will pay $39.4 million, plus amounts necessary to pay any accrued interest, owed by our operating subsidiary to an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, under a short term senior credit facility incurred in connection with our acquisition of the Presley business. The Presley short term senior loan made under this credit facility matures on February 6, 2006, on which date we must repay the loan at 101% of its principal amount plus accrued and unpaid interest. The Presley short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005, and (c) 600 basis points at all times thereafter through maturity. We are required to repay the loan with the proceeds from a public offering of securities, and certain other capital raising activities.

  (ii)
  We will pay $109.0 million, plus amounts necessary to pay any accrued interest, owed by our operating subsidiary to an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, under a short term senior credit facility incurred in connection with our acquisition of 19 Entertainment. The 19 Entertainment short term senior loan made under this credit facility matures on February 6, 2006. The 19 Entertainment short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity. We are required to repay the loan with the proceeds from a public offering of securities, and certain other capital raising activities.

  (iii)
  We will pay up to approximately $36.9 million to satisfy the deferred consideration obligation incurred in connection with our acquisition of 19 Entertainment, to the extent paid in cash. Under our share purchase agreement with 19 Entertainment and the former holders of its capital stock dated March 17, 2005, the additional consideration is payable on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005, and (ii) December 30, 2005. Under different circumstances, the additional consideration is payable in cash or shares of common stock.

  (iv)
  The remainder of the net proceeds will be used to provide additional long-term capital to support the growth of our business, which may include select acquisitions of, or investments in, entertainment properties and businesses. We currently have no definitive agreements with respect to any such acquisitions or investments, although we periodically engage in discussions regarding various types of transactions.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, other than for the purposes listed above. Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering not used for the purposes listed above.

        An affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, is a lender to us under our short term senior credit facilities and will receive $148.4 million, plus accrued interest, of the net proceeds from this offering in repayment of outstanding amounts owed to it under our short term senior credit facilities as described above. Lehman Brothers Inc. has agreed to act as "qualified independent underwriter" as that role is defined by Rule 2720 of the National Association of Securities Dealers, Inc. For a description of Bear, Stearns & Co. Inc.'s relationship with us, see "Underwriting."

PRICE RANGE OF COMMON STOCK

        Since March 1, 2005, our common stock has been quoted on The NASDAQ National Market® under the symbol "CKXE." Prior to that, since May 1999, our common stock was quoted on The OTC Bulletin Board under the symbol "SPEA.OB." The following table sets forth the high and low closing sale prices of our common stock as reported on The NASDAQ National Market® and the high and low closing bid prices of our common stock, as quoted on The OTC Bulletin Board, for each of the periods listed.

	High	Low
2005
The NASDAQ National Market®
April 1, 2005 to April 8, 2005	$23.65	$21.61
March 18, 2005 to March 31, 2005(1)	$26.73	$23.20
March 1, 2005 to March 17, 2005	$18.48	$15.68
OTC Bulletin Board
February 8, 2005 to February 28, 2005(2)	$21.49	$14.70
January 1, 2005 to February 7, 2005	$13.40	$7.75
2004
December 16, 2004 to December 31, 2004(3)	$9.15	$6.41
October 1, 2004 to December 15, 2004	$0.20	$0.07
Third Quarter	$0.10	$0.09
Second Quarter	$0.16	$0.12
First Quarter	$0.08	$0.06
2003
Fourth Quarter	$0.03	$0.03
Third Quarter	$0.02	$0.02
Second Quarter	$0.02	$0.01
First Quarter	$0.03	$0.01

(1)
On March 18, 2005, we announced the consummation of our acquisition of 19 Entertainment.

(2)
On February 8, 2005, we announced the consummation of (i) the February 7, 2005 acquisition of control of our company by a management group led by Robert F.X. Sillerman, and (ii) our company's February 7, 2005 acquisition of an 85% interest in the Presley business.

(3)
On December 16, 2004, we announced the execution of definitive agreements pursuant to which (i) a management group led by Robert F.X. Sillerman would acquire control of our company, and (ii) our company would acquire an 85% interest in the Presley business.

        The last closing sale price of our common stock as reported on The NASDAQ National Market® on April 8, 2005 was $23.24 per share. As of April 8, 2005, we had approximately 1,205 holders of record of our common stock, including record holders and individual participants in a security position listing.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. We do, however, intend to pay cash dividends of $1,826,000 per year on our outstanding Series B Convertible Preferred Stock.

        The terms of our short term senior credit facilities and other indebtedness limit our ability to pay dividends on our common stock. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2004. We present capitalization on an actual basis, pro forma to give effect to the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P and its affiliate (and the subsequent conversion of their Series A Preferred Stock into shares of common stock), our acquisitions of the Presley business and 19 Entertainment, the Presley and 19 Entertainment short term senior loans and the exercise of certain warrants on February 7 and March 15, 2005, and to give effect to our receipt of the estimated net proceeds from the sale by us of              shares of common stock offered in this offering at an offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses (and the application of the proceeds therefrom).

	December 31, 2004
	Historical CKX (formerly SPEA)	Pro Forma for the Financing Transactions and the Acquisitions		Pro Forma for the Financing Transactions, the Acquisitions and the Offering
	(amounts in thousands)
Cash and cash equivalents	$—	$8,762		$75,222

Capitalization:
Debt	$—	$151,890		$3,500
Stockholders' equity:
Preferred stock	— (1)	22,825	(2)	22,825	(2)
Common stock	6,114 (3)	—	(4)	—	(4)
Additional paid-in capital	12,249	110,852		362,602
Accumulated deficit	(18,633)	(871)		(4,076)

Total stockholders' equity	(270)	132,806		381,351

Total capitalization	$(270)	$284,696		$384,851

(1)
At December 31, 2004, there were 5,000,000 shares of preferred stock, no par value, authorized and no shares issued and outstanding.

(2)
75,000,000 shares of preferred stock, par value $.01, authorized and 1,491,818 shares outstanding (pro forma and as adjusted). The pro forma calculation does not give effect to the change from no par value per share to $.01 par value per share from our reorganization on March 25, 2005.

(3)
At December 31, 2004, there were 100,000,000 shares of common stock, no par value, authorized and 4,283,061 shares issued and outstanding.

(4)
200,000,000 shares of common stock, par value $.01, authorized and 68,444,195 shares issued and outstanding (pro forma), and                 shares issued and outstanding (as adjusted). The pro forma calculation does not give effect to the change from no par value per share to $.01 par value per share from our reorganization on March 25, 2005.

        Our capitalization information represented above excludes:

  •
  5,051,596 shares of common stock issuable upon the exercise of currently exercisable and outstanding warrants, of which 4,551,596 expire on February 7, 2007 and 500,000 expire on February 7, 2008;

  •
  1,491,818 shares of common stock issuable upon the conversion of outstanding shares of preferred stock, all of which were convertible as of April 8, 2005; and

  •
  3,958,000 shares of common stock reserved for future issuances under our 2005 Omnibus Long-Term Incentive Compensation Plan.

DILUTION

        Our net tangible book value as of December 31, 2004 was approximately $                  , or $                  per share of common stock. Net tangible book value per share represents (i) our total assets less goodwill and other intangibles and total liabilities divided by (ii) the number of shares of common stock outstanding as of December 31, 2004. After giving effect to the completion of this offering (and the application of the net proceeds therefrom), our pro forma net tangible book value as of December 31, 2004 would have been $                   million, or $                  per share. This represents an immediate increase in net tangible book value to existing stockholders of $                  per share and an immediate dilution to new investors of $                  per share.

        The following table illustrates this per share dilution:

Assumed public offering price per share	$
Net tangible book value per share as of December 31, 2004	$
Increase in pro forma net tangible book value per share resulting from this offering
Pro forma net tangible book value per share after this offering

Dilution per share to new investors	$

        The following table summarizes, on the pro forma basis set forth above, as of December 31, 2004, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming a public offering price of $                  per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percent		Amount	Percent
Existing stockholders			%			%	$
New investors

Total		100%			100%

        There were no warrants outstanding prior to December 31, 2004. To the extent that currently outstanding warrants are exercised, new investors will experience further dilution. As of April 8, 2005, warrants to purchase 5,051,596 shares of common stock were outstanding at a weighted average exercise price of $2.79 per share. Of the total number of outstanding warrants, warrants to purchase 4,551,596 shares of our common stock expire on February 7, 2007 and warrants to purchase 500,000 shares of our common stock expire on February 7, 2008. Assuming these warrants are exercised, new investors will own approximately    % of our outstanding shares while contributing approximately    % of the total amount paid to fund our company.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        Our Unaudited Pro Forma Condensed Combined Financial Information reflect the consummation of the various transactions that resulted in our acquisitions of the Presley business and 19 Entertainment (including the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P. and its affiliate (and the subsequent conversion of their Series A Preferred Stock into shares of common stock), the Presley short term senior loan, the 19 Entertainment short term senior loan and the exercise of certain warrants on February 7, 2005 and March 15, 2005) as well as the completion of this offering (and the application of the proceeds therefrom).

The RFX Investment

        RFX Acquisition LLC invested in our company on February 7, 2005, pursuant to a Stock Purchase Agreement dated as of December 15, 2004 and amended as of February 7, 2005. In accordance with the terms of that agreement, RFX Acquisition LLC contributed $3,046,407 in cash to our company in exchange for 30,464,072 newly issued shares of common stock and warrants to purchase (i) 6,828,938 shares of common stock at $1.00 per share, (ii) 6,828,938 shares of common stock at $1.50 per share, and (iii) 6,828,939 shares of common stock at $2.00 per share. Simultaneous with this exchange, RFX Acquisition LLC also acquired an aggregate of 2,240,397 shares of common stock directly from certain former principal stockholders at a price of $0.10 per share. Immediately following the consummation of its investment in our company, RFX Acquisition LLC distributed all of its shares of common stock and its warrants to its members, including our Chief Executive Officer, Mr. Sillerman, and certain members of our company's senior management. In order to provide additional capital to our company, certain recipients of the warrants, including Mr. Sillerman, and other members of our company's senior management, immediately exercised an aggregate of five million of the $1.00 warrants for additional consideration to our company of $5,000,000.

The Presley Acquisition

        We acquired our 85% interest in the Presley business on February 7, 2005, pursuant to a Contribution and Exchange Agreement dated December 15, 2004 and amended on February 7, 2005 by and among our company, The Promenade Trust and RFX Acquisition LLC. The Promenade Trust historically directly owned and operated the assets and businesses of Elvis Presley existing at the time of Elvis' death and has owned and operated those businesses and assets acquired and/or created after Elvis' death through its ownership of 100% of Elvis Presley Enterprises, Inc. Prior to consummation of our acquisition of the Presley business, The Promenade Trust contributed the Presley assets and businesses not owned by Elvis Presley Enterprises, Inc. to a newly formed Tennessee limited liability company, Elvis Presley Enterprises, LLC.

        At the closing of the acquisition of the Presley business, The Promenade Trust contributed to our company 85% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 85% of the outstanding membership interests of Elvis Presley Enterprises, LLC. In exchange, The Promenade Trust received from us, $50,125,000 in cash, 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock valued at $22,825,000, and 500,000 shares of our common stock valued at $7.67 per share (which represents the three day average of the closing sales price of our common stock following public announcement of the acquisition of the Presley business). In addition, at closing, we repaid $25,125,000 of outstanding indebtedness of the Presley business. The Promenade Trust continues to own 15% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 15% of the outstanding membership interests of Elvis Presley Enterprises, LLC.

  The Graceland Lease

        We have entered into a 90-year lease with The Promenade Trust for the Graceland mansion, under which we have the exclusive right to conduct all business operations of and at Graceland, including receipt of all revenue generated in connection with such operations. At the end of the term of the lease, The Promenade Trust has the right to reclaim the mansion property. We prepaid approximately $3.0 million of rent at closing of the acquisition of the Presley business, and will make monthly payments of $1.00 per month during the term of the lease. Under the terms of the lease, we are responsible for all costs and expenses arising from or related to the operation of Graceland. We have also acquired all worldwide rights, title and interest in and to the name "Graceland," which name may be used at additional themed locations as well as at the Graceland mansion in Memphis, Tennessee.

        We have also entered into a license arrangement for the use of personal items which were owned by Elvis Presley at the time of his death and which are currently owned by The Promenade Trust. Under the terms of the license, subject to certain limitations, we have the right to use such items, including the right to move and display such items, in furtherance of the Presley business.

  Series B Convertible Preferred Stock

        As part of the consideration for the contribution of The Promenade Trust's assets, we issued 1,491,817 shares of Series B Convertible Preferred Stock valued at $22,825,000. The terms of our Series B Convertible Preferred Stock are described elsewhere in this prospectus under the heading "Description of Capital Stock–Series B Convertible Preferred Stock."

  Series C Convertible Preferred Stock

        As further consideration for the contribution of The Promenade Trust's assets, we issued to The Promenade Trust one share of Series C Convertible Preferred Stock valued at $10.00. The terms of our Series C Convertible Preferred Stock are described elsewhere in this prospectus under the heading "Description of Capital Stock–Series C Convertible Preferred Stock."

  Priscilla Presley Transaction

        In connection with the acquisition of our 85% interest in the Presley business, we acquired from Priscilla Presley all commercial rights held by Ms. Presley to use the name "Presley" in connection with our use and exploitation of the assets acquired from The Promenade Trust, as well as all of Ms. Presley's rights, if any, to the name Graceland. The purchase price for the rights acquired from Priscilla Presley was $6.5 million, with $3.0 million paid in cash at the closing and $3.5 million paid in the form of an eight year subordinated promissory note. The promissory note bears interest at a rate of 5.385% per year and requires annual payments of $550,000. We have also entered into a new ten year consulting agreement with Ms. Presley pursuant to which she will be paid $560,000 per year in exchange for consulting services.

  The Huff Alternative Fund, L.P. Investment

        Simultaneous with the acquisition of control of our company by a management group led by Robert F.X. Sillerman, and our acquisition of the Presley business, The Huff Alternative Fund, L.P. and its affiliate contributed to our company an aggregate of $43,818,595 in cash in exchange for: (i) 2,172,400 shares of our Series A Preferred Stock, (ii) 3,706,052 newly issued shares of our common stock, (iii) warrants to purchase 1,860,660 shares of our common stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of our common stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of our common stock at $2.00 per share.

        On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Preferred Stock outstanding. As a result of such conversion, we will record a non-cash dividend of $17.8 million in our financial statements for the quarter ended March 31, 2005.

  The Presley Short Term Senior Loan

        A portion of the cash consideration we paid for the acquisition of our 85% interest in the Presley business was obtained through a $39.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The terms of the Presley short term senior loan are described elsewhere in this prospectus under the heading "Description of Certain Indebtedness–Short Term Senior Credit Facilities." We anticipate repaying the entire balance of the Presley short term senior loan with the proceeds of this offering. When repaid, we will record a non-cash charge relating to the write-off of any then unamortized portion of deferred loan costs, which were $0.7 million at the commencement of the loan.

19 Entertainment Acquisition

        On March 17, 2005 we acquired all the issued and outstanding shares of 19 Entertainment from the holders of its capital stock, including Simon Fuller, the Chief Executive Officer of 19 Entertainment, for total consideration of £64.5 million ($124.4 million) in cash and 1,870,558 unregistered shares of common stock valued at $16.83 per share (which represents the average of our company's closing stock prices for the two days prior to and the day of the acquisition), each paid at closing, and an additional £19.2 million ($36.9 million) in either cash or additional shares of common stock to be paid on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005, and (ii) December 30, 2005.

        Under different circumstances, the additional consideration is payable in cash or shares of common stock. The additional consideration can be requested in common stock by Mr. Fuller and his nominee company. If Mr. Fuller does not request this payment in common stock and we have not completed any public sale or offering of equity securities in excess of $40.0 million on or before June 30, 2005, the full amount of such additional consideration is payable in registered common stock at our option.

  The 19 Entertainment Short Term Senior Loan

        A portion of the cash consideration we paid for the acquisition of 19 Entertainment was obtained through a $109.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The terms of the 19 Entertainment short term senior loan are described elsewhere in this prospectus under the heading "Description of Certain Indebtedness–Short Term Senior Credit Facilities." We anticipate repaying the entire balance of the 19 Entertainment short term senior loan with the proceeds of this offering. When repaid, the company will record a non-cash charge relating to the write-off of any then unamortized portion of deferred loan costs, which were $2.1 million at the commencement of the loan.

  Warrant Exercise

        In order to fund the remaining portion of the cash consideration for the acquisition of 19 Entertainment, and to provide our company with additional working capital, on March 15, 2005, certain members of senior management, The Huff Alternative Fund, L.P. and its affiliate exercised a total of 16,517,199 warrants for an aggregate exercise price of $25.0 million.

Basis of Presentation of Unaudited Pro Forma Condensed Combined Financial Information

        Our Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2004 is presented as if we had completed the various transactions that resulted in our acquisitions of the Presley business and 19 Entertainment (including the acquisition of control of our company by a management group led by Robert F.X. Sillerman, the investment in our company by The Huff Alternative Fund, L.P. and its affiliate (and the subsequent conversion of their Series A Preferred Stock into shares of common stock), the Presley short term senior loan, the 19 Entertainment short term senior loan, the exercise of certain warrants on February 7 and March 15, 2005, as well as this offering (and the application of the proceeds therefrom as described under "Use of Proceeds") as of December 31, 2004.

        Our Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2004 is presented as if we had completed the transactions described above (including this equity offering and the application of the proceeds therefrom as described under "Use of Proceeds") on January 1, 2004.

        Our Unaudited Pro Forma Condensed Combined Financial Statements are based upon available information and upon certain estimates and assumptions as described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The allocation of the purchase price of the Presley business and 19 Entertainment is based upon preliminary estimates made by management.

        These estimates and assumptions are preliminary and have been made solely for purposes of developing these Unaudited Pro Forma Condensed Combined Financial Statements. Our Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, our historical financial statements and the related notes to such financial statements which are incorporated herein by reference, and the historical financial statements of the Presley business and 19 Entertainment, which are contained elsewhere in this prospectus. The historical financial statements of 19 Entertainment are prepared on the basis of accounting principles generally accepted in the United Kingdom (UK GAAP), which differ in certain respects from accounting principles generally accepted within the United States (US GAAP). These consolidated financial statements and consolidated interim financial statements, which are included elsewhere in this prospectus, include reconciliations of net income and shareholder's equity between UK GAAP and US GAAP as of and for the two years ended June 30, 2004 in note 24 to the consolidated financial statements and as of December 31, 2004 and for the six months ended December 31, 2004 and 2003 in note 14 to the consolidated interim financial statements.

        The amounts presented below in the unaudited Pro Forma Condensed Combined Statement of Operations of 19 Entertainment for the twelve months ended December 31, 2004 have been derived from adding the audited consolidated financial statements for the year ended June 30, 2004 to the unaudited consolidated interim financial statements for the six months ended December 31, 2004 and subtracting the unaudited consolidated interim financial statements for the six months ended December 31, 2003, all of which are included elsewhere in this prospectus. Amounts presented below for the twelve months ended December 31, 2004 have been translated from U.K. pounds sterling into U.S. dollars using an exchange rate of $1.84 to one U.K. pound sterling. The amounts presented below in the unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2004 have been translated from the unaudited consolidated balance sheet from U.K. pounds sterling into U.S. dollars using an exchange rate of $1.93 to one U.K. pound sterling.

        Our Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto contain forward-looking statements that involve risks and uncertainties. Therefore, our actual results may vary materially from those discussed herein. Our Unaudited Pro Forma Condensed Combined Financial Statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor are they indicative of our future results.

CKX, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2004
(amounts in thousands)

	Historical CKX (formerly SPEA)	Financing Transactions Adjustments	Historical Presley Business	Presley Business Acquisition Adjustments	Historical 19 Entertainment	19 Entertainment Acquisition Adjustments	Pro Forma for the Financing Transactions and the Acquisitions	Offering Adjustments	Pro Forma for the Financing Transactions, the Acquisitions and the Offering
		(Note 1)		(Note 2)	(Note 3) (Note 6)			(Note 5)
Assets:
Cash and cash equivilants	$—	$219,850	$201	$(83,775)	$353	$(127,867)	$8,762	$66,460	$75,222
Other current assets	—	—	6,912	—	28,738	—	35,650	—	35,650
Property and equipment, net	—	—	21,158	4,073	2,065	—	27,296	—	27,296
Intangible assets, net	—	—	2,141	105,362	202	199,886	307,591	—	307,591
Other assets	—	3,205	5,620	—	4,953	—	13,778	(3,205)	10,573

Total Assets	$—	$223,055	$36,032	$25,660	$36,311	$72,019	$393,077	$63,255	$456,332

Liabilities and Stockholders' Equity:
Current liabilities	$270	$(270)	$8,979	$—	$15,864	$36,900	$61,743	$(36,900)	$24,843
Seller debt	—	—	23,582	(23,582)	—	—	—	—	—
Short term senior loans	—	148,390	—	—	—	—	148,390	(148,390)	—
Note payable	—	—	—	3,500	—	—	3,500	—	3,500
Deferred tax liability	—	—	—	16,789	—	19,500	36,289	—	36,289
Other liabilities	—	—	2,055	—	4,585	—	6,640	—	6,640

Total liabilities	270	148,120	34,616	(3,293)	20,449	56,400	256,562	(185,290)	71,272
Minority interest	—	—	—	3,709	—	—	3,709	—	3,709
Stockholders' equity (deficiency):	—
Series B convertible preferred stock	—	—	—	22,825	—	—	22,825	—	22,825
Common stock	6,114	(6,114)	—	—	—	—	—	—	—
Additional paid-in-capital	12,249	31,616	—	3,835	9,020	22,461	110,852	251,750	362,602
		10,878 14,679 6,114
Retained earnings/(accumulated deficit)	(18,633)	17,762	1,416	(1,416)	6,842	(6,842)	(871)	(3,205)	(4,076)

Total stockholders' equity (deficiency)	(270)	74,935	1,416	25,244	15,862	15,619	132,806	248,545	381,351

Total Liabilities and Stockholders' Equity (Deficiency)	$—	$223,055	$36,032	$25,660	$36,311	$72,019	$393,077	$63,255	$456,332

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

CKX, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended December 31, 2004
(amounts in thousands, except per share amounts)

	Historical CKX (formerly SPEA)	Financing Transactions Adjustments	Historical Presley Business	Historical 19 Entertainment	Acquisition Adjustments	Pro Forma for the Financing Transactions and the Acquisitions	Offering Adjustments	Pro Forma for the Financing Transactions, the Acquisitions and the Offering
		(Note 4A)			(Note 4)		(Note 5)
Revenue	$—	$—	$41,658	$92,357	$—	$134,015	$—		$134,015
Cost of sales	—	—	6,626	38,873	—	45,499	—		45,499
Selling, general and administrative expenses	100	—	23,940	34,912	(100)	57,972	—		57,972
					(380)
					(500)
Depreciation and amortization	—	—	1,201	553	15,288	17,042	—		17,042
Corporate expenses	—	—	—	—	9,500	9,500	—		9,500

Operating income (loss)	(100)	—	9,891	18,019	(23,808)	4,002	—		4,002
Interest (income) expense	20	14,675	1,327	(97)	(1,327)	14,766	(14,675)		91
					(20)
					188
Other income	—	—	8	—	—	8	—		8
Minority interest in income	—	—	—	—	1,200	1,200	—		1,200

Income (loss) before income taxes	(120)	(14,675)	8,572	18,116	(23,849)	(11,956)	14,675		2,719
Income tax (expense) benefit	—	—	(833)	(5,473)	833	(5,473)	—		(5,473)

Income (loss) from continuing operations	(120)	(14,675)	7,739	12,643	(23,016)	(17,429)	14,675		(2,754)
Dividends on preferred stock	—	(1,826)	—	—	—	(1,826)	—		(1,826)
Accretion of beneficial conversion feature	—	(17,762)	—	—	—	(17,762)	—		(17,762)

Income (loss) from continuing operations available to common shareholders	$(120)	$(34,263)	$7,739	$12,643	$(23,016)	$(37,017)	$14,675		$(22,342)

Net income (loss) per common share	$(0.03)					$(0.55)		$

Weighted average common shares outstanding	4,283	61,748			2,371	68,402

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(amounts in thousands, except per share data)

1.    Financing Transactions

        As more fully described previously, the following transactions, which provided financing to our company, were completed in February and March 2005.

A.	Investments by RFX Acquisition LLC
	(i)	Issuance of 30,464,072 shares of common stock and warrants to acquire 20,486,815 shares of common stock	$3,046
	(ii)	Proceeds from exercise of 16,910,281 warrants to purchase shares of common stock	23,577
	(iii)	Fees and expenses	(1,700)

			24,923

B.	Investment by The Huff Alternative Fund, L.P. and its affiliate
	(i)	Issuance of 2,172,400 shares of Series A Preferred Stock, 3,706,052 shares of common stock and warrants to purchase 5,581,981 shares of common stock	43,819
	(ii)	Proceeds from exercise of 4,606,918 warrants to purchase shares of common stock	6,423
	(iii)	Conversion of 2,172,400 shares of Series A Preferred Stock into 6,051,253 shares of common stock	–
	(iv)	Fees and expenses	(500)

			49,742

C.	Presley short term senior loan		39,000
	Fees and expenses		(725)

			38,275

D.	19 Entertainment short term senior loan		109,000
	Fees and expenses		(2,090)

			106,910

	Net cash proceeds		$219,850

        In February 2005, we issued 10,000 shares of common stock in satisfaction of a $270 obligation to former affiliates.

        The investment in our company by The Huff Alternative Fund, L.P. and its affiliate has been allocated in the accompanying condensed combined pro forma financial statements based on the relative fair values of the preferred stock, common stock and warrants. The fair values of each of the securities issued to The Huff Alternative Fund, L.P. and its affiliate were based on the $13.40 per share closing price of our common stock on February 2, 2005, the date upon which the investment by The Huff Alternative Fund, L.P. and its affiliate was committed and agreed to by all parties. The following table summarizes the allocation of the proceeds based on the relative fair values of the securities issued to The Huff Alternative Fund, L.P. and its affiliate:

Common stock	$10,878
Warrants	14,679
Preferred stock	17,762

Total	$43,319

        The allocation of the proceeds from the investment in our company by The Huff Alternative Fund, L.P. and its affiliate resulted in a beneficial conversion feature in the amount of $17,762, which resulted in a reduction of preferred stock and an increase in common stock equal to that amount. As a result of the conversion of their Series A Preferred Stock into shares of our common stock on March 21, 2005, the entire amount of the beneficial conversion has been treated as a non-cash dividend in the accompanying pro forma condensed combined financial statements. This will be recorded in our statement of operations for the period ended March 31, 2005.

2.    The Presley Business Acquisition

        The allocation of the initial purchase price consideration paid at closing to the assets acquired and liabilities assumed included in the pro forma condensed combined financial statements was based upon preliminary estimates of the fair market value of the acquired assets and assumed liabilities. These estimates of fair market value may change based upon completion of our final valuation of the assets and liabilities of the Presley business.

        The following table sets forth the components of the purchase price we paid to acquire an 85% interest in the Presley business:

Cash paid to The Promenade Trust	$50,125
Series B and Series C Convertible Preferred Stock	22,825
Common stock	3,835
Pay-off and defeasance of the outstanding indebtedness of Presley business	25,125
Cash paid to Priscilla Presley for Presley name rights	3,000
Note issued to Priscilla Presley for Presley name rights	3,500
Transaction costs incurred	5,525

Total purchase price paid	$113,935

        The shares of common stock issued to The Promenade Trust were valued at $7.67 per share, based on the average of the closing price of the common stock for the day of and the two days following the December 16, 2004 public announcement of RFX Acquisition's investment in our company and our agreement to acquire an 85% interest in the Presley business.

        The following table provides the preliminary amounts allocated to the acquired assets and assumed liabilities of the Presley business at December 31, 2004:

Cash	$201
Current assets	6,912
Property and equipment	25,231
Other assets	5,620
Other identifiable intangible assets	79,000
Current and other liabilities assumed	(11,034)
Deferred tax liability	(16,789)

Total net assets acquired	89,141
Cost in excess of fair value of assets acquired	28,503
Minority interest	(3,709)

Total purchase price paid	$113,935

        We are required to account for business combinations in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Under the terms of these pronouncements, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Intangible assets with finite lives are amortized over their useful lives.

        In accordance with the provisions of SFAS No. 142, we will not amortize goodwill and intangible assets with indefinite lives recorded in connection with our acquisition of the Presley business. We expect to perform an annual impairment test of the goodwill and any indefinite lived intangible assets but have not yet determined what effect these tests will have on our results of operations or financial position of in future periods.

        In accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, Accounting For Income Taxes, we have provided estimated deferred taxes for the difference between the book and tax basis of the net assets acquired.

        The following table provides the preliminary amounts allocated to the estimated useful lives of the acquired net assets of the Presley business adjusted to reflect our 85% ownership interest:

Buildings and related improvements	$21,031	20 years
Land	3,200	n/a
Furniture and equipment	1,000	5 years
Record, music publishing, film and video rights	21,000	15 years
Relationships with licensees	12,000	5 years
Graceland lease	2,500	90 years
Priscilla Presley rights to Presley name	5,500	10 years
Trademarks, publicity rights and other intellectual property	38,000	n/a
Goodwill	28,503	n/a

        The trademarks, including rights to the name, image and likeness of Elvis Presley, have indefinite lives and, accordingly, no amortization has been provided for these assets in the accompanying condensed combined pro forma financial statements.

3.    The 19 Entertainment Acquisition

        Refer to Note 6 for 19 Entertainment reconciliation.

        The allocation of the initial purchase price consideration paid at closing to the assets acquired and liabilities assumed included in the pro forma condensed combined financial statements was based upon preliminary estimates of the fair market value of the acquired assets and assumed liabilities. These estimates of fair market value may change based upon completion of our final valuation of the assets and liabilities of 19 Entertainment.

        The following table sets forth the components of the purchase price we paid to acquire 19 Entertainment:

Cash paid at closing	$124,367
1,870,558 shares of common stock	31,481
Additional payment due in cash or common stock	36,900
Transaction costs incurred	3,500

Total purchase price paid	$196,248

        The common shares were valued at $16.83 per share (which represents the average of our company's closing stock prices for the two days prior to and the day of the acquisition).

        The following table provides the preliminary estimated fair value of the acquired assets and assumed liabilities of 19 Entertainment at December 31, 2004:

Cash	$353
Current assets	28,738
Property and equipment	2,065
Other assets	4,953
Other identifiable intangible assets	65,000
Current and other liabilities assumed	(20,449)
Deferred tax liability	(19,500)

Total value of identifiable assets	61,160
Goodwill	135,088

Total purchase price paid	$196,248

        In accordance with the provisions of SFAS No. 142, we will not amortize goodwill and intangible assets with indefinite lives recorded in connection with the acquisition of 19 Entertainment. We expect to perform an annual impairment test of the goodwill and any indefinite lived intangible assets but have not yet determined what effect these tests will have on our results of operations or financial position in future periods.

        In accordance with Financial Accounting Standard Board Statements of Financial Accounting Standards No. 109, Accounting For Income Taxes, we have provided estimated deferred taxes for the difference between book and for tax basis of net assets acquired.

        The following table provides the preliminary amounts and estimated useful lives of the acquired assets of 19 Entertainment:

Property and equipment	$2,065	5 years
Television programming	35,000	7 years
Artist management, recording, merchandising and sponsorship contracts	30,000	5 years
Goodwill	135,088	n/a

        The remainder of the purchase price paid for 19 Entertainment, totaling $135,088, relates to goodwill. Goodwill has been deemed to have an indefinite life and, accordingly, no amortization has been provided for this asset in the accompanying condensed combined pro forma financial statements.

4.    Other Pro Forma Adjustments

        There are three categories of pro forma adjustments necessary to present our pro forma financial position and pro forma results of operations of and for the year ended December 31, 2004 after taking into account the acquisitions of the Presley business and 19 Entertainment and the impact of the related financing transactions, consisting of the investments by RFX Acquisition and The Huff Alternative Fund, L.P. and its affiliate and the Presley and 19 Entertainment short term senior loans:

  •
  Ongoing impact of financing transactions;

  •
  Acquisitions of the Presley business and 19 Entertainment; and

  •
  Other operating adjustments.

        A.    Ongoing impact of financing transactions

		Annual Expense
(i)	8% dividend on Series B Convertible Preferred Stock	$1,826
(ii)	Interest on the Presley and 19 Entertainment short term senior loans (assuming LIBOR equals 3.00%) including $3,205 of premium and amortization of debt issuance costs as additional interest expense over the one year term of the loans	14,675

        B.    Presley Business Acquisition Adjustments

  (i)
  Record acquisition of Presley business.

  (ii)
  Eliminate investment and record 15% minority interest in Presley business at no less than guaranteed minimum of $1.2 million per year, as noted elsewhere in this prospectus.

  (iii)
  Reflect repayment and defeasance of the Presley business' previously existing indebtedness and corresponding reduction of interest expense.

  (iv)
  Adjust Priscilla Presley's compensation by $380 to reflect new consulting agreement.

  (v)
  Reflect interest on Priscilla Presley's loan of $188 per year.

  (vi)
  Adjust depreciation and amortization expense to reflect the following new annual amounts:

	Purchase Allocation	Estimated Lives	Annual Expense
Buildings and improvements	$21,031	20 years	$1,051
Land	3,200	n/a	—
Furniture and equipment	1,000	5 years	200
Record, music, publishing, film and video rights	21,000	15 years	1,400
Existing license agreements	12,000	5 years	2,400
Graceland lease	2,500	90 years	28
Priscilla Presley's rights to Presley name	5,500	10 years	550

			$5,629

        C.    19 Entertainment Acquisition Adjustments

  (i)
  Record acquisition of 19 Entertainment.

  (ii)
  Adjust Simon Fuller's compensation to reflect terms of his new employment agreement, which reflects a reduction of $0.5 million per year.

  (iii)
  Adjust depreciation and amortization expense to reflect the following purchase price allocation and estimated lives:

	Purchase Allocation	Estimated Lives	Annual Expense
Property and equipment	$2,065	5 years	$413
Television programming and related rights	35,000	7 years	5,000
Artist management, recording, merchandising and sponsorship contracts	30,000	5 years	6,000

			$11,413

        D.    Other Adjustments

  (i)
  Reflect additional corporate expenses, including the impact of a lease agreement for corporate office space, as well as salaries and benefits for new corporate employees that have been committed to and are expected to continue for the foreseeable future.

  (ii)
  Eliminate the historical assets and current liabilities of CKX which were retained by the former controlling stockholders of our company as part of the RFX investment.

  (iii)
  Eliminate the historical selling, general and administrative expenses and interest expense of CKX, as the related liabilities have been transferred to the former controlling stockholders of our company as part of the RFX investment.

  (iv)
  Eliminate historical federal income tax expense to reflect the pro forma losses before income taxes and reflect estimated federal, state and local taxes due.

5.    The Offering

        For purposes of the pro forma adjustments, we have assumed an offering of            shares at a per share stock price of $            . The adjustments reflect the estimated gross proceeds from this offering of $275.0 million (calculated as          million shares of our common stock at $          per share), net of an anticipated underwriting discount of $19.2 million and $4.0 million of estimated fees and expenses related to this offering.

        The estimated net proceeds of the offering of $251.8 million have been reduced in the pro forma adjustments by $185.3 million to reflect the intended use of $148.4 million of the net proceeds to repay the Presley and 19 Entertainment short term senior loans, plus accrued interest, and $36.9 million of the net proceeds to pay the additional purchase consideration due to the sellers of 19 Entertainment. Under different circumstances, certain of the sellers of 19 Entertainment may choose to have the additional purchase consideration satisfied by the issuance of additional shares of our common stock.

6.    19 Entertainment Reconciliation

						19 Entertainment (US GAAP)
	(amounts in thousands) 19 Entertainment (UK GAAP/£)
						Twelve months Ended December 31, 2004
	Year Ended June 30, 2004	Less: Six months ended December 31, 2003	Add: Six months ended December 31, 2004	Twelve months Ended December 31, 2004	Adjustments to Reconcile UK GAAP to US GAAP
						U.K. £	U.S. $(a)
Revenue	£48,285	£13,562	£13,376	£48,099	£2,293	£50,392	$92,357
Cost of sales	20,237	5,800	6,944	21,381	171	21,210	38,873
Selling, general, and administrative expense	17,679	5,687	7,057	19,049	—	19,049	34,912
Depreciation and amortiziation	265	137	174	302	—	302	553

Operating income (loss)	10,104	1,938	(799)	7,367	2,464	9,831	18,019
Interest income	13	30	46	29	24	53	97

Income (loss) before income tax expense	10,117	1,968	(753)	7,396	2,488	9,884	18,116
Income tax expense (benefit)	3,323	852	(241)	2,230	756	2,986	5,473

Net income	£6,794	£1,116	£(512)	£5,166	£1,732	£6,898	$12,643

(a)
Results of operations for the year ended December 31, 2004 have been translated from U.K. pounds sterling to U.S. dollars at an exchange rate of $1.83 to one U.K. pound sterling, which was the average exchange rate in effect for the twelve months ended December 31, 2004.

SELECTED HISTORICAL FINANCIAL DATA

        Prior to February 7, 2005, CKX was a non-operating publicly traded shell company.

        Our selected historical financial data for each of the four years ended December 31, 2004, the year ended October 31, 2000, and as of December 31, 2000, 2001, 2002, 2003, and 2004 is represented by that of the Presley business (as predecessor) which have been derived from the Presley business' audited Combined Financial Statements and Notes thereto, as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus and should be read in conjunction therewith. The Presley business' selected historical financial data as of December 31, 2001 and 2002 and for the year ended December 31, 2001 have been derived from the audited Combined Financial Statements and Notes thereto, which are not included within this prospectus. As a result of the acquisition of our 85% interest in the Presley business, the entities comprising the Presley businesses changed their fiscal years from October 31 to December 31. The Presley business' selected historical financial data as of and for the year ended October 31, 2000 have not been audited.

        SEC regulations do not require presentation of selected historical financial data for 19 Entertainment, however, we believe it is useful in obtaining an adequate understanding of the business of 19 Entertainment, as well as assessing the impact on our company of this significant acquisition. The selected historical financial data for 19 Entertainment as of June 30, 2004 and 2003 and for the years ended June 30, 2004 and 2003 have been derived from 19 Entertainment's audited Consolidated Financial Statements and Notes thereto included in this prospectus and should be read in connection therewith. These consolidated financial statements were presented in U.K. pounds sterling and were prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP), which differ in certain respects from accounting principles generally accepted in the United States of America (US GAAP), and include reconciliations of net income and stockholders' equity between UK GAAP and US GAAP as of and for the years ended June 30, 2004 and 2003 in note 24 to these consolidated financial statements. These consolidated financial statements have been translated into U.S. dollars using exchange rates of $1.74 to one U.K. pound sterling for the year ended June 30, 2004 and $1.59 to one U.K. pound sterling for the year ended June 30, 2003, and at exchange rates of $1.81 to one U.K. pound sterling as of June 30, 2004 and $1.65 to one U.K. pound sterling as of June 30, 2003.

        The selected historical financial data of 19 Entertainment as of December 31, 2004 and for the six months ended December 31, 2004 have been derived from the unaudited interim consolidated financial statements of 19 Entertainment included elsewhere in this prospectus. These consolidated interim financial statements were presented in U.K. pounds sterling and were prepared in accordance with UK GAAP and include reconciliations of net income and stockholders' equity between UK GAAP and US GAAP as of December 31, 2004 and for the six months ended December 31, 2004 and 2003 in note 13 to the consolidated interim financial statements. These consolidated interim financial statements have been translated into U.S. dollars using an exchange rate of $1.93 to one U.K. pound sterling as of December 31, 2004 and an exchange rate of $1.83 to one U.K. pound sterling for the six months ended December 31, 2004.

        In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our results of operations for these periods and financial position at those dates. Historical results are not necessarily indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Selected Historical Financial Data
(amounts in thousands)
The Presley Business

		Year Ended December 31,
	Year Ended October 31, 2000
		2001	2002	2003	2004
Income Statement Data:
Net revenues	$38,048	$37,194	$43,644	$44,376	$41,658
Operating expenses (excluding depreciation and amortization)	30,042	30,051	30,896	32,359	30,566
Depreciation and amortization	1,150	1,139	1,123	1,227	1,201
Operating income	6,856	6,004	11,625	10,790	9,891
Interest expense	1,244	1,503	1,623	1,362	1,327
Other income	—	—	56	91	8
Income from continuing operations before income taxes	5,612	4,501	10,058	9,519	8,572
Income tax expense	(1,203)	(435)	(1,863)	(813)	(833)
Income from continuing operations	4,409	4,066	8,195	8,706	7,739
(Loss) from discontinued operations	—	—	(720)	(3,378)	(247)

Net income	$4,409	$4,066	$7,475	$5,328	$7,493

	As of December 31,
	2000	2001	2002	2003	2004
Balance Sheet Data:
Cash and cash equivilants	$—	$491	$855	$287	$201
Other current assets	7,269	6,137	9,757	8,188	6,912
Total assets	48,799	44,607	43,124	37,304	36,032
Current liabilities (excluding current portion of debt)	11,000	5,048	5,695	6,949	8,979
Debt	24,756	24,756	26,326	26,431	23,581
Total liabilities	44,406	31,777	38,403	35,645	34,615
Net assets	4,393	12,830	4,721	1,659	1,416

Selected Historical Financial Data
(amounts in thousands)

19 Entertainment(a)

	Year Ended June 30,
			Six Months Ended December 31, 2004
	2003	2004
Income Statement Data:
Net revenues	$84,816	$77,272	$31,719
Operating expenses (excluding depreciation and amortization)	71,712	65,334	28,016
Depreciation and amortization	395	461	321
Operating income	12,709	11,477	3,382
Interest expense	6	(64)	(107)
Income before income taxes	12,703	11,541	3,489
Income tax expense	4,051	3,989	982

Net income from continuing operations	$8,652	$7,552	$2,507

	June 30,
			December 31, 2004
	2003	2004
Balance Sheet Data:
Cash and cash equivilants	$6,146	$—	$353
Other current assets	26,946	44,433	28,738
Total assets	38,879	50,799	36,311
Current liabilities (excluding current portion of debt)	21,172	32,962	15,864
Total liabilities	25,812	37,822	20,449
Stockholders' equity	13,067	12,977	15,862

(a)
The historical data presented for 19 Entertainment is reflected as converted from UK GAAP to US GAAP and translated from U.K. pounds sterling (£) to U.S. dollars ($).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data" and our company's financial statements and related notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our actual results to differ materially from management's expectations. Factors that could cause such differences include those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Business" and elsewhere in this prospectus.

        On February 7, 2005, a management group led by Robert F.X. Sillerman acquired control of our company, which had been inactive since it sold all of its assets in August 2002. Simultaneous with that transaction, the company acquired a controlling interest in the entities which own and/or control certain content relating to Elvis Presley. Subsequently, we acquired 19 Entertainment Limited.

        Management's discussion and analysis of financial condition and results of operations is based on the historical financial condition and results of operations of the Presley business, as predecessor, rather than those of CKX, prior to February 7, 2005, which are included in "Certain Information Relating to Our Company Prior To Recent Transactions" elsewhere in this prospectus.

        We acquired our 85% interest in the Presley business on February 7, 2005. The historical financial statements of the Presley business and related management's discussion and analysis of financial condition and results of operations reflects 100% of the Presley business. The former owner of this business maintains a 15% ownership interest in the business, is entitled to certain future distributions and has other contractual rights which are described further below and elsewhere in this prospectus. The Presley business discussion is based on the results of operations for the years ended December 31, 2002, 2003 and 2004.

        On March 17, 2005, we acquired 100% of the outstanding capital stock of 19 Entertainment. Given the significance of 19 Entertainment's operations on a stand alone basis, as well as when compared to the Presley business, we believe it is useful to provide certain information regarding its results of operations for its fiscal years ended June 30, 2003 and 2004.

        As a result of these acquisitions, we have made changes to the historical capital and financial structure of our company, which is noted below under "Pro Forma Liquidity and Capital Resources." We are required to apply purchase accounting rules to the acquisitions of the Presley business and 19 Entertainment. Therefore, management's discussion and analysis of historical financial condition and results of operations may not be indicative of future operating results.

        Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the historical financial statements and footnotes thereto for the Presley business and 19 Entertainment, included in this prospectus.

        Our future financial condition and results of operations may change materially from the historical financial condition and results of operations reflected in the historical financial statements of the Presley business, 19 Entertainment and our company. Accordingly, management's discussion and analysis of financial condition and results of operations should also be read in conjunction with our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

  Critical Accounting Policies

        The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily available from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates.

  Revenue Recognition

        Merchandising/Name and Likeness Licensing Revenues:

        A portion of our revenue is derived from licensing rights to third parties to sell merchandise based on our intellectual property, including the name, image and likeness of Elvis Presley and related marks. Revenue from these activities is recognized when all of the following conditions are met: (i) pervasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price to the licensee or buyer is fixed or determinable; and (iv) collectibility is reasonably assured. Licensing advances are deferred until earned under the licensing agreement. Licensing contracts normally provide for quarterly reporting from the licensee of sales made and royalties due. Guaranteed minimum royalties are recognized ratably over the term of the license or are based on sales of the related products, if greater.

        Royalty Income:

        Income from music and film contracts are derived from the sale of records and DVDs or from the licensing of film/music rights to third parties. Revenue from recordings are recognized in accordance with Statement of Financial Accounting Standards ("SFAS") 50, Financial Reporting in the Record and Music Industry ("SFAS 50"). Under SFAS 50, revenue is recognized when we: (i) have signed a non-cancelable contract; (ii) have delivered the rights to the licensee who is free to exercise them; (iii) have no remaining significant obligations to furnish music or records; and (iv) when collectibility of the full fee is reasonably assured. A significant portion of our royalty income is paid to us based on the timetable associated with royalty statements generated by third party processors, and is not typically known by us on a timely basis. This revenue is consequently recognized on a cash basis if the amount of accrual is not known or reasonably estimable until receipt of the statements from the third parties. We contract with various agencies to facilitate collection of royalty income. When the company is entitled to royalties based on gross receipts, revenue is recognized before deduction of agency fees, which are included in our financial statements as a component of cost of sales.

        Television and Film Revenue:

        We recognize revenues for television and film productions pursuant to American Institute of Certified Public Accountants Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SOP 00-2"). The following conditions must be met in order to recognize revenue under SOP 00-2: (i) persuasive evidence of a sale or licensing arrangement exists; (ii) the program is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable; and (v) collection of the arrangement fee is reasonably assured. Advance payments received from buyers or licensees are included in our financial statements as a component of deferred revenue.

        Sponsorship Revenue:

        We derive revenue from sponsorships associated with certain of our television productions and tours. Sponsorship fees relate to either (i) a one time event, or (ii) a period of time. Revenues from a one time event are recognized once: (i) pervasive evidence of an arrangement exists; (ii) the event has occurred; (iii) the price is fixed or determinable; and (iv) collectibility is reasonably assured. Non-refundable advance payments associated with sponsorships over a period of time are recognized on a straight line basis over the term of the contract from the later of the point at which: (i) pervasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price is fixed or determinable; and (iv) collectibility is reasonably assured, or, the beginning of the license period. Sponsorship advances are deferred until earned pursuant to the sponsorship agreement.

        Graceland Retail Operations:

        Ticket sales for tours and exhibits, as well as merchandise sales and food and beverage sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the "event date" on the ticket.

  Television and Film Production Costs

        The cost of producing television and film programs is capitalized and recognized as expense in accordance with the individual film forecast method specified in SOP 00-2, pursuant to which we estimate the ratio that revenue which is earned for such programming in the current period bears to our estimate at the beginning of the current year of total revenues to be realized from all media and markets for such programming. Amortization commences in the period in which revenue recognition commences. Management regularly reviews and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.

        We also account for our film and television projects in development pursuant to SOP 00-2. Third party costs incurred in producing television programs and films are capitalized and remain unamortized until the project is developed or are written off at the earlier of the date they are determined not to be recoverable, when abandoned, or, three years from the date of the initial investment.

  Artist Advances and Recoupable Recording Costs

        Recoupable recording costs and artist advances, as adjusted for anticipated returns, are recognized in accordance with SFAS No. 50, "Financial Reporting in the Record and Music Industry" and thus are charged to expense in the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized if the past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident.

  Uses of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

PRESLEY BUSINESS

        Our Presley business consists of generating revenue from the name, image and likeness of Elvis Presley and certain personal property items owned and intellectual property created or acquired by Elvis during his life. Our primary revenue sources include income from licensing Elvis' name and likeness for consumer products, commercials and other uses, royalties and other income derived from intellectual property created or otherwise owned by Elvis including records, movies, videos and music publishing, and ticket sales and related income from public tours of Graceland. We also derive revenue from the operation of Elvis Presley's Heartbreak Hotel and the Meadow Oaks apartment complex.

Most of our revenue sources are dependent upon the public's continued interest in Elvis and all related intellectual property.

        Licensing revenue is primarily derived from long-term contracts with terms ranging from two to ten years. Although we seek minimum guaranteed royalties, our licensing revenue varies based on the actual product sales generated by licensees.

        Certain intellectual property created by Elvis Presley during his lifetime, which we own, has generally been assigned to third parties for commercial exploitation under long-term agreements. Although we maintain certain controls over the use of this content and, in certain cases, have rights to terminate these agreements if the third party fails to perform, our revenue from this intellectual property is highly dependent upon these third parties' ability to successfully market the content.

        Revenue from tours of Graceland has historically been seasonal, with sharply higher numbers of visitors during the late spring and summer months as compared to the fall and winter seasons.

        Our significant costs to operate the Presley business include salaries, rent and other general overhead costs. Most of our costs do not vary significantly with attendance and revenue. Our discretionary costs are generally incurred by our marketing and promotions department in seeking to maintain and/or increase the number of visitors to Graceland.

        Operating results for the Presley business for each of the three years ended December 31, 2004 are as follows:

(dollars in thousands)	2002	% of Revenue	2003	% of Revenue	2004	% of Revenue
Revenues	$43,644		$44,376		$41,658
Operating expenses	30,896	71%	32,359	73%	30,566	73%
Depreciation expense	1,123	3%	1,227	3%	1,201	3%
Operating income	11,625	26%	10,790	24%	9,891	24%
Interest expense	1,623	4%	1,362	3%	1,327	3%
Loss from discontinued operations	720	2%	3,378	8%	247	1%
Income tax expense	1,863	4%	813	2%	833	2%
Net income	7,475	17%	5,328	12%	7,493	18%

        Revenues for the Presley business for each of the three years ended December 31, 2004 by category are as follows:

(dollars in thousands)	2002	% of Total Revenue	2003	% of Total Revenue	2004	% of Total Revenue
Licensing Fees and Royalties	$12,575	29%	$12,862	29%	$13,506	32%
Tour and Exhibit	10,297	24%	10,699	24%	11,129	27%
Graceland Retail	15,188	35%	15,088	34%	11,133	27%
Hotel Room Revenues	3,169	7%	3,318	8%	3,294	8%
Apartment Rent and Other	2,415	5%	2,409	5%	2,596	6%

Total Revenue	$43,644	100%	$44,376	100%	$41,658	100%

        Licensing fees and royalties revenue comprises income from licensing Elvis Presley's name, image and likeness and royalties and other income derived from certain intellectual property created or otherwise owned by Elvis Presley. Tour and exhibit revenue comprises ticket sales from public tours of Graceland. Graceland retail represents revenues derived from the Graceland and Heartbreak Hotel gift shops and food concessions; mail order merchandise income and income generated from the sale of merchandise from certain Elvis related touring shows. Hotel room revenues relate to room rental income at the Heartbreak Hotel, while apartment rent and other revenue includes rental and miscellaneous income from the Meadow Oaks Apartments (located adjacent to Graceland) and

Graceland parking fees. Cost of sales represents the cost of merchandise and other products sold within the Graceland Retail businesses. Operating expenses are all other costs of the Presley business, including salaries and benefits, rents, professional fees and general overhead costs.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

        Licensing fees and royalties increased $0.6 million, or 5.0%, from $12.9 million in 2003 to $13.5 million in 2004, largely due to new licensing activities, including a new license agreement with Sirius Satellite Radio for an exclusively Elvis radio channel and additional licensing agreements in the electronics and collectibles categories.

        Tour and exhibit revenues increased by $0.4 million, or 4.0%, from $10.7 million in 2003 to $11.1 million in 2004. This increase resulted primarily from a 6.5% increase in average ticket prices which was partially offset by a 2.5% decline in mansion attendance. Attendance was approximately 567,000 in 2004 compared to approximately 582,000 in 2003.

        Revenue from Graceland's retail operations decreased by $4.0 million, or 26.2%, from $15.1 million in 2003 to $11.1 million in 2004. $2.4 million of this variance reflects a change in the operation of the mail order retail business. On April 1, 2004 we outsourced the operation of that segment of the business and now receive commissions based on net sales, and do not bear any business risk for sales and related expenses. Graceland gift shop revenue declined approximately $0.7 million, reflecting the 2.5% decline in attendance and a 7% decline in per capita spending due, in part, to stronger sales in 2003 from the carryover benefit of the 25th Commemoration of the death of Elvis Presley. Also, there were no touring shows in 2004, whereas sales of merchandise at touring shows contributed $0.6 million to merchandise revenues in 2003.

        Hotel room revenues were flat in 2004 at $3.3 million as the average annual occupancy rate remained at approximately 80% and there was no material change in the average room rate.

        Apartment rent and other revenues increased by $0.2 million, or 7.8%, from $2.4 million in 2003 to $2.6 million in 2004. Apartment rent increased $0.1 million due to higher rental rates as occupancy remained flat compared to 2003.

Operating Expenses

        Cost of sales declined by $0.8 million or 11.0%, from $7.4 million in 2003 to $6.6 million in 2004, due to the outsourcing of the mail order business described above. Cost of sales as a percentage of Graceland retail revenue was 59.5% in 2004 compared to 49.3% in 2003, due to reduced margins on the sale of some merchandise close-outs and the absence of touring shows in 2004.

        Other operating expenses decreased by $1.0 million, or 3.9%, from $24.9 million in 2003 to $23.9 million in 2004, due to reduced fulfillment and distribution expenses resulting from the outsourcing of the retail mail order business, partially offset by higher salaries and benefit costs due to annual salary increases and additional staff.

Depreciation Expense

        Depreciation expense remained constant at $1.2 million with 2003 as there were no significant capital expenditure projects in 2004.

Interest Expense

        Interest expense was flat in 2004 due to reduced average borrowings under a line of credit and notes payable, which was partially offset by higher variable rates. All debt outstanding at December 31, 2004 was subsequently repaid in connection with the acquisition of the Presley business.

Income Tax Expense

        Income tax expense increased slightly despite the reduction in pre-tax earnings, reflecting a higher effective tax rate due to a decrease in the amount of non-taxable trust income. Certain intellectual property was previously held and related royalty income was received by The Promenade Trust, a grantor trust for the benefit of Lisa Marie Presley. Trust income was directly taxable to the beneficiary upon distribution and, therefore, the Presley business did not pay taxes on this income.

Loss From Discontinued Operations

        An additional after-tax provision of $0.2 million was recorded in 2004 related to the prior year shutdown of an Elvis-themed restaurant in downtown Memphis. This provision covers an expected additional twelve months of rent and related expenses as we continue to actively seek to sublease the property.

Net income

        Net income increased from $5.3 million in 2003 to $7.5 million in 2004 due to the decreased loss from discontinued operations, partially offset by reduced operating income.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

        Licensing fees and royalties increased by $0.3 million, or 2.2%, from $12.6 million in 2002 to $12.9 million in 2003 as a result of revenue earned in connection with the 25th Commemoration of Elvis' death in August 2002. Such revenues were largely earned in 2003, including from the release of a highly successful new album containing the thirty number one singles Elvis achieved on U.S. and U.K. charts during his career.

        Tour and exhibit revenues increased $0.4 million, or 3.9%, from $10.3 million in 2002 to $10.7 million in 2003, reflecting a 1% increase in attendance and a modest increase in average ticket prices. Attendance was approximately 582,000 in 2003 compared to approximately 575,000 in 2002.

        Revenues from the Graceland retail operations declined by $0.1 million, or 0.7%, from $15.2 million in 2002 to $15.1 million in 2003, as average per patron spending dropped modestly from 2002 which had benefited from activities and promotions in connection with the 25th Commemoration of the death of Elvis Presley.

        Hotel room revenues increased by $0.1 million, or 4.7%, reflecting higher occupancy rates of approximately 80% in 2003 compared to 74% in 2002 which was partially offset by lower average daily room rates.

Operating Expenses

        Cost of sales increased by $0.3 million, or 4.5%, reflecting programs designed to aggressively sell remaining 25th Commemoration merchandise. Cost of sales as a percentage of Graceland retail revenue was 49.3% in 2003 compared to 46.9% in 2002.

        Other operating expenses increased by $1.1 million, or 4.8%, in 2003 compared to 2002 due, in part, to increased salary and benefits of $0.4 million. Professional fees increased $0.3 million in 2003 reflecting increased legal fees associated with new licensing projects. Other expenses increased by $0.7 million due primarily to increased costs associated with maintaining the Elvis.com website and additional costs associated with attending licensing conventions. These increases were partially offset by a decline in insurance expense in 2003, largely due to a reduction in higher 2002 insurance premiums following the September 11th terrorist attacks.

Depreciation Expense

        Depreciation expense increased by $0.1 million, or 9.3%, in 2003 compared to 2002 primarily as a result of renovations completed at the Heartbreak Hotel in early 2003.

Interest Expense

        Interest expense decreased by $0.3 million in 2003 compared to 2002 principally due to a refinancing of fixed rate debt to a floating rate loan, which carried a lower interest rate.

Income Tax Expense

        Income tax expense decreased by $1.0 million due to a lower effective tax rate principally reflecting an increase in the amount of non-taxable trust income.

Loss from Discontinued Operations

        Loss from discontinued operations was $0.7 million in both 2003 and 2002 due to losses from an Elvis-themed restaurant owned by our company in downtown Memphis. A decision was made to cease operating the restaurant in September of 2003 due to ongoing operating losses in that business, and the restaurant's loss in 2002 was re-classed as discontinued operations to be consistent with the 2003 presentation. We also recorded an impairment loss of $2.7 million after tax in 2003, which included the write-down of furniture and fixtures and an accrual for the estimated future rent, real estate taxes and insurance costs our company expected to incur on the property.

Net Income

        Net income declined to $5.3 million in 2003 from $7.5 million in 2002, reflecting the decline in operating income and the increased loss from discontinued operations.

19 ENTERTAINMENT

        19 Entertainment generates revenue from the creation and production of entertainment properties. Our primary revenue sources include production and license fees and related ratings and rankings bonuses from television programs, and royalties from the sale of recorded music by artists signed to our record labels. We also derive revenue from the sale of merchandise, sponsorships and tours based on our television programs and recorded music artists, and fee income from artist management clients.

        The majority of our revenue is derived from production and license fees and related performance bonuses from producing and licensing the IDOLS television show format in various countries and ancillary revenue streams from the IDOLS brand. Ancillary revenue from the IDOLS brand is generated through agreements which provide us with the option to sign finalists on the IDOLS television shows to long-term recording contracts, concert tours we produce featuring IDOLS finalists and the sale of sponsorships and merchandise involving the IDOLS brand.

        Most of our IDOLS related revenue is generated through agreements with our global television production and distribution partner, FremantleMedia Limited, and our global record label partner, Ronagold Limited, a subsidiary of Sony BMG Music Entertainment. Therefore, we are highly dependent upon the continued ability of these entities to successfully maintain the IDOLS brand and promote our recording artists.

        The IDOLS television shows, which have aired in over 30 countries, are generally produced or licensed under one year contracts under which each local television network has the right, but not the obligation, to renew the agreement for additional years. Our recording artists are generally signed to long-term recording contracts under which we and Sony BMG Music Entertainment have the right, but not the obligation, to require the artist to release a specified number of albums.

        Our revenue from the IDOLS brand is also highly dependent upon the continued success of the American Idol series which currently airs on the Fox television network. For the year ended June 30, 2004, 52% of 19 Entertainment's total revenue was derived from television, sponsorship, merchandise sales and tours relating to the American Idol series and an additional 12% of 19 Entertainment's total revenue was derived from recording artists whose relationship with our company is a result of their appearing as a finalist on American Idol. Our revenue is also dependent upon the continued success and productivity of our other recording artists and management clients.

        19 Entertainment's revenue is seasonal in nature, reflecting the timing of our IDOLS television shows in various markets. Historically, we have generated higher revenue during the first half of the calendar year, which corresponds to the dates our American Idol series airs on the Fox television network in the United States. A significant portion of our revenue from American Idol is paid to us in the second half of the calendar year.

        Our significant costs to operate 19 Entertainment include salaries and other compensation, rents and general overhead costs. Our discretionary costs include salary and overhead costs incurred in the development of new television projects and investments made in trying to establish successful recording careers for artists who have appeared as finalists on the IDOLS television series.

        19 Entertainment's historical audited and unaudited financial statements included elsewhere in this prospectus have been prepared in accordance with UK GAAP. Significant differences exist between UK GAAP and US GAAP, as described within the notes to these consolidated financial statements of 19 Entertainment. As well, certain assumptions and estimates have been made by management to convert 19 Entertainment financial statements from U.K. pounds sterling, its historical reporting currency, to the U.S. dollar. Prior to the acquisition of 19 Entertainment, its historical fiscal year end was June 30. The following discussion is based on 19 Entertainment's historical results for its years ended June 30, 2004 and 2003. All amounts discussed below have been converted to US GAAP and are reflected in U.S. dollars.

        Operating results for the fiscal years ended June 30, 2003 and 2004 are as follows:

(dollars in thousands)	2003	% of Revenue	2004	% of Revenue
Revenues	$84,816		$77,272
Operating expenses	71,712	85%	65,334	85%
Depreciation and amortization	395	0%	461	1%
Operating income	12,709	15%	11,477	15%
Interest expense (income)	6	0%	(64)	0%
Income tax expense	4,051	5%	3,989	5%
Net income	8,652	10%	7,552	10%

        Revenues for 19 Entertainment for the fiscal year ended June 30, 2004 compared to the fiscal year ended June 30, 2003 by category are as follows:

(dollars in thousands)	2003	% of Total Revenue	2004	% of Total Revenue
Film and Television	$48,479	57%	$23,547	30%
Music	14,571	17%	20,916	27%
Touring	10,436	12%	15,514	20%
Sponsorship and Merchandising	9,019	11%	13,496	18%
Management	2,311	3%	3,799	5%

Total	$84,816	100%	$77,272	100%

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Revenues

        Film and television revenues are largely derived from the IDOLS franchise and represent contractual payments for each broadcast, ratings-based bonuses and a share of American Idol program sponsorship fees. Film and television revenues also includes revenue from feature films produced by 19 Entertainment featuring certain of our artists. Music revenues are earned primarily from royalties on music sales as well as music publishing royalties on copyrights to music compositions. Touring revenues primarily result from the production of tours featuring IDOLS finalists. Sponsorship and merchandising revenues are fees earned from crafting relationships with leading brands and 19 Entertainment properties and the optioning of merchandising rights for the top contestants on IDOLS television shows. Management revenues represent fees earned for artist management, which are typically a percentage of the artists' earnings.

        Revenues declined $7.5 million, or 9.8%, from $84.8 million in fiscal 2003 to $77.3 million in fiscal 2004.

        The decline in Film and television revenues of $24.9 million, or 51.4%, resulted largely from the production in fiscal 2003 of the movie From Justin to Kelly featuring Kelly Clarkson and Justin Guarini (from the first series of American Idol), the distribution of the All American Girl television series in the U.S. and the U.K. and the release of the feature film Double Vision, which featured S Club 7. These projects generated $32 million of revenues in fiscal 2003. Revenues from television shows based on the IDOLS format increased by $5 million in fiscal 2004, primarily due to the incremental contribution from the third series of American Idol compared to the second series due to an increase in broadcast hours and higher ratings. Revenues in fiscal 2004 also benefited from new television productions such as I Dream and an On the Road documentary filmed during the American Idol tour.

        Music revenues increased $6.3 million, or 43.5%, primarily due to the success of several artists, including Kelly Clarkson and Clay Aiken, who each sold in excess of two million albums and Will Young, who sold 1.5 million albums. Also contributing to the revenue increase was the release of IDOLS compilation albums, particularly in the United States and Germany.

        Touring revenues increased by $5.1 million, or 48.7%, due to a successful American Idol tour in fiscal 2004 which generated approximately $10.0 million of revenue compared to an S Club 7 tour in fiscal 2003 which generated revenue of $4.0 million.

        Sponsorship and merchandising revenues increased by $4.5 million, or 49.6%, as additional revenues were generated primarily from the third series of American Idol and the second Pop Idol series in the United Kingdom. The success of earlier series attracted additional sponsors to the format and favorably impacted sponsorship rates in fiscal 2004. The success of touring noted above also resulted in increased sponsorship revenues and merchandising revenues generated on the tours in fiscal 2004.

        Management revenues increased $1.5 million, or 64.4%, due to revenues of $0.8 million from the highly successful Kelly Clarkson and Clay Aiken joint tour and increased commissions of $0.6 million on other artists.

Operating Expenses

        Operating expenses, which include cost of sales and selling, general and administrative expenses, declined $6.4 million, or 8.9%, from $71.7 million in fiscal 2003 to $65.3 million in fiscal 2004. Excluding the costs of the film From Justin to Kelly of approximately $18.0 million in fiscal 2003, operating expenses increased $11.6 million. $9.6 million of this increase represents costs associated with American Idol, investments in additional headcount, and the opening of offices in Los Angeles, Paris and Hamburg and related operating costs. The remaining increase is largely attributable to artist advances.

Depreciation and Amortization Expenses

        Depreciation and amortization expense increased $0.1 million, in fiscal 2004 due to leasehold improvements and equipment purchases.

Interest Expense

        Interest expense was flat with the prior year.

Income Tax Expense

        Income tax expense declined $0.1 million compared to the prior fiscal year, reflecting a higher effective tax rate in fiscal 2004 due to income generated in higher tax jurisdictions, primarily in the United States.

CKX, INC.

        The historical Management's Discussion and Analysis of Financial Condition and Results of Operations for CKX, Inc. is located elsewhere in this prospectus.

Liquidity and Capital Resources

Presley Business–Cash Flow

  Operating Activities

        Net cash flow provided from operating activities was $10.8 million in 2004, $9.1 million in 2003, and $9.5 million in 2002. The increase of $1.7 million in 2004 compared to 2003 is due primarily to a reduction in inventory levels of $1.6 million resulting from the outsourcing of the mail order merchandising operation, and higher deferred revenues of $1.2 million associated with advances on Elvis by the Presleys, a television special expected to be broadcast in May 2005, offset by an increase in television production costs of $1.2 million related to that production.

        The reduction in cash flow provided by operating activities of $0.4 million in 2003 compared to 2002 is due to an increase in television production costs of $1.0 million for the Elvis by the Presleys production noted above, a decline in deferred revenue from licensing fees of $1.2 million offset by a decline in accounts receivable of $2.4 million resulting from collections in connection with licensing activities, including activities related to the 25th Commemoration events.

  Investing Activities

        Capital expenditures totaled $0.3 million in 2004, $0.8 million in 2003, and $0.3 million in 2002. These capital expenditures consisted principally of costs incurred to fund improvements to various buildings at our Graceland complex, including the Heartbreak Hotel, and spending on information technology equipment and systems. Renovations to guest rooms at the Heartbreak Hotel accounted for the increased capital expenditures in 2003.

  Financing Activities

        Net cash used in financing activities was $10.6 million in 2004 compared to $8.3 million in 2003 due to an increase in debt principal payments of $1.8 million and reduced line of credit borrowings of $1.2 million, partially offset by a decline in distributions to the trust beneficiary of $0.7 million. In 2003 cash used in financing activities decreased $0.4 million from 2002 due to increased line of credit borrowings of $1.6 million, lower debt principal payments of $2.3 million, offset by an increase in distributions to the trust beneficiary of $3.5 million.

19 Entertainment–Cash Flow

  Operating Activities

        Net cash used in operating activities in fiscal 2004 was $2.5 million compared to operating income of $11.5 million, a difference of $14.0 million. Excluding the impact of income tax payments of $5.3 million, the major cause of the variance was investment in work in process of approximately $6.0 million due to investments in projects, particularly the I Dream television series which accounted for $4.3 million of the spending. Also contributing to the variance was a decrease in accounts payable from the prior fiscal year of $3.3 million, reflecting payments to vendors and employees from collections early in the fiscal year associated with the second series of American Idol, which aired in fiscal 2003. Partially offsetting these amounts were depreciation and amortization expense of $0.5 million.

        Net cash provided by operating activities in fiscal 2003 was $2.2 million compared to operating income of $12.7 million, a variance of $10.5 million. Reflected in this variance are the gross cash proceeds of $4.9 million related to a sale leaseback transaction to finance the film Double Vision. Approximately $7.0 million of the variance reflects the success of the second series of American Idol, which improved the profitability of the company in fiscal 2003, while some of the collections were received in fiscal 2004. Related to the American Idol series, accounts receivable increased $15.0 million over the prior fiscal year end, largely due to the American Idol series but also from music and touring operations, while accounts payable increased $8.0 million over the prior fiscal year end. There was also a reduction in work in process (included in stocks on the consolidated balance sheet) of $2.0 million. Depreciation and amortization expenses were $0.4 million. The net cash flow was further reduced by tax payments of $1.9 million.

  Investing Activities

        Capital expenditures were $0.6 million in fiscal 2004 compared to $1.2 million in fiscal 2003 primarily due to leasehold improvements on additional office space.

  Financing Activities

        Net cash used in financing activities reflects dividends paid of $5.5 million and $2.1 million in fiscal 2004 and 2003, respectively. A sale leaseback transaction related to the film Double Vision yielded cash of approximately $4.9 million, $4.0 million of which is restricted to payments on the sale leaseback liability.

Pro Forma Consolidated Liquidity and Capital Resources

  Sources of Liquidity

        As a result of our acquisition of an 85% interest in the Presley business and 19 Entertainment, we have made changes to our historical capital and financial structure. The following highlights the most significant changes:

  Acquisition by RFX Acquisition LLC

        RFX Acquisition LLC invested in our company on February 7, 2005, pursuant to a Stock Purchase Agreement dated as of December 15, 2004 and amended as of February 7, 2005. In accordance with the terms of that agreement, RFX Acquisition LLC contributed $3,046,407 in cash to our company in exchange for 30,464,072 newly issued shares of common stock and warrants to purchase (i) 6,828,938 shares of common stock at $1.00 per share, (ii) 6,828,938 shares of common stock at $1.50 per share, and (iii) 6,828,939 shares of common stock at $2.00 per share. Simultaneous with this exchange, RFX Acquisition LLC also acquired an aggregate of 2,240,397 shares of common stock directly from certain former principal stockholders at a price of $0.10 per share. The amendment to the original purchase agreement provided for a reduction in the number of shares of common stock and warrants RFX Acquisition LLC had originally agreed to acquire in order to allow for the investment in our company by The Huff Alternative Fund, L.P. and its affiliate and the issuance of shares of our common stock to certain of our directors, without further dilution to our public stockholders. Immediately following the consummation of its investment in our company, RFX Acquisition LLC distributed all of its shares of common stock and its warrants to its members, including our Chief Executive Officer, Mr. Sillerman, and certain members of our company's senior management. In order to provide additional capital to our company, certain recipients of the warrants, including Mr. Sillerman, and other members of our company's senior management, immediately exercised an aggregate of five million of the $1.00 warrants for aggregate consideration to our company of $5,000,000. Upon consummation of the RFX Acquisition investment, the four former directors of our company resigned, and new directors designated by RFX Acquisition were appointed to the board.

  The Presley Contribution and Exchange Agreement

        We acquired our 85% interest in the Presley business on February 7, 2005, pursuant to a Contribution and Exchange Agreement dated December 15, 2004 and amended on February 7, 2005 by and among our company, The Promenade Trust and RFX Acquisition LLC. At the closing of acquisition of the Presley business, The Promenade Trust contributed to our company 85% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 85% of the outstanding membership interests of Elvis Presley Enterprises, LLC. In exchange, The Promenade Trust received from us, $50,125,000 in cash, 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock valued at $22,825,000, and 500,000 shares of common stock valued at $7.67 per share (which represents the three day average of the closing sales price of our common stock following the public announcement of the acquisition of the Presley business). In addition, at closing, we repaid $25,125,000 of outstanding indebtedness of the Presley business. The Promenade Trust currently owns 15% of the outstanding equity interests of Elvis Presley Enterprises, Inc. and 15% of the outstanding membership interests of Elvis Presley Enterprises, LLC.

  Distributions to Minority Stockholders of Subsidiaries

        Under the terms of our agreement to acquire an 85% interest in the Presley business, we are required to make future minimum annual distributions, in monthly installments, to The Promenade Trust which are intended to represent its 15% share of the operating income of the Presley business before depreciation and amortization and after income taxes and capital expenditures. We have agreed that during the first year we operate the Presley business we will make a monthly distribution of $125,000 to The Promenade Trust. At the end of each calendar year, we will make a calculation of the actual amount due to The Promenade Trust based on its 15% ownership interest and make an additional distribution to The Promenade Trust if its actual 15% share is higher than the total distributions paid to The Promenade Trust over the prior twelve months. If the calculation indicates that we have paid more than The Promenade Trust was entitled to, we will reduce future monthly distributions to The Promenade Trust by such amount. However, we will always be required to pay The Promenade Trust a minimum annual distribution of $1.2 million for each full calendar year irrespective of the actual operating results for the business in such year.

  Series B Convertible Preferred Stock

        Each share of Series B Convertible Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8% of the stated value. The shares of Series B Convertible Preferred Stock are convertible by the holder into common stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at our option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of the common stock over a thirty day trading period equals or exceeds 150% of the conversion price.

        During the period beginning August 7, 2012 and ending August 7, 2013, we can redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If we do not exercise this redemption right, the conversion price for all remaining shares of Series B Convertible Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of our common stock over a thirty day trading period measured as of the last day of the redemption period.

        The Promenade Trust has the right to require us to purchase for cash all or a portion of its 15% ownership interest in the Presley business from time to time beginning on January 1, 2008. The price we will be required to pay to The Promenade Trust will be based on the then current fair market value of the Presley business as determined through an appraisal process.

  Priscilla Presley Transaction

        In connection with the acquisition of our 85% interest in the Presley business, we acquired from Priscilla Presley all commercial rights held by Ms. Presley to use the name "Presley" in connection with our use and exploitation of the assets acquired from The Promenade Trust as well as all of Ms. Presley's rights, if any, to the name Graceland. The purchase price for the rights acquired from Priscilla Presley was $6.5 million, with $3.0 million paid in cash at the closing and $3.5 million paid in the form of an eight year subordinated promissory note. The promissory note bears interest at a rate of 5.385% per year and requires annual payments of $550,000.

  The Huff Alternative Fund, L.P. Investment

        Simultaneous with the acquisition of control of our company by a management group led by Robert F.X. Sillerman, and our acquisition of the Presley business, The Huff Alternative Fund, L.P. and its affiliate contributed an aggregate of $43,818,605 in cash in exchange for: (i) 2,172,400 shares of Series A Preferred Stock, (ii) 3,706,052 newly issued shares of common stock, (iii) warrants to purchase 1,860,660 shares of common stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of common stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of common stock at $2.00 per share. The transaction was consummated in accordance with a Stock Purchase Agreement dated February 7, 2005.

        The allocation of the proceeds from the investment by The Huff Alternative Fund, L.P. and its affiliate between the fair value of the Series A Preferred Stock and the fair value of the detachable warrants resulted in a beneficial conversion feature in the amount of $17,762,000.

        On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Preferred Stock outstanding. As a result of the early conversion, we will record a dividend of $17.8 million in our financial statements for the quarter ended March 31, 2005.

  The Presley Short Term Senior Loan

        A portion of the cash consideration we paid for the acquisition of our 85% interest in the Presley business was obtained through a $39.0 million short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The borrower under the Presley short term senior loan was EPE Holding Corporation, our wholly owned subsidiary, which directly owns 100% of our company's interests in the Presley business. The principal amount of the loan is guaranteed by us and secured by the borrower's ownership interest in the Presley business. Full payment on the principal amount is due on February 6, 2006, although we are required to repay the loan with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future assets sales. At maturity, the borrower must repay the loan at 101% of the principal amount thereof plus accrued and unpaid interest to the date of maturity. The loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005, and (c) 600 basis points at all times thereafter through maturity. The loan places restrictions on EPE Holding Corporation's ability, as the borrower, to pay dividends to us, as its parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, EPE Holding Corporation may not be able to pay dividends to us and we therefore may not be able to fund all of our obligations. We anticipate repaying the entire balance of the Presley short term senior loan with the proceeds of this offering.

  19 Entertainment Share Purchase Agreement

        We acquired 19 Entertainment pursuant to a Share Purchase Agreement dated March 17, 2005, by and among our company, CKX UK Holdings Limited, our wholly owned subsidiary, 19 Entertainment, Mr. Fuller and the other shareholders of 19 Entertainment for total consideration consisting of £64.5 million (U.S. $124.4 million) in cash and 1,870,558 unregistered shares of our common stock valued at $16.83 per share (which represents the average of our company's closing stock prices for the two days prior to and the day of the acquisition), each paid at closing and an additional £19.2 million (U.S. $36.9 million, based on the exchange rate at closing of the acquisition) in either cash or additional shares of common stock to be paid on the earlier of (i) thirty days following delivery of the audited financial statements of 19 Entertainment for its fiscal year ending June 30, 2005 and (ii) December 30, 2005. Under different circumstances, the additional consideration is payable in cash or shares of common stock (valued as of the date of issuance). The additional consideration can be requested in common stock by Mr. Fuller and his nominee company. If Mr. Fuller does not request this payment in common stock, and we have not completed any public sale or offering of equity securities in excess of $40.0 million on or before June 30, 2005, the full amount of such additional consideration is payable in registered common stock at our option. The Share Purchase Agreement provides Mr. Fuller and his nominee company with the right, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, to cause us to purchase all shares issued to them at a price of $13.18 per share.

        Pursuant to Mr. Fuller's new employment agreement, he will continue to serve as Chief Executive Officer of 19 Entertainment. The employment agreement is for a term of six years, and provides for the base salary, bonus, incentive compensation, and other benefits for Mr. Fuller. Mr. Fuller is expected to play a key role in planning and implementing our overall creative direction. We financed the 19 Entertainment acquisition by borrowing $109.0 million through a short term senior loan from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering, and through the receipt of cash from the exercise of $25.0 million of outstanding warrants to purchase common stock held by Robert F. X. Sillerman and other members of our management, The Huff Alternative Fund, L.P., our largest institutional equity investor, and an affiliate of The Huff Alternative Fund, L.P.

  The 19 Entertainment Short Term Senior Loan

        A portion of the cash consideration we paid for the acquisition of 19 Entertainment was obtained through a $109.0 million short term senior loan by CKX UK Holdings Limited, our wholly owned subsidiary which directly owns 100% of 19 Entertainment, from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. We were required to pay a 1% commitment fee upon the funding of the loan. This additional $1,090,000 of principal will be recorded as interest expense over the life of the loan. The loan is guaranteed by us, 19 Entertainment and each of the material subsidiaries of 19 Entertainment and is secured by 100% of our beneficial ownership interest in CKX UK Holdings Limited, 19 Entertainment and its subsidiaries. The loan is also secured by a second lien on our ownership interests in EPE Holding Corporation and its subsidiaries. Full payment on the principal amount is due on February 6, 2006, although we are required to repay the loan with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity, and may be increased under certain circumstances. The loan places restrictions on CKX UK Holdings Limited's ability, as the borrower, to pay dividends to us, as its parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, CKX UK Holdings Limited may not be able to pay dividends to us and we therefore may not be able to fund all of our obligations. We anticipate repaying the entire balance of the 19 Entertainment short term senior loan with the proceeds of this offering.

  Reincorporation

        On March 25, 2005, we merged into our wholly-owned subsidiary, changing, among other things, (i) the name of our company from Sports Entertainment Enterprises, Inc. to CKX, Inc., (ii) our state of incorporation from Colorado to Delaware and (iii) our capital stock from no par value to $0.01 par value per share.

  Uses of Capital

        At December 31, 2004, on a pro forma basis, before giving effect to this offering, we had $148.4 million of debt outstanding under two loan agreements, the Presley short term senior loan and the 19 Entertainment short term senior loan. We also had $3.5 million of debt outstanding under the Priscilla Presley note and $8.7 million in cash and cash equivalents. If we successfully complete this offering, we intend to use a portion of the net proceeds to repay all amounts outstanding under the short term senior loans. However, if we do not consummate this offering, we will be unable to repay the Presley and 19 Entertainment short term senior loans at maturity in February 2006 unless we can successfully arrange a longer-term senior credit facility or sell additional equity or debt securities in a public or private offering. Our ability to successfully arrange new debt or equity financing to repay the Presley and 19 Entertainment short term senior loans will be dependent upon a number of factors including the future financial performance of our business and general conditions in the capital markets. In the future, we may seek to obtain a new credit facility or seek to issue debt securities.

        We believe that our current cash on hand together with cash flow from operations will be sufficient to fund our current operations, including payments of interest due under the Presley and 19 Entertainment short term senior loans, dividends on our Series B Convertible Preferred Stock, mandatory minimum distributions to the minority shareholder in the Presley business and capital expenditures, for the remainder of 2005.

  Capital Expenditures

        We have not completed our 2005 capital expenditures budget. We presently anticipate that our capital expenditures in 2005 will include ongoing improvements at the Presley business and 19 Entertainment with total costs reasonably similar to those incurred by the businesses in recent years. We also expect to incur additional capital expenditures at the corporate level to implement new information technology and financial systems.

  Future Acquisitions

        We intend to acquire additional businesses that fit our strategic goals. We expect to finance our future acquisitions of entertainment related businesses from new credit facilities, additional debt and equity offerings, issuance of our equity directly to sellers of businesses and cash flow from operations.

        We are highly leveraged and have not previously issued significant amounts of equity or debt to the public markets. Therefore, no assurance can be given that we will be able to obtain adequate financing to complete any potential future acquisitions we might identify.

  Dividends

        Our Series B Convertible Preferred Stock requires payment of a cash dividend of 8% per annum in quarterly installments. On an annual basis, our total dividend payment on the Series B Convertible Preferred Stock will be $1,826,000. If we fail to make our quarterly dividend payments to the holders of the Series B Convertible Preferred Stock on a timely basis, the dividend rate increases to 12% and all amounts owing must be paid within three business days in shares of common stock valued at the average closing price over the previous 30 consecutive trading days. After such payment is made, the dividend rate returns to 8%.

        We are restricted under the terms of certain of our financing arrangements and have no intention of paying any dividends on our common stock for the foreseeable future.

  Commitments and Contingencies

        There are various lawsuits and claims pending against us and which we have initiated against others. We believe that any ultimate liability resulting from these actions or claims will not have a material adverse effect on our results of operations, financial condition or liquidity.

        In addition to our scheduled maturities of debt, obligations to redeem preferred stock and obligations to the seller of the Presley business, we have future cash obligations under various types of contracts. We lease office space and equipment under long-term operating leases. We have also entered into long-term employment agreements with certain of our executives and other key employees. These contracts typically contain provisions that allow us to terminate the contract with good cause.

        The scheduled maturities of our credit facilities, future minimum rental commitments under non-cancelable operating leases and minimum payments under employment agreements as of December 31, 2004 on a pro forma basis are as follows (in thousands):

	2005	2006	2007	2008	2009	Thereafter(a)	Total
Debt facilities	$719	$709	$679	$650	$620	$801	$4,178
Non cancelable operating leases	2,349	2,256	2,136	2,127	2,154	6,336	17,358
Employment contracts	4,700	4,585	4,318	3,390	3,529	2,847	23,369
Guaranteed minimum distributions	1,200	1,200	1,200	1,200	1,200	—	6,000
19 Entertainment put right(b)	—	—	—	—	—	22,079	22,079

Total	$8,968	8,750	8,333	7,367	7,503	32,063	$72,984

(a)
In addition to the amounts listed above, we are required to make guaranteed minimum distributions to The Promenade Trust of at least $1.2 million annually for as long as The Promenade Trust continues to own a 15% interest in the Presley business.

(b)
We have granted to the former holders of capital stock of 19 Entertainment the right, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, to cause us to purchase up to 1.7 million shares of their common stock at a price of $13.18 per share, which is reflected in the table above. We have also granted them the same right with respect to additional shares, if any, issued to Mr. Fuller and his nominee company as additional consideration, as described under "–19 Entertainment Share Purchase Agreement."

        The table above excludes our repayment obligations under the Presley short term senior loan and the 19 Entertainment short term senior loan, totaling $148.4 million plus amounts necessary to pay any accrued interest, as set forth in the Unaudited Pro Forma Condensed Combined Balance Sheet, which are expected to be repaid with proceeds of this offering.

Inflation

        Inflation has affected the historical performance of the Presley business and 19 Entertainment primarily in terms of higher operating costs for salaries and other administrative expenses. Although the exact impact of inflation in indeterminable, we believe that the Presley business has offset these higher costs by increasing prices at Graceland and for intellectual property licenses and that 19 Entertainment has offset these higher costs by increasing fees charged for its production services and higher royalty and sponsorship rates.

Impact of Recently Issued Accounting Standards

        In December 2004, the FASB issued a revision to SFAS No. 123, "Accounting for Stock-Based Compensation." This revision will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This revised Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. This revised Statement will apply to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date. As of the required effective date, we will apply this revised Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures. For periods before the required effective date, we intend to comply with SFAS No. 123.

Off Balance Sheet Arrangements

        We do not have any off balance sheet arrangements.

Quantitative And Qualitative Disclosure About Market Risk

  Interest Rate Risk

        Our short term senior loans require payments of interest at variable rates based on LIBOR. Accordingly, our earnings will be affected by changes in interest rates. Assuming our current level of variable rate debt outstanding, each 1% change in interest rates will result in a $1,480,000 change in our annual interest expense.

  Foreign Exchange Risk

        As a result of our acquisition of 19 Entertainment, we have significant operations outside the United States, principally in the United Kingdom. Our foreign operations are measured in local currencies. In addition, certain of our entertainment properties, including the IDOLS brand and our rights to the name, image and likeness of Elvis Presley, generate revenue in various countries throughout the world. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which we operate.

        Historically, 19 Entertainment, as a U.K. based enterprise, entered into foreign currency option contracts to hedge it exposure to certain U.S. dollar denominated revenue. Due to the recent timing of our acquisitions, we are currently evaluating what strategies, if any, we should adopt to minimize our exposure to foreign currencies.

BUSINESS

Our Business

        We are engaged in the ownership, development and commercial utilization of entertainment content. To date, we have focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States, the Pop Idol series in the United Kingdom and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets. We believe our corporate management team and our existing infrastructure will enhance and expand commercial opportunities for existing content and enable the companies we acquire or individuals with whom we partner or align to more effectively develop, acquire, license, market and promote content.

        As new technologies emerge and are adopted by consumers, we believe that new modes of distribution of entertainment content will enable consumers to more easily and readily consume content when, where and how they choose. We believe that the ability of consumers to exert greater control over the timing and method of content consumption will increase demand for entertainment content generally and, correspondingly, will increase the value of our globally recognized entertainment properties. We plan to strategically deploy capital in ways which we believe will allow us and our partners to gain or retain greater control over the assets which we and they create and to challenge the existing economic relationship between owners and distributors of content. We do not intend to make significant investments in new technologies, as we believe our ownership, development and control of entertainment content will become more valuable, regardless of which distribution technologies are adopted by consumers.

        Our existing properties have a proven track record of generating recurring revenues across multiple entertainment platforms, including music, film and television; sponsorship, licensing and merchandising; artist management; themed attractions and touring/live events. We are in active discussions with companies and individuals that control other popular entertainment content. We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will support the anticipated growth of our business and enable us to effectively manage the content we already own and additional content we develop or acquire in the future.

Our Strengths

        We believe the following are our key competitive and business strengths.

        Strong Management Team with Successful Track Record.    The members of our senior corporate management group, including Robert F.X. Sillerman, Mitchell J. Slater, Howard J. Tytel and Thomas P. Benson, have worked in the media and entertainment business for an average of 25 years, including almost ten years together as a management team. They previously built, managed, and sold five public companies, the most recent of which was SFX Entertainment, Inc. These companies, in the aggregate, raised over $4.7 billion of capital through external financings and consummated and integrated over 50 acquisitions. Our senior corporate management team has a successful track record of identifying and realizing synergies among unique and diverse businesses and has proven its ability to acquire and integrate these businesses to capitalize on and enhance their combined value.

        Creative and Experienced Managers of Content.    Simon Fuller, the Chief Executive Officer of our recently acquired 19 Entertainment subsidiary and a key member of our management team, has been the driving force behind the creation, development and marketing of multiple globally successful entertainment properties, including the Spice Girls, S Club 7 and, most recently, the IDOLS television show format. Since founding 19 Entertainment in 1985, Mr. Fuller's accomplishments include launching and managing artists, songwriters and producers who have had more than 100 number one albums and 80 number one singles in the United States and United Kingdom. Mr. Fuller also helped launch the television show format behind, and co-executive produces, American Idol, which has consistently occupied two of the top three weekly ratings positions this season for regularly scheduled prime time television shows in the United States, according to Nielsen Media Research. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our company's overall creative direction.

        Jack Soden and Gary Hovey, the Chief Executive Officer and Executive Vice President, respectively, of our Elvis Presley Enterprises, Inc. subsidiary, has each built a strong reputation in his field and contributed to the preservation and enhancement of the popular public image of Elvis Presley. Mr. Soden has managed the operations of Graceland and its related properties, as well as licensing and marketing activities, since Elvis Presley Enterprises was formed in 1981. Mr. Hovey has managed the administration of Elvis' recorded music, music publishing, film and television interests since 1990. Messrs. Soden and Hovey will continue to oversee the operations of the Presley business.

        Each of Messrs. Fuller, Soden and Hovey has entered into a long-term employment agreement with our company. See "Management–Executive Officer Employment Agreements."

        Globally Recognized Content.    The entertainment content we have acquired to date, including, most notably, the rights to the name, image and likeness of Elvis Presley and the IDOLS television show format, has a proven history of generating recurring revenues across multiple platforms. Elvis is the world's most iconic and the best-selling solo musical recording artist in U.S. history, having sold more than one billion albums and singles worldwide and having set records for the most albums and singles that have been certified Gold® and Platinum® by the RIAA. In each of the past four years, Forbes Magazine has listed Elvis as the top earning deceased celebrity. During that time, more than eleven million Elvis albums have been sold worldwide and an average of approximately 571,000 people have visited Graceland annually. Adaptations of the IDOLS television show format have been broadcast in over 30 countries around the world, and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets. Every American Idol winner to date has produced a number one album or single (as measured by Nielsen SoundScan) and winners and finalists on IDOLS brand shows, collectively, have had five Platinum® or equivalent and two multi-Platinum® albums and have collectively sold over eleven million albums and singles.

        Access to New Content and Acquisition Opportunities.    We believe that the combination of our management's broad network of relationships in the entertainment industry and the array of globally recognized entertainment content we already own, provides us with a competitive advantage in accessing potential strategic acquisitions and partnerships. In addition, we believe our management's reputation and successful track record have encouraged and will continue to encourage potential partners and sellers of content, including those who might not have previously been willing to consider transaction opportunities, to initiate contact with us regarding partnerships and other transactions.

        Established and Extensive Infrastructure.    We believe our recent acquisitions, together with the infrastructure our senior management has built and continues to develop, will allow us to manage and enhance the value of additional companies and content we may acquire. We currently possess in-house capabilities to provide multiple and comprehensive services designed to maximize the brand sustainability and profitability of our talent and content worldwide, including creative development, television production, music recording and publishing, royalty accounting, artist and brand management, touring and live events promotion, licensing and merchandising, and sponsorship sales. With offices in New York, Los Angeles, Memphis, London, Paris and Hamburg, our geographic breadth will help us manage our anticipated growth as we acquire additional assets in the future.

Our Business Strategy

        We intend to leverage our strengths to pursue the growth of our business by utilizing the following strategies.

        Acquire/Partner with Valuable Content.    We plan to make strategic acquisitions of, or partner or align with, individuals or companies that control various forms of entertainment content which could offer multiple revenue opportunities across various entertainment platforms and distribution channels. In some instances, we will seek to acquire control of, or work with partners to enhance, existing content. In other cases, we will seek transaction opportunities with entities or individuals that we believe will allow us and them to create and develop new content.

        Capitalize on Recognition of Existing Properties.    We believe the global recognition of our existing content, including the name, image and likeness of Elvis Presley, the IDOLS television show format and our partnership with David Beckham, a globally recognized celebrity athlete, and Victoria Beckham, a fashion and lifestyle personality whose career Mr. Fuller managed as a member of the Spice Girls and now manages, will provide us with numerous opportunities for substantial growth through new and diverse projects. For example, we intend to license the "Presley" and "Graceland" names for use at Elvis-related attractions or venues in Las Vegas and other strategic locations throughout the world, including in Asia, the Middle East and Europe.

        Diversify and Broaden Revenue Opportunities.    We intend to capitalize on our existing infrastructure and experience across various entertainment platforms and distribution channels to develop additional revenue opportunities for content we currently control or may develop or acquire in the future. We currently have important strategic relationships with sponsors, licensees, merchandisers, promotional and other partners who enhance the consumer awareness and revenue producing potential of our content. We plan to utilize our global capabilities for television production, music publishing, merchandising, live touring, licensing, creative development, royalty accounting, music recording and sponsorship sales to develop revenue opportunities across various entertainment platforms and distribution channels for each of our company's artists under management and our content.

        Capitalize on Technological Advancements.    Distribution models based upon actively marketing and advertising pre-packaged content to consumers are being displaced by consumers' desire and ability to actively seek out and access content and to determine the timing and method of its consumption. As personalized channels of distribution become more prevalent, we believe the demand for and value of popular, high-quality content will increase. While we do not intend to make significant investments in content distribution technologies, we are positioning our company and our content to capitalize on whichever new distribution technologies prevail in the marketplace and are broadly adopted by consumers, including broadband Internet access, satellite/digital cable television, digital video recorders, satellite radio, cellular telephones/personal digital assistants and other devices that support digitally distributed content.

Description of Presley Business

        On February 7, 2005, we acquired an 85% interest in the entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley's television specials, films and certain of his recorded musical works. We decided to launch our content-focused strategy with the acquisition of the Presley business primarily because Elvis Presley is a global icon, the Presley business has proven itself both successful and profitable and because we believe there is potential to significantly enhance and expand the "Elvis" presence both in the United States and throughout the world.

        The Presley business consists primarily of two components: first, intellectual property, including the licensing of the name, image, likeness and trademarks associated with Elvis Presley, as well as other owned and/or controlled intellectual property and the collection of royalties from certain motion pictures, television specials and recorded musical works and music compositions; and second, the operation of the Graceland museum and related attractions and retail establishments, including Elvis Presley's Heartbreak Hotel and other ancillary real estate assets.

  Licensing and Intellectual Property

  Music Rights

        We own co-publishing rights to approximately 650 music compositions, most of which were recorded by Elvis Presley. Chrysalis Music Publishing administers our company's share of these compositions, along with that of one of two other co-publishers under an administration agreement. Approximately 40% of our publishing income from these compositions originates outside the United States. The public performance rights for these compositions are administered by The American Society of Composers, Authors and Publishers and Broadcast Music, Inc., the two largest U.S. based companies which license and distribute royalties for the non-dramatic public performances of copyrighted musical works in the United States.

        We also own rights to receive royalties from sales of certain Elvis records. Under Elvis' recording contract with RCA (now part of Sony BMG Music Entertainment), he was entitled to receive an artist's royalty on record sales. In March 1973, Elvis sold his ongoing record royalty right for a lump sum payment from RCA on everything he had recorded up to that time. We continue to receive royalties on sales of records Elvis recorded after March 1973 and a marketing royalty in exchange for the right to use Elvis' name, image and likeness in connection with the sale and marketing of newly released compilation records that include recordings Elvis recorded before March 1973.

        Sony BMG Music Entertainment (as RCA's successor) generally does not have the right to license master recordings featuring Elvis' musical performances for any commercial use other than the sale of records. We negotiate, together with Sony BMG, when requests are received for the use of these masters in a commercial setting. In addition, we retain the right to approve remixes and edits of any of the master recordings.

  Name, Image & Likeness

        We own the name, image and likeness of Elvis Presley as well as trademarks in various names and images associated with Elvis. We license to others the right to use this intellectual property for merchandising and other commercial exploitation. In addition, we enter into licenses for the use of video and audio clips of Elvis from various motion pictures in which he starred and the television programs which we own.

        We believe that our experience and our infrastructure for exploiting the name, image and likeness of Elvis Presley provide a strong base upon which to expand our business. We are presently exploring various methods of expanding this business which might include purchasing additional name and likeness rights or entering into agreements to manage name and likeness rights.

  Television/Video

        We own the rights to two of Elvis' television specials: "68 Special" (1968); and "Aloha From Hawaii" (1973). We also own the rights to "Elvis by the Presleys," a two-hour documentary and four-hour DVD being produced for television, based on and including rare archival footage, home movies and photos, and interviews with Elvis, his friends and relatives, including Lisa Marie Presley and Priscilla Presley. "Elvis by the Presleys" is expected to air on the CBS television network in the United States and on various foreign television networks in 2005.

  Motion Pictures

        Elvis starred in 31 feature films as an actor and two theatrically released concert documentary films. Elvis had, and we are entitled to receive, participation royalties in 24 of these films. We have the right to receive royalties, but do not own the films themselves or control the content or distribution of such films.

        In addition, we have the right to and negotiate for revenues associated with the use of Elvis' images as extracted from these films and embodied in other media and formats.

  Licensing

        In addition to our own merchandising efforts, our licensing division is charged with the responsibility of protecting and preserving the integrity of Elvis Presley's image, Graceland and other related properties. We seek to accomplish this through the pursuit of appropriate commercial opportunities that advance and complement our financial strategies while maintaining the desired branding and positioning for "Elvis" and our other properties. We currently have over 100 licensing arrangements.

  Graceland Operations

  Graceland

        Graceland, the 13.5 acre estate which served as the primary residence of Elvis Presley from 1957 until his passing in 1977, is located in Memphis, Tennessee. Graceland was first opened to public tours in 1982. Over the past five years, Graceland has averaged approximately 571,000 visitors per year.

        We operate Graceland under the terms of a 90-year lease with The Promenade Trust. We prepaid approximately $3.0 million of rent at closing of the acquisition of the Presley business, and will make monthly payments of $1.00 per month during the term of the lease. We have also acquired all worldwide rights, title and interest in and to the name "Graceland," which name may be used at additional themed locations as well as in Memphis, Tennessee.

        The focal point of the Graceland business is the mansion tour, which includes a guided walk through the living room, music room, Elvis' parents' bedroom, the dining room, kitchen, TV room, pool room, and "jungle" den in the main house, and, behind the house, Elvis' racquetball building and his original business office. The tour includes an extensive display of Elvis' gold records and awards, career mementos, stage costumes, jewelry, photographs and more. The tour also includes a visit to the Meditation Garden, where Elvis and members of his family have been laid to rest.

        In addition to the mansion, the Graceland operations include access to an automobile museum featuring vehicles owned and used by Elvis, the "Sincerely Elvis" museum, which features changing exhibits of Elvis memorabilia, a movie theater showing movies starring Elvis, an aviation exhibition featuring the airplanes on which Elvis traveled while on tour, retail stores offering Elvis themed merchandise, restaurants, a wedding chapel, ticketing and parking. We also own and operate retail stores at Graceland and produce exclusive licensed merchandise for visitors to Graceland.

        Adjacent to the Graceland real property is the Meadow Oaks Apartments, a 270-unit apartment complex that we own and operate as a result of our acquisition of the Presley business.

  Elvis Presley's Heartbreak Hotel

        Adjacent to the mansion and related attractions, we have, since 1998, operated Elvis Presley's Heartbreak Hotel, which is marketed primarily to visitors to Graceland. Elvis Presley's Heartbreak Hotel is a 128-room boutique hotel premised on the legendary hospitality and personal style for which Elvis Presley was known. In addition to the regular guest rooms, the Heartbreak Hotel has four themed suites which provide guests with an opportunity to experience an Elvis themed lodging experience. The hotel had an average occupancy rate of approximately 80% during the year ended December 31, 2004.

Description of the Business of 19 Entertainment

  Overview

        On March 17, 2005, we acquired 19 Entertainment Limited and entered into a long-term employment agreement with Simon Fuller, its founder and the creative force behind its most successful projects. In addition to continuing to oversee the operations of 19 Entertainment and its subsidiaries, Mr. Fuller will play a key role in planning and implementing our overall creative direction.

  History

        19 Entertainment was founded in 1985 as an artist management company by Simon Fuller, who, after four years working in the record and music publishing industries, left to independently manage the career of Paul Hardcastle, whom Mr. Fuller had originally signed to a recording contract with his then employer, Chrysalis Records. 19 Entertainment went on to represent a number of successful singers and songwriters, including Annie Lennox and Cathy Dennis.

        Mr. Fuller was the principal architect behind the "Spice Girls" global phenomenon, including naming the group, commissioning certain writers and musicians represented by 19 Entertainment to write music for the group, and developing sponsorship and marketing opportunities around the world. Following the release of their first single in 1996, the Spice Girls went on to sell more than 40 million albums, generate significant corporate sponsorship deals, including a global deal with Pepsi, sell out multiple concert tours worldwide, and star in a movie produced and developed by 19 Entertainment that generated $77.5 million in global box office sales.

        Upon recognizing the growing opportunities available to those who create and control entertainment content, Mr. Fuller changed 19 Entertainment's strategy to capture further value and control of its entertainment properties, by strategically developing and retaining ownership in content specifically tailored for distribution across multiple entertainment platforms and to capitalize on multiple revenue opportunities. The first property created under 19 Entertainment's new model was the television show S Club 7, a scripted drama program that followed the exploits of the seven members of a musical group by the same name, which was originally broadcast in the United Kingdom. As the first property entirely conceived by Mr. Fuller and owned by 19 Entertainment, the S Club 7 television show, the band and its music provided 19 Entertainment with multiple revenue streams. 19 Entertainment ultimately produced four television series based on S Club 7 which were broadcast in more than 100 countries, sold over 10 million albums and singles worldwide and had several sold out live concert tours.

  IDOLS Brand

        19 Entertainment's multi-platform approach to the commercial utilization of its entertainment properties is best illustrated by the example of the IDOLS brand. In 1998, Mr. Fuller created what was to become the concept for "Pop Idol," a televised talent contest for musical artists that allowed the viewing audience to participate in and ultimately select the winning performer via text messaging and telephone voting. The audience participation generates a pre-established market for the winning artists and other finalists who 19 Entertainment then has the right to represent with respect to artist management and merchandising. In the United States and United Kingdom, 19 Entertainment also enters into exclusive recording agreements with the winning artists and other finalists. The first television program based on this concept was the Pop Idol show, first broadcast in the United Kingdom in 2001 and in the United States, under the name "American Idol" in 2002. The popularity of the IDOLS brand around the world, most notably the American Idol series in the United States, has resulted in substantial revenue growth across multiple media platforms, in all of which 19 Entertainment retains a substantial ownership interest. For 19 Entertainment's fiscal year ended June 30, 2004, $49.5 million of revenue, representing 64% of its total revenue for that fiscal year, was generated by American Idol-related activities, including television, sponsorship, merchandise sales, tours and recorded music.

        Since the success of the Pop Idol series in the United Kingdom, television shows based on the IDOLS brand have been broadcast in over 30 countries, with second runs being broadcast in Germany, France, Australia, Canada, Lebanon, Holland, Norway and South Africa, and a third series being broadcast in Poland. The global popularity of television shows based on the IDOLS brand is evidenced by the following:

  •
  To date, IDOLS programming has been viewed by over 100 million people and over 500 million votes have been cast worldwide.

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  Adaptations of the IDOLS television show format have been broadcast in over 30 countries around the world, and have set notable viewership records in the United States, the United Kingdom, Finland, Germany, the Netherlands, Australia and New Zealand, among other markets.

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  In its first season in the United Kingdom, the Pop Idol series was the highest rated live entertainment show with a peak audience of 13.3 million viewers.

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  Over 28 million viewers tuned in and over 65 million votes were cast via telephone and text-messaging for the season finale of the third American Idol series in the United States.

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  In Germany, the locally titled Deutschland sucht den Superstar is broadcaster RTL's highest rated entertainment show since 1992.

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  In the Netherlands, over a third of the entire viewing population watched the March 2003 season finale, making it the then highest rated show ever on Dutch commercial television (excluding sporting and royal events).

        Having conceived and developed the IDOLS brand, Mr. Fuller recognized the need for a global record label partner and/or a global television production and distribution partner. Mr. Fuller chose FremantleMedia Limited, the content business production arm of the RTL Group, Europe's largest television and radio broadcast company, as 19 Entertainment's global television production and distribution partner and BMG Music Publishing Limited (now part of Sony BMG Music Entertainment), as 19 Entertainment's global record label partner. The respective rights and obligations of FremantleMedia and 19 Entertainment are described below under "Film and Television" and the relationship with BMG is described in detail under "Division Music/Division" below.

        Though 19 Entertainment is a party to a variety of commercial relationships with its television and record label production and distribution partners to produce, broadcast, distribute and finance shows based on the IDOLS brand, 19 Entertainment retains a substantial interest in all aspects of such shows and their multiple revenue streams through its operating subsidiaries both in the United States and the United Kingdom. 19 Entertainment's principal operational and ownership interests are structured as follows:

  •
  19 TV Limited owns two-thirds of the IDOLS brand and co-produces the shows in the United States and United Kingdom with its partner, FremantleMedia, which owns the other one-third of the IDOLS brand.

  •
  19 TV Limited receives certain fees and revenues relating to the sublicensing of the brand and production and marketing of the shows based on the IDOLS brand around the world, including licensing and producer fees.

  •
  19 TV Limited shares a percentage of the revenues FremantleMedia derives from on-air sponsorships and sales of IDOLS branded merchandise.

  •
  19 Recordings Limited has the right to sign recording contracts with the finalists from the American Idol series in the United States and the Pop Idol series in the United Kingdom.

  •
  19 Management Limited has the right to manage the finalists.

  •
  19 Touring Limited has the right to produce IDOLS tours.

  •
  19 Merchandising Limited has the right to licensing and merchandising of the IDOLS tours and in the United States and United Kingdom is jointly responsible for off-air sponsorship of the televised programs.

  Business Activities

        The following chart lists the percentage of overall revenue generated by 19 Entertainment and its subsidiaries, by principal business activity, for the fiscal year ended June 30, 2004. These percentages are based on generally accepted accounting practices in the United Kingdom, reconciled to US GAAP.

Business Activity	Percent of Total Revenue
Film and Television	30%
Music	27%
Sponsorship and Merchandising	18%
Touring	20%
Management	5%

Total	100%

  Film and Television

        19 Entertainment's film and television division is an integral part of our company's strategy to capture the full multi-media potential of the entertainment properties we create and/or control. The typical model for a 19 Entertainment television project thus far, as demonstrated by the roll out of the IDOLS brand and before that, S Club 7, has been the development of a compelling music themed television show that is capable of being broadcast on a global basis. Through the initial programming, 19 Entertainment is able to generate a significant fan base and, ultimately, build substantial ancillary revenue streams. In addition to television shows based on the IDOLS format, 19 Entertainment is continually developing new concepts for television projects and currently has several new television projects in various stages of production and development, in both the United States and the United Kingdom.

        Though 19 Entertainment does not actively seek to invest in, create or develop films, it has been involved in and will continue to consider the development of movies based on or otherwise involving existing and future 19 Entertainment properties. For instance, in 1997, 19 Entertainment developed and produced the movie Spice World, starring the Spice Girls, which grossed more than $77.5 million worldwide. In 2003, 19 Entertainment produced the film, S Club Seeing Double, based on the popular S Club 7 television show and was the executive producer of From Justin to Kelly, starring Kelly Clarkson and Justin Guarini, the winner and runner-up of the first American Idol series.

        For 19 Entertainment's fiscal year ended June 30, 2004, film and television activities generated revenue of $23.5 million, the majority of which was driven by the American Idol series. Television revenue related to the American Idol series is largely dictated by the terms of the agreements with FremantleMedia and the Fox Broadcasting Company, each as more fully described below.

        19 TV Limited/FremantleMedia Agreement

        19 Entertainment, through its wholly owned subsidiary, 19 TV Limited, has entered into a worldwide partnership arrangement with FremantleMedia for the production and distribution of the IDOLS brand, which gives FremantleMedia the exclusive right to produce (or sublicense production) and distribute IDOLS programs and series throughout the world except the United States, where 19 TV Limited co-produces the American Idol series. In the United Kingdom, the Pop Idol series airs on ITV, a popular U.K. based commercial television channel. In the United States, the American Idol series airs on Fox Broadcasting Network, under an agreement between 19 TV Limited, FremantleMedia and Fox, as more fully described below under "Fox Agreement."

        Under the terms of the 19 TV Limited/FremantleMedia agreement, the IDOLS brand, together with all domain names and trademarks relating thereto are owned jointly by the parties, two-thirds by 19 TV Limited and one-third by FremantleMedia. In addition to its joint ownership of the IDOLS brand, 19 TV Limited has the right to receive certain fees and revenues relating to the sublicensing of the IDOLS brand and the production of television shows based on the IDOLS brand and format around the world. Specifically, 19 TV Limited receives:

  •
  a percentage of the "Format Fee," which is a percentage of the gross fees received by a local production company from a local broadcaster for production and transmission of the IDOLS series;

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  a percentage of a "Producer Margin," which is a percentage of FremantleMedia's profits on the production of the Pop Idol series in the United Kingdom;

  •
  a percentage of revenues derived from distribution of IDOLS series and programs after a deduction of a percentage of gross revenues and other deductions;

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  a percentage of FremantleMedia's net revenue derived from program sponsorship and program merchandising; and

  •
  a percentage of FremantleMedia's net revenue derived from local merchandising and management deals (outside the United States and the United Kingdom). 19 TV retains 100% of artist management and artist merchandising income from the United States and United Kingdom.

  Fox Agreement

        Under the terms of the agreement among 19 TV Limited, FremantleMedia and Fox, Fox is given a perpetual and exclusive license, including the right of first negotiation and last refusal, to broadcast any non-scripted television programs featuring the American Idol brand or based on the American Idol format, or featuring contestants who appear in their roles as American Idol winners, intended for broadcast within the United States and its territories.

        Fox pays FremantleMedia a flat, non-auditable license fee per episodic hour, as well as a premium license fee for each hour in excess of the initial season order. These fees are used by FremantleMedia to fund American Idol series production costs, excluding the fees of the judges and host, which are paid directly by Fox, over and above the license fees. FremantleMedia retains the balance of the Fox license fees minus production costs, and pays 50% of the balance directly to 19 TV Limited.

        In addition to license fees, Fox also pays a significant ratings/rankings bonus depending on where the American Idol series is ranked in the Nielsen 18-49 age demographic. 19 TV Limited and FremantleMedia share the ratings/rankings bonus 50/50, with 19 TV Limited receiving its share directly from Fox. Fox also pays an executive producer fee per episodic hour, and a format fee of a percentage of the approved production budget, of which 19 TV Limited receives 50% and 40%, respectively.

  Music Division

        19 Entertainment's music division primarily consists of its recorded music activities and its music publishing rights, each as more fully described below. As with most areas of 19 Entertainment's business, the music division is largely driven by the success of the IDOLS brand franchise. In its fiscal year ended June 30, 2004, 19 Entertainment's music division generated revenue of approximately $20.9 million.

  Recorded Music

        19 Entertainment has the exclusive right to select the record company entitled to sign contestants on television shows based on the IDOLS brand to long-term recording contracts. In the United States and United Kingdom, 19 Entertainment typically options the recording rights to the top ten or twelve finalists of each series of each television show based on the IDOLS brand, and then enters into recording agreements with each of the winners and certain finalists. In its fiscal year ended June 30, 2004, approximately 12% of the total revenue for 19 Entertainment was generated by American Idol finalists, including Ruben Studdard, Clay Aiken and Fantasia Barrino.

        19 Entertainment has a worldwide agreement with Ronagold Limited, a subsidiary of Sony BMG Music Entertainment, through which Ronagold is entitled to select the record company (which must be a BMG group record company) in territories outside the United States and the United Kingdom which will sign the contestant-artists. With respect to contestants on the American Idol series in the United States and the Pop Idol series in the United Kingdom, 19 Entertainment itself enters into recording agreements with the finalists and then grants an optional exclusive license to Ronagold to select a BMG record company to handle the marketing, manufacturing and distribution of the records throughout the world. 19 Entertainment's agreement with Ronagold runs through the first four American Idol/Pop Idol series.

        In the United States, the BMG record company that licenses the winning artist and/or any of the finalists pays to the 19 record label a recoupable advance, a percentage of which is passed along to the finalist/artist.

        Outside the United States and the United Kingdom, the designated BMG record company licenses the winning artist and/or any of the finalists directly and pays to them advances and royalties commensurate with the terms of BMG's usual exclusive recording agreements for artists with one Platinum selling album prior to signature in the relevant country.

  Music Publishing

        The music publishing division of 19 Entertainment is driven directly and indirectly by the IDOLS brand franchise. 19 Entertainment owns 50% of music publishing company 19 Songs Limited, with the remaining 50% owned by BMG. 19 Songs Limited owns the copyrights to an increasing number of songs developed by artists, writers and producers managed by Native Management, which is 50% owned by one of our subsidiaries. Many of the songs are written and developed exclusively for 19 Entertainment's current entertainment properties and projects.

        Pursuant to a publishing agreement between 19 Songs Limited and BMG Music Publishing, 19 Songs Limited assigns to BMG, for a specified period of time, all of its rights and interest in (including all copyrights to) its current and future compositions throughout the world in exchange for a royalty equal to all fees and royalties received by BMG in the United Kingdom from use and exploitation of the compositions (less any taxes, commissions retained by performing rights societies and mechanical rights collection agencies and certain forms of remuneration) and a percentage of the publisher's share of public performance fees.

        BMG has the right to purchase 19 Entertainment's interest in 19 Songs Limited beginning at the end of 2005, when the publishing agreement is scheduled to expire.

  Sponsorship/Merchandising

        19 Entertainment's sponsorship and merchandising revenues are driven primarily by the IDOLS brand franchise. 19 Entertainment generated approximately $13.5 million in sponsorship and merchandising revenue for its fiscal year ended June 30, 2004. 19 Entertainment's sponsorship division works to craft relationships between leading brands and 19 Entertainment properties. The sale of sponsorships in connection with the IDOLS brand is handled by a combination of 19 Entertainment/FremantleMedia/ITV in the United Kingdom, 19 Entertainment/FremantleMedia/Fox in the United States and 19 Entertainment/FremantleMedia/local broadcaster in the rest of the world. 19 Entertainment's staff solicits sponsors for IDOLS tours directly and exclusively.

        Fox and ITV have exclusive responsibility for selling on-air media on behalf of the American Idol and Pop Idol series, respectively. However, to the extent that media buyers seek any off-air promotional tie-ins or in program identification rights, these rights can only be sold with the consent of 19 Entertainment/FremantleMedia. Major media buyers in the United States such as Ford, Coca-Cola and AT&T Wireless/Cingular have in-program identification and off-air promotional tie-ins. For example, Coca-Cola is consumed by the judges during the program and the "green room" is actually Coca-Cola red and stocked with Coca-Cola products; AT&T Wireless/Cingular is the telephonic voting partner; and Ford received on-screen identification and segments featuring Ford trucks.

        19 Entertainment also options the merchandising rights for the top ten contestants for each American Idol program and typically signs long-term exclusive merchandising contracts with the winner and certain runners-up. As noted above, all merchandising and licensing associated with the American

Idol series is handled by FremantleMedia on a world-wide basis, though 19 Entertainment is entitled to 50% of net merchandising revenue.

  Artist Management

        19 Entertainment continues to represent its historical roster of clients, including Annie Lennox and Cathy Dennis. In addition, 19 Entertainment options the right to manage the final contestants in each series of the IDOLS brand broadcasts in the United States, United Kingdom, France, Germany and Canada. 19 Entertainment periodically employs three or four professionals to oversee the management relationships as well as numerous "road warriors" who are responsible for the day-to-day artist "needs," though all artists have complete access to Mr. Fuller when required or requested.

        Touring

        With the success of the IDOLS brand, touring has become an additional source of revenue for 19 Entertainment. As discussed above, when the number of contestants on any of the IDOLS brand broadcasts has been narrowed down to the final ten contestants, 19 Entertainment engages the finalists as talent for IDOLS branded tours produced by 19 Entertainment. 19 Entertainment typically works with a local agent to book its tours with local promoters.

  Beckham Joint Venture

        In addition to its activities in television, film and music, 19 Entertainment has developed a number of relationships in which it retains an ownership position and which it expects to result in the creation of valuable properties and projects. For example, 19 Entertainment manages Victoria Beckham, a fashion and lifestyle personality, and has recently taken over the management of David Beckham, a globally recognized celebrity athlete, for all of his commercial activities including advertising, sponsorship and endorsement activities. In addition, David and Victoria Beckham have agreed to pursue the development and exploitation of projects relating to merchandising, products and skills (that do not, with certain exceptions, include the name "Beckham") exclusively through a joint venture vehicle, Beckham Brand Limited, which is owned one-third by each of David Beckham, Victoria Beckham, and a subsidiary of 19 Entertainment.

        Beckham Brand Limited recently announced the Beckham Soccer Academy, a project being developed in partnership with Anschutz Entertainment Group. The academy, scheduled to open in summer 2005 on the Greenwich Peninsula in East London, will comprise two soccer fields, classrooms, training rooms and other facilities and will provide a fun and interactive experience for children, both boys and girls, of all skill levels. A sister academy is scheduled to open in Los Angeles in late 2005.

  New Project Development

        Much of the success of 19 Entertainment has been attributable to creative development by Mr. Fuller and 19 Entertainment's employees. The creative process can take a number of years to develop new content. 19 Entertainment's development pipeline is currently filled with numerous projects and programs. Going forward, we expect Mr. Fuller and the employees of 19 Entertainment to play a key role in the development of new content and enhancement of existing and acquired content, both with respect to 19 Entertainment as our wholly owned subsidiary, and with respect to our company as a whole.

Regulation

        Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities.

        Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations. As a developer and distributor of media content, we may face potential liability for any of:

  •
  defamation;

  •
  invasion of privacy;

  •
  copyright infringement;

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  actions for royalties and accountings;

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  trademark misappropriation;

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  trade secret misappropriation;

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  breach of contract;

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  negligence; and/or

  •
  other claims based on the nature and content of the materials distributed.

        These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Intellectual Property

        Our business involves the ownership and distribution of intellectual property. Such intellectual property includes copyrights, trademarks in names, logos and characters, patents or patent applications for inventions related to our products and services, and licenses of intellectual property rights of various kinds.

        Our intellectual property, including the rights to the name, image, and likeness of Elvis Presley, and the name, trademark and service mark of each of American Idol and Pop Idol, is material to our operations. If we do not or cannot protect our material intellectual property rights against infringement or misappropriation by third parties, (whether for legal reasons or for business reasons relating, for example, to the cost of litigation), our revenues may be materially adversely affected.

        We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and third party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in one country as in another. Although we believe that our intellectual property is enforceable in most jurisdictions, we cannot guarantee such validity or enforceability. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

        We rely on trademarks, trade names, and brand names to distinguish our products from those of our competitors, and have registered or applied to register some of these trademarks. In addition, FremantleMedia has registered some of these trademarks, including the trademarks American Idol and Pop Idol and their logos, on our behalf. With respect to applications to register trademarks that have not yet been accepted, we cannot assure you that such applications will be approved. Third parties may oppose the trademark applications, seek to cancel existing registrations or otherwise challenge our use of the trademarks. If they are successful, we could be forced to re-brand our products and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. We also grant third parties the right to use our trademarks. In an effort to preserve trademark rights, we enter into license agreements with these third parties which govern the use of the trademarks, and which require our licensees to abide by quality control standards with respect to the goods and services that they provide under the trademarks. Although we make efforts to police the use of the trademarks by our licensees, we cannot make assurances that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, the trademark rights could be diluted, or subject to challenge or invalidation.

        Although we rely on copyright laws to protect the works of authorship created by us or transferred to us via assignment or by operation of law as work made for hire, we do not typically register our works. Copyrights in works of U.S. origin authored after January 1, 1978, exist as soon as the works are authored and fixed in a tangible medium; however, the works must be registered before the copyright owners may bring an infringement action in the United States. Furthermore, if a copyrighted work of U.S. origin is not registered within three months of publication of the underlying work or before the act of infringement, the copyright owner cannot recover statutory damages or attorneys' fees in any U.S. enforcement action; rather, the owner must prove he suffered actual damages or lost profits. Accordingly, if one of our unregistered works of U.S. origin is infringed by a third party, we will need to register the work before we can file an infringement suit in the United States, and our remedies in any such infringement suit could be limited. Furthermore, copyright laws vary from country to country. Although copyrights that arise under U.S. and U.K. law will be recognized in most other countries (as most countries are signatories of the Berne Convention and the Universal Copyright Convention), we cannot guarantee that courts in other jurisdictions will afford our copyrights with the same treatment as courts in the United States or the United Kingdom.

        In addition to copyright and trademark protection, we rely on the rights of publicity to prevent others from commercially exploiting Elvis Presley's name, image and likeness. At this time, there is no federal statute protecting our rights of publicity to Elvis Presley's name, image and likeness. As a result, we must rely on state law to protect these rights. Although most states have recognized the rights of publicity to some extent, not all 50 states have expressly done so through their statutes or their respective common law. Thus, there is no guarantee that the rights of publicity are enforceable in every state. Additionally, many countries outside of the United States do not recognize the rights of publicity at all or do so in a more limited manner. Thus, there is no guarantee that we will be able to enforce our rights of publicity in these countries.

        As we seek in the future to acquire an owner of content, we will be required to perform extensive due diligence in numerous domestic and foreign jurisdictions, both on the content we seek to acquire, and on the laws of the applicable jurisdiction to protect such content, which will increase the costs associated with such acquisitions.

Employees

        As of April 8, 2005, our company had a total of 301 full-time employees, 141 part-time employees and 57 seasonal employees.

Description of Property

        The following chart briefly describes our owned and/or leased real properties.

Name of Property	Owned or Leased	Approx. Size	Type/Use of Property	Location
Graceland	Leased	13.53 acres	Museum/Home	Memphis, Tennessee
Retail/Parking/Ancillary Use	Owned	38.60 acres	Parking Lot/Airplane Museum/Retail/Corporate Office/Ancillary Use	Memphis, Tennessee
Heartbreak Hotel	Owned	2.658 acres	Hotel	Memphis, Tennessee
Meadow Oaks Apartments	Owned	10.70 acres	Apartment Complex	Memphis, Tennessee
Memphis Restaurant Property (1)	Leased	0.828 acres	Restaurant/ Nightclub	Memphis, Tennessee
Corporate Headquarters	Leased	16,810 square feet	Offices	New York, New York
Corporate Offices	Leased	2,200 square feet	Offices	Los Angeles, California
19 Entertainment Headquarters	Leased	20,000 square feet	Offices	London, England

(1)
We closed the restaurant effective September 2003 and are attempting to negotiate a termination or sublease of the entire space.

        We also lease office space for the operations of 19 Entertainment in New York, Los Angeles, Paris and Hamburg.

        We believe that our facilities will be suitable for the purposes for which they are employed, are adequately maintained and will be adequate for current requirements and projected growth.

Legal Proceedings

        We are subject to certain claims and litigation in the ordinary course of business. It is the opinion of management that the outcome of such matters will not have a material adverse effect on our combined financial position or results of operations.

MANAGEMENT

        The following table sets forth information regarding our executive officers and the members of our board of directors. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position
Robert F.X. Sillerman	57	Chief Executive Officer, President, Chairman of the Board
Mitchell J. Slater	44	Senior Executive Vice President, Chief Operating Officer, Director, Member of the Office of the Chairman
Howard J. Tytel	58	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director, Member of the Office of the Chairman
Thomas P. Benson	42	Executive Vice President, Chief Financial Officer, Treasurer, Director
Kraig G. Fox	36	Executive Vice President, Chief Corporate Development Officer, Secretary
Simon Fuller	44	Chief Executive Officer, 19 Entertainment Limited
Jack Soden	58	Chief Executive Officer, Elvis Presley Enterprises, Inc.
Edwin M. Banks	42	Director
Edward Bleier	75	Director(2)
Jerry L. Cohen	71	Director
Carl D. Harnick	70	Director(1)
Jack Langer	56	Director(1)(2)(3)
John D. Miller	60	Director(2)(3)
Bruce Morrow	69	Director
Priscilla Presley	59	Director
Birame N. Sock	29	Director(1)(3)

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating and Corporate Governance Committee

        Robert F.X. Sillerman was appointed Chief Executive Officer, President and Chairman effective February 7, 2005. Prior to that, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm, since August 2000. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through the present. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc. from its formation in December 1997 through its sale to Clear Channel Communications in August 2000. Mr. Sillerman also served as the Executive Chairman of SFX Broadcasting, Inc. from July 1, 1995 until its sale to an affiliate of Hicks, Muse, Tate and Furst in May 1998. From 1992 through June 30, 1995, Mr. Sillerman served as Chairman and Chief Executive Officer of SFX Broadcasting. Since 1993, Mr. Sillerman has served as the Chancellor of the Southampton College of Long Island University.

        Mitchell J. Slater was appointed Senior Executive Vice President, Chief Operating Officer, director and Member of the Office of the Chairman, effective February 7, 2005. Prior to that, Mr. Slater was Executive Vice President of FXM, Inc. since August 2000. Mr. Slater served as Executive Vice President of SFX Entertainment from January 1997 through August 2000. Prior to that, he was a founder and President of DelsenerSlater Enterprises and its predecessor from May 1988 through the sale of DelsenerSlater to SFX Broadcasting in January 1997. Mr. Slater also owns The Slater Group, a private investment company, established in 2001, that owned Metropolitan Entertainment, an independent concert promotion company. Mr. Slater served as Executive Chairman of Metropolitan from March 2002 through the sale of that company in December 2002. Mr. Slater is the President and serves on the Board of Directors of LIFEbeat–The Music Industry Fights AIDS. Mr. Slater serves on the Board of Directors of Muhlenberg College and is a Trustee of the Garden School.

        Howard J. Tytel was appointed Senior Executive Vice President, Director of Legal and Governmental Affairs, director and Member of the Office of the Chairman, effective February 7, 2005. Prior to that, since August 2000, Mr. Tytel was Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. Mr. Tytel also serves on the management advisory committee of FXM Asset Management, the managing member of MJX Asset Management. Mr. Tytel served as Executive Vice President, General Counsel, Secretary and a director of SFX Entertainment from December 1997 through August 2000. In January 1999, Mr. Tytel was elected as a Member of the Office of the Chairman of SFX Entertainment. Mr. Tytel also served as a director, General Counsel, Executive Vice President and Secretary of SFX Broadcasting from 1992 until May 1998. Mr. Tytel has been continuously associated with Mr. Sillerman in various capacities with entities operating in the media business since 1978.

        Thomas P. Benson was appointed Executive Vice President, Chief Financial Officer, Treasurer and a director effective February 7, 2005. Mr. Benson also serves as Executive Vice President and Chief Financial Officer of MJX Asset Management, and serves on the management advisory committee of FXM Asset Management. Mr. Benson has been with MJX since November 2003. Mr. Benson was Chief Financial Officer at FXM, Inc. from August 2000 until February 2005. Mr. Benson served as a Senior Vice President and Chief Financial Officer of SFX Entertainment from March 1999 to August 2000, and as the Vice President, Chief Financial Officer and a director of SFX Entertainment from December 1997. Mr. Benson also served as the Chief Financial Officer and a director of SFX Broadcasting having served in such capacity from November 1996 until May 1998.

        Kraig G. Fox was appointed Chief Corporate Development Officer, Executive Vice President and Secretary on February 7, 2005. Prior to that, Mr. Fox was Senior Vice President at FXM, Inc. since August 2000. Mr. Fox has served as Senior Vice President of MJX Asset Management, since November 2003, and serves on the management advisory committee of FXM Asset Management. Mr. Fox was a Vice President at SFX Entertainment from December 1998 through August 2000.

        Simon Fuller has served as Chief Executive Officer of 19 Entertainment Limited since founding the company in 1985. While at 19 Entertainment, Mr. Fuller has been responsible for the creation and development of many successful ventures, including the Spice Girls, S Club 7, the management of renowned artists such as Annie Lennox and Cathy Dennis, and the development of the Pop Idol and American Idol series. Prior to forming 19 Entertainment, from 1981 to 1985, Mr. Fuller worked at Chrysalis Music, in music publishing (Chrysalis Music Limited) and A&R (Chrysalis Records). Since January 2000, Mr. Fuller has been an investor in and director of Popworld Limited, a multi-artist pop music brand and online portal with online and offline brand relationships with commercial partners.

        Jack Soden has served as Chief Executive Officer of Elvis Presley Enterprises, Inc. since May 1990. Prior to that Mr. Soden served as Executive Director of the Graceland Division since its opening in June 1982. Mr. Soden is active on the boards of various Memphis charitable institutions including The National Civil Rights Museum, Professional Advisory Board–St. Jude Children's Research Hospital, and the Society of Entrepreneurs.

        Edwin M. Banks was appointed to our board of directors on February 8, 2005. Mr. Banks has served as a Portfolio Manager for W. R. Huff Asset Management Co., L.L.C., an investment management firm, since June 1988. Mr. Banks is currently a director of Caremark Rx, Inc. and NTL, Incorporated, a communications services company.

        Edward Bleier was appointed to our board of directors on February 7, 2005. Mr. Bleier is a director of RealNetworks, Inc., a leading Internet creator of digital media services and software. For 34 years, until his retirement as Senior Advisor in December 2003, Mr. Bleier was an executive of Warner Bros., Inc. From 1986 through 2000, he was President of the division responsible for broadcast and cable networks, pay-television and video-on-demand. He also previously served on Warner Communications' strategy committee, as President of Warner Bros. Animation, and overseeing the broadcast of certain sports properties. Mr. Bleier has chaired numerous charitable organizations, including: the Entertainment, Communications and Media division of the UJA Federation, The Center for Communications and the Guild Hall's Academy of the Arts. He is currently a director of The Charles A. Dana Foundation, the Martha Graham Dance Company and a member of the Council on Foreign Relations.

        Jerry L. Cohen was appointed to our board of directors on February 7, 2005. Mr. Cohen has been a partner for more than six years with Tishman Speyer Properties, L.P., one of the largest and oldest real estate development organizations in the United States. Prior to that, from 1992 to 1998, Mr. Cohen was Vice Chair and a member of the Board of Directors of Cushman & Wakefield, Inc. Mr. Cohen is a partner of the Yankee Global Enterprises. Mr. Cohen is a member of the Board of Overseers of New York University's Stern School of Business, the Board of Trustees of Long Island University and the Board of Directors of the Manhattan Theatre Club.

        Carl D. Harnick was appointed to our board of directors on February 7, 2005. Mr. Harnick was a partner with Ernst & Young and its predecessor for thirty years, retiring from the firm in September 1997. Since leaving Ernst & Young, Mr. Harnick has provided financial consulting services to various organizations, including Alpine Capital, a private investment firm, at various times since October 1997. He was a director of Platinum Entertainment, Inc., a recorded music company, from April 1998 through June 2000, Classic Communications, Inc., a cable television company, from January 2000 through January 2003, and Sport Supply Group, Inc., a direct mail marketer of sporting goods, from April 2003 through August 2004. Mr. Harnick has been Vice President and Chief Financial Officer of Courtside Acquisition Corp. since March 18, 2005. Mr. Harnick has been the Treasurer as well as a Trustee for Prep for Prep, a charitable organization, for more than five years.

        Jack Langer was appointed to our board of directors on February 7, 2005. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer was Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer was the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer was Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of SBA Communications Corp., Hummingbird Ltd. and Atlantic Broadband Group.

        John D. Miller was appointed to our board of directors on February 7, 2005. Mr. Miller is President, Co-Chairman and Founder of StarVest Management, Inc., and manager of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. He is also Managing Member of StarVest Associates LLC, the General Partner of the fund. He is currently on the board of two portfolio companies: MessageOne, Inc. and PrintVision, Inc. In December 2003, Mr. Miller became Board Chairman of International Keystone Entertainment, Inc., a Canadian based family film company. He has been a board member of Keystone for a number of years. In January 2003, Mr. Miller became Vice Chairman of Carey Asset Management Corp., affiliated with W.P. Carey & Co. LLC (where he recently was named Co-Chief Investment Officer), which specializes in sale and leaseback transactions. From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investments unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable where he worked for 24 years beginning in 1969.

        Bruce Morrow was appointed to our board of directors on February 7, 2005. Mr. Morrow is the host of two radio broadcast shows on WCBS-FM, "Cousin Brucie's Yearbook" and "Cousin Brucie's Saturday Night Party," where he has been a deejay since 1982. Mr. Morrow has worked in the New York radio market since 1961. Mr. Morrow was inducted into the Radio Hall of Fame in 1987, the Broadcasting & Cable Hall of Fame in 1990 and more recently, the National Association of Broadcasters Hall of Fame. Mr. Morrow is the President of Variety, The Children's Charity. Mr. Morrow was the Chairman of the Board of Directors of Multi-Market Radio, Inc. until its sale to SFX Broadcasting in November 1996.

        Priscilla Presley was appointed to our board of directors on February 8, 2005. Ms. Presley has been a director of Metro-Goldwyn-Mayer Inc. since November 2000. Ms. Presley has served as Chairperson of Elvis Presley Enterprises, Inc. since 1982. In addition to being an actress, author and producer, Ms. Presley has been, starting in 1988, the developer and spokesperson for an international fragrance line.

        Birame N. Sock was appointed to our board of directors on February 7, 2005. Ms. Sock is the founder and has been Chief Executive Officer of Musicphone, Inc., a wireless entertainment company, since its formation in November 2002. Prior to that, from January 1999 to October 2002, Ms. Sock was a Vice President at SetNet Corporation, a wireless messaging company. From July 1998 to January 1999, Ms. Sock was a Project Manager for Nortel Networks, Inc.

Board Composition and Committees

        All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by our board of directors and serve at the discretion of the board.

        The Audit Committee is comprised of Messrs. Harnick and Langer and Ms. Sock. Mr. Harnick is the Chairman of the Audit Committee. The Audit Committee assists our board of directors in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls, the annual independent audit of our financial statements, our legal and regulatory compliance and our safety programs as established by management.

        All members of the Audit Committee are independent within the meaning of regulations of the Securities and Exchange Commission, the requirements of The NASDAQ National Market® and our Corporate Governance Guidelines. In addition, Mr. Harnick is qualified as an audit committee financial expert under the regulations of the Securities and Exchange Commission and has the accounting and related financial management expertise required by The NASDAQ National Market®. The Audit Committee's charter was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        The Compensation Committee is comprised of Messrs. Bleier, Langer and Miller. Mr. Miller is the Chairman of the Compensation Committee. The Compensation Committee represents our company in reviewing and approving the executive employment agreements with our Chief Executive Officer, Chief Operating Officer, Director of Legal and Governmental Affairs and Chief Financial Officer described below. The Compensation Committee also reviews management's recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the board of directors with respect thereto. The Compensation Committee will administer our stock option and incentive plans, including our 2005 Omnibus Long-Term Incentive Compensation Plan. All members of the Compensation Committee are independent within the meaning of our Corporate Governance Guidelines and regulations of The NASDAQ National Market®. The Compensation Committee's charter was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        The Nominating and Corporate Governance Committee is comprised of Messrs. Langer and Miller and Ms. Sock. Mr. Langer is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the board for election as directors of our company, including the slate of directors that the board proposes for election by stockholders at our annual meetings of stockholders. The Nominating and Corporate Governance Committee also advises and makes recommendations to the board of directors on all matters concerning directorship practices and recommendations concerning the functions and duties of the committees of the board. The Nominating and Corporate Governance Committee developed and recommended to the board of directors Corporate Governance Guidelines and will review, on a regular basis, the overall corporate governance of our company. All members of the Nominating and Corporate Governance Committee are independent with the meaning of our Corporate Governance Guidelines and the regulations of The NASDAQ National Market®. The Nominating and Corporate Governance Committee's charter was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        We adopted a Code of Business Conduct and Ethics, which is applicable to all our employees and directors, including our principal executive officer, principal financial officer and principal accounting officer. We also adopted a separate Code of Ethics for Senior Financial Management which will be applicable to our Chief Executive Officer, Chief Financial Officer, Director of Legal and Governmental Affairs and other officers in our finance department. The Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K, filed on February 8, 2005.

Director Compensation

        At the first meeting of our board of directors on February 8, 2005, each of the independent directors was awarded a one-time grant of 6,000 shares of restricted common stock. The restrictions on the shares of common stock lapse ratably over a three year period, beginning on the first anniversary of the date of grant of such shares, and upon the death or disability of such director or the decision of our Nominating and Corporate Governance Committee not to nominate such director to the board of directors for election.

        Each independent director will receive an annual director's fee of $50,000 payable half in cash and half in restricted common stock. The chairperson of the Audit Committee will receive an additional fee of $50,000 per annum, payable in cash. The chairpersons of each other committee will receive an additional annual fee of $10,000 per annum, also payable half in cash and half in restricted common stock.

        Each independent director will receive a fee of $1,000, payable in cash, for attending each meeting of the board of directors and $750 for attending each meeting of a committee of which he or she is a member.

Executive Officer Employment Agreements

  Senior Executive Officer Employment Agreements

        We have entered into employment agreements with our senior executive officers that provide for annual base salaries of $650,000 for Mr. Sillerman, $650,000 for Mr. Slater, $650,000 for Mr. Tytel and $450,000 for Mr. Benson, increased annually by the greater of five percent or the rate of inflation. Each executive officer also may receive during his continued satisfactory performance of the employment agreement a bonus to be determined annually in the discretion of and on the recommendation of the Compensation Committee. Mr. Sillerman's employment agreement is for a term of six years, while the agreements for each of Messrs. Slater, Tytel and Benson is for a term of five years, in each case beginning as of February 8, 2005. The employment agreements include a non-competition agreement between the executive officer and our company which is operative during the term, provided that if Mr. Sillerman's employment is terminated by our company without "cause," or if there is a "constructive termination without cause," as such terms are defined in the employment agreements his non-compete shall cease to be effective on the later of such termination or three years from the effective date of the agreement. Upon a "change in control," the executive officer may terminate his employment, and, upon doing so, will no longer be subject to the non-competition provisions.

        If an executive officer is terminated by our company without "cause," if there is a "constructive termination without cause," or if there is a "change in control," the employment agreements provide for the following benefits: (a) three years of the base salary in effect at the time of termination, plus (b) a bonus for each partial or full year in the unexpired term in an amount equal to the average of all annual bonuses paid during the term of the agreement prior to termination, plus (c) continued eligibility to participate in any benefit plans of our company through the term. The executive officer may elect to receive the fair market value of the payments provided in (a) and (b) in a lump sum (using a discount rate specified in the employment agreements) rather than receive them over time; provided that in the event of a "change in control," the executive officer is entitled to a lump sum payment of the amounts included above without any reduction for the present value of such amounts.

        In the event of an executive officer's death, the employment agreements provide for the following benefits: (a) a payment in an amount equal to three times base salary in effect at the time of the executive officer's death plus (b) the full costs of the continuation of any group health, dental and life insurance program through which coverage was provided to any dependent of the executive officer prior to his death, for three years following the executive officer's death and (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. In the event of an executive officer's disability for a period of greater than six continuous months, the executive officer shall be entitled to his full salary for the first six months of his disability and an accelerated payment equal to 75% of his salary for the remainder of the term.

        In the event of a "change in control" or if there is a "termination without cause" or a "constructive termination without cause," in addition to the foregoing, all previously granted but unvested restricted shares of common stock or options to purchase common stock shall vest fully. The employment agreements further provide that we will indemnify the executive officer for taxes incurred if any "change in control" payments are deemed "excess parachute payments" under the Internal Revenue Code.

        In addition to the restrictions set forth in his employment agreement, Mr. Sillerman remains subject to certain limited non-competition restrictions that expire on August 1, 2005. Until such time as the non-competition restrictions expire, the universe of companies that we can acquire may be limited. The Presley business does not conflict with these non-competition restrictions, but certain aspects of 19 Entertainment not relating to its on-air shows may conflict with the terms of these non-competition restrictions. However, we are permitted to continue to engage in those acquired activities which could be deemed "competitive," subject to certain restrictions, for a period of six months, which would last beyond the date the restrictions expire.

  Simon Fuller Employment Agreement

        In connection with our acquisition of 19 Entertainment, Simon Fuller entered into an employment agreement under which he will continue to serve as the Chief Executive Officer of 19 Entertainment. The agreement is effective March 17, 2005 and provides for a term of six years. During the term, Mr.

Fuller's professional services are exclusive to 19 Entertainment subject to minor pre-approved business activities that do not compete with 19 Entertainment and do not affect Mr. Fuller's ability to perform his duties to 19 Entertainment. The agreement provides for an annual base salary of £480,000 ($920,000). In addition to such compensation and customary benefits, Mr. Fuller also may receive during his continued satisfactory performance of the employment agreement a bonus to be determined annually in the discretion of our board of directors, on the recommendation of the Compensation Committee.

        Mr. Fuller has agreed to certain non-competition and non-solicitation provisions, both in his employment agreement, which is governed by U.K. law, and in a separate non-compete agreement governed by New York law. Under his employment agreement, Mr. Fuller has agreed to restrictions covering the period ending on the earlier of twelve months following the termination of the agreement or six years from the date of the agreement. Under the terms of his separate non-compete agreement governed by New York law, Mr. Fuller is subject to non-competition, non-solicitation and non-disclosure provisions for a period of five years from the date of our acquisition of 19 Entertainment.

  Consulting Agreements

        On February 7, 2005, our wholly owned subsidiary, Elvis Presley Enterprises, Inc., entered into a ten-year consulting agreement with Priscilla Presley for the provision of consulting services to us with respect to our operation of the Presley business. In consideration of such services, Ms. Presley will be paid $560,000 per year.

  Indebtedness of Directors and Executive Officers

        None of our directors or executive officers or their respective associates or affiliates is indebted to our company.

  Family Relationships

        There are no family relationships, (as such term is defined in Regulation S-K promulgated by the Securities and Exchange Commission) among our directors and executive officers.

  Legal Proceedings with Affiliates

        As of the date of this prospectus, there is no material proceeding in which any director, officer, affiliate or stockholder of our company is a party adverse to us.

Executive Compensation

        Information relating to the compensation of our company's executive officers prior to recent transactions can be found elsewhere in this prospectus, under the heading "Certain Information Relating To Our Company Prior To Recent Transactions."

Benefit Plans

        We are involved in discussions with various plan providers and intend to offer customary employee benefits and a 401(k) type retirement plan to our employees.

        Elvis Presley Enterprises, Inc. sponsors a 401(k) plan for its employees and the employees of its affiliates. The 401(k) plan provides for employee salary deferrals, an employer match of up to 100% of the first 3% of pay deferred and 50% of the next 2% of pay deferred. Elvis Presley Enterprises, Inc. may also make a discretionary profit sharing contribution. The employees of Elvis Presley Enterprises, Inc. and its affiliates are also offered medical, vision and dental benefits, short and long-term disability insurance, a cafeteria plan, group term life insurance, an employee assistance program, and supplemental insurance for personal accident expenses, cancer coverage, hospital indemnity coverage, personal hospital intensive care, and additional life insurance coverage.

        19 Entertainment offers its employees in the United Kingdom a stakeholder pension scheme, and, after a three month qualifying period, a death in service scheme and a non-contributory medical plan. 19 Entertainment sponsors a 401(k) plan for its employees in the Untied States that provides for employee salary deferrals, with no employer matching payment. Under this 401(k) plan, 19 Entertainment may make a discretionary profit sharing contribution, but has not done so to date. 19 Entertainment also offers its employees in the United States life insurance and non-contributory medical and dental plans.

Stock Option Plans

  2005 Omnibus Long-Term Incentive Compensation Plan

        Our 2005 Omnibus Long-Term Incentive Compensation Plan was adopted by our board of directors in February 2005, and it was subsequently approved by our stockholders at a special meeting in March 2005. As of April 8, 2005, there were 42,000 shares of restricted common stock granted and no options outstanding.

        Administration.    Administration of the 2005 Plan is carried out by the Compensation Committee of the board of directors.

        Maximum Shares and Award Limits.    Under the 2005 Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares is 4,000,000. No one participant may receive awards for more than 800,000 shares of common stock in any one calendar year. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the Compensation Committee determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events.

        Eligibility.    Our officers and employees, directors and other persons that provide consulting services to us and our subsidiaries are eligible to participate in the 2005 Plan.

        Stock Options.    The 2005 Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our subsidiaries which are treated as corporations for federal income tax purposes. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant) in excess of $100,000. An option's exercise price cannot be less than the common stock's fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock's fair market value on the date the option is granted. The 2005 Plan prohibits repricing of an outstanding option, and therefore, the Compensation Committee may not, without the consent of the stockholders, lower the exercise price of an outstanding option, except in the case of adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The maximum period in which an option may be exercised will be fixed by the Compensation Committee but cannot exceed ten years, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant's death but the Compensation Committee may allow the transfer of non-qualified stock options through a gift or domestic relations order to the participant's family members.

        Unless provided otherwise in a participant's stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of three months following the participant's termination of service with us or certain of our affiliates or the expiration date under the terms of the participant's stock option agreement, provided, however that the right to exercise an option will expire immediately upon termination for "cause" or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of one year from the participant's termination of service or the expiration date under the terms of the participant's stock option agreement.

        Stock Awards and Performance Based Compensation.    The Compensation Committee also will select the participants who are granted restricted common stock awards and, consistent with the terms of the 2005 Plan, will establish the terms of each stock award. A restricted common stock award may be subject to payment by the participant of a purchase price for shares of common stock subject to the award, and a stock award may be subject to vesting requirements, performance objectives or transfer restrictions, if so provided by the Compensation Committee. In the case of a performance objective for an award intended to qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code, the objectives are limited to specified levels of and increases in our or a business unit's return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increase in the fair market value of the shares; share price (including but not limited to growth measures and total stockholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); funds from operations; internal rate of return; increase in net present value or expense targets. Transfer of the shares of common stock subject to a stock award normally will be restricted prior to vesting.

        Deferred Shares.    The 2005 Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The Compensation Committee will select the participants who are granted awards of deferred shares and will establish the terms of each grant. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

        Performance Shares and Performance Units.    The 2005 Plan also permits the grant of performance shares and performance units to participants selected by the Compensation Committee. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the Compensation Committee for grants intended to qualify as "performance based compensation" under Section 162(m) and will be stated with reference to the performance objectives described above.

        Amendment and Termination.    No awards may be granted under the 2005 Plan after the tenth anniversary of its adoption by our stockholders. The board of directors may amend or terminate the 2005 Plan at any time, but no amendment will become effective without the approval of our stockholders if it increases the aggregate number of shares of common stock that may be issued under the 2005 Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of any applicable securities exchange or quotation system. No amendment or termination of the 2005 Plan will affect a participant's rights under outstanding awards without the participant's consent.

        Information relating to our company's stock option plan in effect prior to the consummation of recent transactions can be found elsewhere in this prospectus, under the heading "Stock Option Plans Prior to Recent Transactions."

        Information relating to our company's supplemental retirement plan in effect prior to the consummation of recent transactions can be found elsewhere in this prospectus, under the heading "Supplemental Retirement Plan Prior to Recent Transactions."

Compensation Committee Interlocks And Insider Participation

        Messrs. Bleier, Langer and Miller currently serve as members of the Compensation Committee. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The summaries of the agreements described below are not complete and you should read the agreements in their entirety. These agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

        Other than the transactions described below, for the last three full fiscal years there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party in which the amount involved exceeded or will exceed $60,000, and in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family has or will have a direct or indirect material interest.

        Although we do not have a separate conflicts policy, we comply with applicable state law with respect to transactions involving potential conflicts. Applicable state law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

The acquisition of the Presley business

  The RFX Investment

        The acquisition of our company by a management group led by Robert F.X. Sillerman is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Pro Forma Consolidated Liquidity and Capital Resources–Sources of Liquidity–Acquisition by RFX Acquisition LLC."

  The RFX Acquisition LLC Lock Up Agreement

        In connection with our acquisition of the Presley business, RFX Acquisition LLC and its members, to whom RFX Acquisition immediately distributed its shares and warrants, agreed not to dispose of or otherwise transfer any shares of common stock until one year from the date of our acquisition of the Presley business and not to dispose of or otherwise transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of the date of such acquisition.

  The Contribution and Exchange Agreement

        Our acquisition of an 85% interest in the Presley business is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Pro Forma Consolidated Liquidity and Capital Resources–Sources of Liquidity–The Presley Contribution and Exchange Agreement."

        Lisa Marie Presley, who is the sole beneficiary of The Promenade Trust, is involved in the operation of the Presley business through The Promenade Trust's continued 15% ownership interest in each of Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC, its right as the holder of the Series C Convertible Preferred Stock to elect a director of our company (as described below), and Ms. Presley's long-term employment agreement with Elvis Presley Enterprises, Inc. At the closing of our acquisition of an 85% interest in the Presley business, Priscilla Presley entered into a consulting agreement with Elvis Presley Enterprises, Inc. for a period of ten years under which she will be paid $560,000 per year. On February 8, 2005, Priscilla Presley was elected by the holder of the Series C Convertible Preferred Stock to serve on our board of directors.

        The Elvis Presley Enterprises, Inc. Stockholders Agreement and the Elvis Presley Enterprises, LLC Operating Agreement

        The respective rights of the parties with respect to their ownership interests in Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC are governed by the terms of the Elvis Presley Enterprises, Inc. charter and Stockholders Agreement, dated as of February 7, 2005 and the Elvis Presley Enterprises, LLC Amended and Restated Operating Agreement dated February 7, 2005. Under the terms of such documents, EPE Holding Corporation, our wholly owned subsidiary, has been appointed as lead stockholder and manager of Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises, LLC, respectively, with all rights of management over the operations of the Presley business.

        The Promenade Trust is entitled to certain preferred minimum distributions of certain cash flow from the Presley business. The Promenade Trust also has the right to require our company to purchase all or a portion of its remaining ownership interest in the Presley business beginning on January 1, 2008 at a price based on the then current fair market value of the Presley business.

  The Graceland Lease

        We have entered into a 90-year lease with The Promenade Trust for the Graceland mansion, under which we have the exclusive right to conduct all business operations of and at Graceland, including receipt of all revenue generated in connection with such operations. At the end of the term of the lease, The Promenade Trust has the right to reclaim the mansion property. We prepaid approximately $3.0 million of rent at closing of the acquisition of the Presley business, and will make monthly payments of $1.00 per month during the term of the lease. Under the terms of the lease, we are responsible for all costs and expenses arising from or related to the operation of Graceland. We have also acquired all worldwide rights, title and interest in and to the name "Graceland," which name may be used at additional themed locations as well as in Memphis, Tennessee.

        We have also entered into a license arrangement for the use of all personal items which were owned by Elvis Presley at the time of his death and which are currently owned by The Promenade Trust. Under the terms of the license, subject to certain limitations, we have the right to use such items, including the right to move and display such items, in furtherance of the Presley business.

  The Promenade Trust Lock Up Agreement

        In connection with its receipt of the shares of common stock and Series B Convertible Preferred Stock, The Promenade Trust has agreed not to dispose of or otherwise transfer any shares of common stock or Series B Convertible Preferred Stock until one year from the date of their issuance and not to dispose of or transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of such date of issuance.

  Priscilla Presley Transaction

        Our acquisition of certain rights from Priscilla Presley of all commercial rights held by Ms. Presley to use the name "Presley" in connection with our use and exploitation of the assets acquired from The Promenade Trust is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Pro Forma Consolidated Liquidity and Capital Resources–Sources of Liquidity–Priscilla Presley Transaction."

  The Huff Alternative Fund, L.P. Investment

        The investment in our company by The Huff Alternative Fund, L.P. is described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Pro Forma Consolidated Liquidity and Capital Resources–Sources of Liquidity–The Huff Alternative Fund, L.P. Investment."

        On March 15, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised warrants to purchase 4,606,918, for proceeds to our company of approximately $6.4 million shares of common stock.

        On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Preferred Stock outstanding. As a result of this conversion, we will record a $17.8 million dividend in our financial statements for the period ended March 31, 2005.

        Pursuant to a registration rights agreement with our company, The Huff Alternative Fund, L.P. and its affiliate are each entitled to certain registration rights with respect to shares of common stock and shares of common stock underlying any warrants held by such entities. The terms of this registration rights agreement are described elsewhere in this prospectus under the heading "Description of Capital Stock–Registration Rights."

  The Huff Alternative Fund, L.P. Lock-Up Agreement

        The Huff Alternative Fund, L.P. and its affiliate have agreed not to dispose of or otherwise transfer certain securities of our company, including those 3,706,052 shares of common stock purchased simultaneously with the closing of the investment in our company by RFX Acquisition LLC, warrants to purchase common stock in our company and common stock issuable upon the exercise of currently outstanding warrants, until one year from the date of their initial investment in the company.

  The Presley Registration Rights Agreement

        Pursuant to a registration rights agreement with our company, the holders of the Series B Convertible Preferred Stock are entitled to certain registration rights with respect to the shares of common stock and shares of common stock underlying any preferred stock or warrants held by such entities. The terms of this registration rights agreement are described elsewhere in this prospectus under the heading "Description of Capital Stock–Registration Rights."

The Acquisition of 19 Entertainment

        Our acquisition of 19 Entertainment and the related party transactions in connection therewith are described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations–Pro Forma Consolidated Liquidity and Capital Resources–Sources of Liquidity–19 Entertainment Share Purchase Agreement."

  The 19 Entertainment Registration Rights Agreement

        We entered into registration rights agreements with respect to the shares of common stock issued to the sellers in the 19 Entertainment transaction. The terms of this registration rights agreement are described elsewhere in this prospectus under the heading "Description of Capital Stock–Registration Rights."

  The 19 Entertainment Lock-up Agreements

        In connection with our acquisition of 19 Entertainment, we entered into lock-up agreements with holders of common stock who previously held capital stock of 19 Entertainment. The terms of these lock-up agreements are described elsewhere in this prospectus under the heading "Shares Eligible For Future Sale–Lock-up Arrangements."

Related Party Transactions

        Mr. Sillerman, through his ownership of limited partnership interests and certain interests in the general partner, is an investor in StarVest Partners, L.P., a $150 million venture capital investment fund, in which John D. Miller is both an investor and serves as a managing member. Mr. Sillerman has also co-invested with StarVest Partners in several portfolio companies in which the fund invested. The terms of Mr. Sillerman's investment in StarVest Partners are standard and customary for private equity investments of this type. Mr. Sillerman has no special rights not afforded to the other limited partners or investors in the general partner of StarVest Partners. Mr. Tytel is also an investor as a limited partner in StarVest Partners. Mr. Miller is a member of our Nominating and Corporate Governance Committee and the chairman of our Compensation Committee.

        Immediately prior to the consummation of the various transactions resulting in our acquisition of the Presley business, we entered into a sublease for approximately 16,810 square feet for its principal corporate offices in New York, New York. The prior subtenants from whom we assumed the terms of the sublease were FXM, Inc. and MJX Asset Management LLC. Mr. Sillerman is the managing member of MJX and is the principal stockholder of FXM. Messrs. Tytel, Slater, Benson and Fox are also investors in MJX and FXM. The assignment of the sublease was an arms-length transaction permitted under the terms of the existing lease for the space, and the terms of our sublease are identical to those which governed FXM's and MJX's occupation of such space. In accordance with certain requirements set forth in the existing sublease for the space, FXM was required to remain as a guarantor to our obligations under the sublease. We have agreed to use our best efforts to have FXM released from these obligations.

        Under the terms of their employment agreements, certain of our employees, including Messrs. Tytel, Benson and Fox, are permitted to spend a portion of their time providing services for Mr. Sillerman and/or MJX. The Compensation Committee of our board of directors will review the amount of time spent on outside endeavors by employees on a quarterly basis, and to the extent the Compensation Committee believes any such employee is engaging in outside activities at a level whereby he is being compensated by us for the time spent on such outside activities, the Compensation Committee will require that the employee reduce the level of outside services being performed, and further, will require that the recipient of such services (either Mr. Sillerman or MJX) reimburse us for the compensation attributable to the time spent thereon. In any event, the Compensation Committee will consider the amount of time dedicated to outside activities in determining the appropriate compensation for the employees involved.

        In connection with the closing of the acquisition of our 85% interest in the Presley business, we were required to reimburse FXM for approximately $1.1 million of third party expenses previously paid by FXM on our behalf and $1.2 million of overhead and similar expenses incurred by FXM on our behalf in connection with the consummation of the various transactions that resulted in our acquisition of the Presley business.

        Although Mr. Sillerman is an investor as a limited partner in an affiliate of The Huff Alternative Fund, L.P. which, together with that affiliate, invested $43.8 million in our company, Mr. Sillerman and The Huff Alternative Fund, L.P. and that affiliate agreed that Mr. Sillerman would not participate in the investment in our company by The Huff Alternative Fund, L.P. and its affiliate.

        Bruce Morrow was the Chairman of the Board of Multi-Market Radio, a company in which Mr. Sillerman was the largest individual stockholder, and which was acquired by SFX Broadcasting, Inc., for which Mr. Sillerman previously served as Chairman and Chief Executive Officer. Messrs. Tytel and Benson were also stockholders and directors of SFX Broadcasting, Inc.

        Simon Fuller is an investor in and director of Popworld Limited, a media-based company, in which we own 12%. Under the terms of his employment and non-compete agreements, Mr. Fuller has agreed not to be involved with the management or oversight of Popworld Limited beyond his role as a director.

        Mr. Morrow is a minority participant in an investment made by Mr. Sillerman in a theatrical production.

        In February 2005, our company issued 10,000 shares of common stock to All-American Sportpark, Inc., in satisfaction of certain indebtedness of our company to All-American Sportpark in an approximate amount of $150,000. Certain former principal stockholders of our company, including Ronald S. Boreta, are principal stockholders in All-American Sportpark. Additionally, certain former directors of our company, including Ronald S. Boreta, Vaso Boreta, William Kilmer and Robert R. Rosburg are currently directors of All-American Sportpark.

        Information concerning the related party transactions prior to recent transactions can be found elsewhere in this prospectus, under the heading "Related Party Transactions Prior to Recent Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 8, 2005 by:

  •
  each person who is known by us (other than a director or a named executive officer) to beneficially own 5% or more of our common stock;

  •
  each of our directors and named executive officers; and

  •
  all of our company's directors and executive officers, as a group.

        As used in the table below, the term "beneficial ownership" means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the stockholders listed below have sole voting and investment powers with respect to the shares indicated. For purposes hereof, beneficial ownership has been determined assuming 68,444,195 shares of common stock are outstanding and            shares of common stock are issued in the offering, but without giving effect to the exercise or conversion of options, warrants and convertible securities which are currently exercisable for or convertible into shares of common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock or other security that such person has the right to acquire within 60 days, are deemed to be outstanding; however, such shares are not deemed outstanding for the purposes of computing the ownership percentage of any other person. Except as otherwise set forth below, the address of each of the persons listed below is c/o CKX, Inc., 650 Madison Avenue, New York, New York 10022.

			Percentage of Class Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Prior to Offering	After the Offering
5% Stockholders
The Huff Alternative Fund, L.P.	15,009,453	(1)	21.6%		%
Directors and Executive Officers:
Robert F.X. Sillerman	33,373,861	(2)	47.0
Mitchell J. Slater	3,354,103	(3)	4.9
Howard J. Tytel	3,354,104	(4)	4.9
Thomas P. Benson	1,550,780	(5)	2.3
Edwin M. Banks	—	(6)	*
Edward Bleier	6,000	(7)	*
Jerry L. Cohen	6,000	(7)	*
Carl D. Harnick	6,000	(7)	*
Jack Langer	6,000	(7)	*
John D. Miller	306,000	(7)(8)	*
Bruce Morrow	156,000	(7)(9)	*
Priscilla Presley	6,000	—	*
Birame N. Sock	6,000	(7)	*
Vaso Boreta	—	(10)	0
All directors and executive officers as a group (16 persons):	44,856,315		62.6%

*
Denotes less than 1.0% beneficial ownership.

(1)
Includes: (i) 14,055,346 shares of common stock owned of record by The Huff Alternative Fund, L.P.; and (ii) 954,107 shares of common stock underlying presently exercisable warrants issued to The Huff Alternative Fund, L.P. Excludes (i) 308,877 shares of common stock owned of record by an affiliated limited partnership of The Huff Alternative Fund, L.P., and (ii) 20,956 shares of common stock underlying presently exercisable warrants issued to such affiliated limited partnership. William R. Huff possesses the sole power to vote and dispose of all securities of our company held by the two Huff entities, subject to certain internal compliance procedures. All of the outstanding warrants issued to The Huff Alternative Fund, L.P. and its affiliate expire on February 7, 2007. Edwin M. Banks is a portfolio manager at W.R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Fund, L.P.

(2)
Includes: (i) 19,927,757 shares of common stock owned of record by Mr. Sillerman; (ii) 1,759,873 shares of common stock underlying presently exercisable warrants issued to Mr. Sillerman; (iii) 1,000,000 shares of common stock owned of record by Laura Baudo Sillerman, Mr. Sillerman's spouse, (iv) 9,868,121 shares of common stock owned of record by Sillerman Commercial Holdings Partnership L.P., in which Mr. Sillerman is the sole stockholder of the general partner; and (v) 818,110 shares of common stock underlying presently exercisable warrants issued to Sillerman Commercial Holdings Partnership L.P. All of the outstanding warrants issued to Mr. Sillerman and Sillerman Commercial Holdings Partnership L.P. expire on February 7, 2007.

(3)
Includes: (i) 2,611,475 shares of common stock owned of record by Mr. Slater; (ii) 242,628 shares of common stock underlying presently exercisable warrants issued to Mr. Slater; and (iii) 500,000 shares of common stock owned of record by Mitchell J. Slater 2004 GRAT. All of the outstanding warrants issued to Mr. Slater expire on February 7, 2007.

(4)
Includes: (i) 2,388,711 shares of common stock owned of record by Mr. Tytel and Sandra Tytel, Mr. Tytel's spouse, as tenants in common with rights of survivorship; (ii) 126,811 shares of common stock underlying presently exercisable warrants issued to Mr. Tytel and Sandra Tytel, Mr. Tytel's spouse, as tenants in common with rights of survivorship; (iii) 361,354 shares of common stock owned of record by the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel; (iv) 57,908 shares of common stock underlying presently exercisable warrants issued to the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel; (v) 361,352 shares of common stock owned of record by the Sandra Tytel 1998 Family Trust for the benefit of Michael and Andrew Frey; and (vi) 57,908 shares of common stock underlying presently exercisable warrants issued to the Sandra Tytel 1998 Family Trust for the benefit of Michael and Andrew Frey. All of the outstanding warrants issued to Mr. Tytel and Sandra Tytel, Mr. Tytel's spouse, as tenants in common with rights of survivorship, the Sandra Tytel 1998 Trust for the benefit of Jennifer Tytel and the Sandra Tytel 1998 Family Trust for the benefit of Michael and Andrew Frey, expire on February 7, 2007.

(5)
Includes 112,180 shares of common stock underlying presently exercisable warrants; all of which expire on February 7, 2007.

(6)
Mr. Banks is a portfolio manager at W.R. Huff Asset Management Co., L.L.C., an affiliate of The Huff Alternative Fund, L.P.

(7)
Includes 6,000 shares of restricted common stock, issued pursuant to our 2005 Omnibus Long-Term Incentive Compensation Plan. The restrictions on the shares of common stock lapse ratably over a three-year period, beginning on the first anniversary of the date of grant of such shares, and upon the death or disability of such director or the decision of our Nominating and Corporate Governance Committee not to nominate such director to the board of directors for election.

(8)
Includes 300,000 shares of common stock acquired by Mr. Miller in connection with his ownership of membership interests in RFX Acquisition LLC.

(9)
Includes 150,000 shares of common stock acquired by Mr. Morrow in connection with his ownership of membership interests in RFX Acquisition LLC.

(10)
Mr. Boreta resigned as the President and Chairman of our company effective February 7, 2005.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Short Term Senior Credit Facilities

  Presley short term senior credit facility

        In connection with the acquisition of the Presley business, we borrowed $39.0 million from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. This Presley short term senior loan is an obligation of EPE Holding Corporation, our wholly owned subsidiary which directly owns 100% of our shares and interests in the Presley business.

        The Presley short term senior loan is due and payable on February 6, 2006 although we are required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The Presley short term senior loan is also immediately due and payable upon a change in control of our company, as defined in the Presley short term senior credit facility.

        The Presley short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through August 6, 2005, (b) 500 basis points from August 7, 2005 through November 6, 2005 and (c) 600 basis points at all times thereafter through maturity. We are required to repay the Presley short term senior loan at 101% of the principal amount at maturity. This additional $390,000 of principal will be recorded as interest expense over the life of the loan.

        The Presley short term senior loan is guaranteed by our company and secured by 100% of our ownership interests in the Presley business and places restrictions on our ability to pay dividends from the borrower, EPE Holding Corporation, to us, as the parent company, to fund corporate expenses and pay dividends on our Series B Convertible Preferred Stock. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth, and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, EPE Holding Corporation may not be able to pay dividends to our parent company and we therefore may not be able to fund all of our obligations. Under the terms of the Presley short term senior loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

        We anticipate repaying the entire balance of the Presley short term senior loan with proceeds from this offering. See "Use of Proceeds."

  19 Entertainment short term senior credit facility

        In connection with our acquisition of 19 Entertainment, we borrowed $109.0 million from an affiliate of Bear, Stearns & Co. Inc., one of the underwriters of this offering. The 19 Entertainment short term senior loan is an obligation of CKX UK Holdings Limited, our wholly owned subsidiary which directly owns 100% of 19 Entertainment. We were required to pay a 1% commitment fee upon the funding of the loan. This additional $1,090,000 of principal will be recorded as interest expense over the life of the loan.

        The 19 Entertainment short term senior loan is due and payable on February 6, 2006, although we are required to repay the loan immediately with the proceeds from a public offering or private placement of any debt or equity securities, any future bank loan or comparable borrowings, and any future asset sales. The 19 Entertainment short term senior loan is also immediately due and payable upon a change in control of our company, as defined in the 19 Entertainment short term senior credit facility.

        The 19 Entertainment short term senior loan bears interest at a rate per annum equal to LIBOR plus (a) 400 basis points through September 16, 2005, (b) 500 basis points from September 17, 2005 through December 16, 2005, and (c) 600 basis points at all times thereafter through maturity, and may be increased upon the happening of certain events.

        The 19 Entertainment short term senior loan is guaranteed by our company and each of the wholly owned operating subsidiaries of 19 Entertainment and is secured by 100% of our ownership interest in CKX UK Holdings Limited, 19 Entertainment and its subsidiaries. The 19 Entertainment short term senior loan is also secured by a second lien on our ownership interests in EPE Holding Corporation and it subsidiaries. The credit facility places restrictions on CKX UK Holdings Limited's ability, as the borrower, to pay dividends to us, as the parent company, to fund corporate expenses. The loan also requires us to maintain certain financial covenants including (i) a maximum debt to EBITDA ratio, (ii) minimum EBITDA, (iii) minimum tangible net worth and (iv) minimum cash on hand. If we are unable to meet these requirements or satisfy these covenants, CKX UK Holdings Limited may not be able to pay dividends to us, as the parent company and we therefore may not be able to fund all of our obligations. Under the terms of the 19 Entertainment short term senior loan, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income.

        We anticipate repaying the entire balance of the 19 Entertainment short term senior loan with proceeds from this offering. See "Use of Proceeds."

Priscilla Presley Note

        We issued a $3.5 million subordinated promissory note to Priscilla Presley in connection with the acquisition from Priscilla Presley of all commercial rights held by Ms. Presley to use the name "Presley" in connection with the use and exploitation of the assets acquired from the Trust as well as all of Ms. Presley's rights, if any, to the name "Graceland." The note bears interest at the rate of 5.385% percent per annum. The principal and interest under the note are payable in seven consecutive equal annual installments of principal and interest of $550,000 each, due and payable on the first through the seventh anniversaries of the date of the note, with an eighth and final installment of principal and interest in the amount of $549,858, due and payable on the eighth anniversary of the date of the note.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and by-laws currently in effect are summaries and are qualified in their entirety by reference to these documents, which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share and 75,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

        As of April 8, 2005, there were 68,444,195 shares of common stock outstanding. Based upon the number of shares outstanding as of that date and giving effect to the sale of shares of common stock in this offering, assuming no exercise of outstanding options or warrants or the conversion of preferred stock after                      , 2005, there will be approximately             shares of common stock outstanding at the closing of this offering.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, without cumulative voting rights. Our common stock entitles its holders to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See "Dividend Policy." Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation authorizes the board of directors, to designate and issue from time to time shares of preferred stock in one or more series. The board of directors may designate the price, rights, preferences and privileges of the shares of each series of preferred stock, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

  •
  restricting dividends on common stock;

  •
  diluting the voting power of common stock;

  •
  impairing the liquidation rights of the common stock;

  •
  delaying or preventing a change of control of our company without stockholder action; and

  •
  harming the market price of common stock.

        As of April 8, 2005, there were 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock outstanding.

Series B Convertible Preferred Stock

        Each share of Series B Convertible Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8% of the stated value. The shares of Series B Convertible Preferred Stock are convertible into common stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at our option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of our common stock over a thirty day trading period equals or exceeds 150% of the conversion price.

        During the period beginning August 7, 2012 and ending August 7, 2013, we can redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If we do not exercise this redemption right, the conversion price for all remaining shares of Series B Convertible Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of our common stock over a thirty day trading period measured as of the last day of the redemption period.

Series C Convertible Preferred Stock

        The Series C Convertible Preferred Stock is convertible into one share of our common stock and is pari passu with the common stock with respect to dividends and distributions upon liquidation. The Series C Convertible Preferred Stock is not transferable and automatically converts into one share of common stock at such time as The Promenade Trust ceases to own at least 50% of the aggregate sum of the outstanding shares of Series B Convertible Preferred Stock plus the shares of common stock received upon conversion of the Series B Convertible Preferred Stock. The holder of the Series C Convertible Preferred Stock has the right to elect a designee to serve on our company's board of directors for no additional compensation or expense. On February 8, 2005, Priscilla Presley was elected by the holder of the Series C Convertible Preferred Stock to serve as a member of our company's board of directors.

Warrants

        At April 8, 2005, we had outstanding warrants to purchase 4,551,596 shares of our common stock at an exercise price of $2.00 per share, and warrants to purchase 500,000 shares of our common stock at an exercise price of $10.00 per share. Of our total number of outstanding warrants, warrants to purchase 4,551,596 shares of our common stock expire on February 7, 2007 and warrants to purchase 500,000 shares of our common stock expire on February 7, 2008.

Registration Rights

        Pursuant to certain registration rights agreements with our company, The Huff Alternative Fund, L.P. and its affiliate, the holders of the Series B Convertible Preferred Stock and the former holders of capital stock of 19 Entertainment are each entitled to certain registration rights with respect to the shares of common stock and shares of common stock underlying any preferred stock or warrants held by such entities. The agreements we entered into with each of these holders of capital stock are substantially similar, except with respect to the holders of the Series B Convertible Preferred Stock, who are required to convert their preferred stock into common stock before the registration rights are effective. The terms of these agreements are substantially as follows:

  Demand Registration Rights

        These holders of common stock have the right to require that we register their common stock provided such registration relates to not less than a certain percentage of the common stock covered by their registration rights agreement. In the case of The Huff Alternative Fund, L.P. and its affiliate, such registration must relate to not less than 20% of the shares covered by their registration rights agreement. The holders of our Series B Convertible Preferred Stock have the right to demand registration of the common stock underlying the preferred shares, provided such holders convert at least 33 1/3% of the Series B Convertible Preferred Stock, and provided further such registration relates to not less than 66 2/3% of such converted common stock. Finally, the former holders of capital stock of 19 Entertainment have the right to require that we register their common stock provided such registration relates to not less than 40% of the common stock covered by their registration rights agreement.

        Under each registration rights agreement, we are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or our company. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

  Piggyback Registration Rights

        If we register any securities for public sale, the stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to specified exceptions and customary underwriter cut-backs. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

Anti-takeover effects of Delaware law, our certificate of incorporation and by-laws

        We have elected to be exempt from the restrictions imposed under Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified therein, a Delaware corporation will not engage in any business combination, which generally includes mergers, consolidations or acquisitions of additional shares of the corporation, with an interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder with certain exceptions, unless the corporation's board of directors and stockholders approve the business combination in a prescribed manner. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Following this offering, subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. However, such an amendment will not restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of that amendment. Our by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our by-laws further provide that, except as otherwise required by law, special meetings of stockholders may only be called by majority of the board of directors, the Chairman of the Board, the Chief Executive Officer or the President. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors at an annual meeting of stockholders.

        Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation specifically provides that the board of directors is expressly authorized to adopt, amend or repeal our by-laws. The by-laws additionally provide that they may be amended by action of the stockholders at any annual or special meeting; provided however, that the section of the by-laws concerning indemnification of directors and officers may only be amended, altered or repealed by a resolution adopted by two-thirds of the board of directors or by the affirmative vote of the holders of 75% or more of the outstanding shares of each class of stock eligible to vote at the meeting, if notice of the amendment, alteration or repeal is contained in the notice or waiver of notice of the meeting.

Limitation of liability and indemnification

        Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful dividends and stock purchases, or for any transaction from which the director derived an improper personal benefit. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent

        The transfer agent and registrar for our common stock is The Bank of New York.

Listing

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE." Our preferred stock is not listed on any stock market or exchange.

CERTAIN INFORMATION RELATING TO OUR COMPANY PRIOR TO RECENT TRANSACTIONS

Executive Compensation

        The following table sets forth information regarding the executive compensation for our company's former President and each other executive officer that received compensation from our company in excess of $100,000 for the years ended December 31, 2004, 2003, and 2002:

SUMMARY COMPENSATION TABLE
	ANNUAL COMPENSATION						LONG-TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS	OTHER ANNUAL COMPENSATION		RE- STRICTED STOCK AWARD(S)	SECURITIES UNDERLYING OPTIONS/SARs AWARD(S)	ALL OTHER COMPENSATION
Vaso Boreta, President and Chairman of the Board(1)	2004 2003 2002	$ $ $	0 0 58,242	— — —	$17,173	(2)	— — —	— — —	— — —

(1)
Mr. Boreta resigned as President and Chairman of our company effective February 7, 2005.

(2)
Represents amounts accrued or contributed by us to our Supplemental Retirement Plan on behalf of Mr. Boreta.

        Our company's former President, Mr. Boreta, did not have an employment agreement with our company. Since July 31, 1994, our company paid Mr. Boreta an annual salary of $100,000. Effective July 31, 2002, Mr. Boreta ceased receiving a salary from our company.

Director Compensation Prior to Recent Transactions

        Prior to the acquisition of control of the company by a management group led by Robert F. X. Sillerman, our acquisitions of the Presley business and 19 Entertainment, directors who were not employees of our company did not receive any fees for board meetings they attended, but were entitled to be reimbursed for reasonable expenses incurred in attending such meetings.

Management's Discussion and Analysis of Financial Condition and Results of Operations Prior to Recent Transactions

        The following discussion and analysis of our financial condition and results of operations for our financial year end December 31, 2004 should be read together with our condensed consolidated financial statements and related notes.

Overview for the Company Before the Acquisition by a Management Group Led By Robert F. X. Sillerman and Our Acquisition of the Presley Business on February 7, 2005

        Prior to the acquisition of control of our company by a management group led by Robert F. X. Sillerman, our company's operations were those of a company with no operating business, resulting in the incurrence of general and administrative costs necessary to support an active public company that was seeking a business opportunity.

  Critical Accounting Policies and Estimates

        Our company did not employ any other accounting policies and estimates that are either selected from among available alternatives or that required the exercise of significant management judgment to apply.

        Results of Operations–Year Ended December 31, 2004 Versus Year Ended December 31, 2003–G&A expenses consist principally of payroll, rent professional fees and other corporate expenses. The increase of 17% to $99,781 in 2004 from $85,008 in 2003 is due to higher professional fees associated with the sale of control of the company to RFX Acquisition LLC net of lower payroll costs. Interest expense increased $10,852 to $20,343 in 2004 due to higher advances due to an affiliate that funded the operation.

  Pro Forma Liquidity and Capital Resources

        Our Pro Forma Liquidity and Capital Resources are described elsewhere in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operation."

Related Party Transactions Prior to Recent Transactions

        On July 3, 2002, our stockholders approved the sale of our subsidiary, LVDGT Rainbow, Inc., to the President of our company at the time, Vaso Boreta. The purchase price was $347,000 paid by reducing amounts owed by our company to Rainbow. As additional consideration, Mr. Boreta forgave all remaining amounts owed to Rainbow by our company at the time the transaction was approved, which amounted to $255,000. The sale closed August 31, 2002.

        During 2002, the Paradise Store purchased $43,429 in sporting goods merchandise from the Rainbow Store. Also during 2002, the Paradise Store sold $242,846 in merchandise to the Rainbow Store. The management of our company at that time believed that the terms of these transactions were on terms no less favorable to our company than if the transactions were with unaffiliated third parties.

        The Rainbow store and the Paradise Store shared advertising costs in the Las Vegas market on an equal basis. During 2002, the Rainbow store paid $70,050 for advertising.

        Our board of directors at the time of such transactions believed that the terms of the above transactions were on terms no less favorable to our company than if the transactions were with unaffiliated third parties.

Stock Option Plans Prior to Recent Transactions

        In 1991, our board of directors adopted a Stock Option Plan. The 1991 Plan allowed the board to grant stock options from time to time to our employees, officers and directors and consultants. Our board of directors has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option that qualifies under Section 422 of the Internal Revenue Code of 1986) or an option that is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are our employees or officers. The board of directors determines vesting provisions at the time options are granted. The total number of shares of common stock subject to options under the 1991 Plan may not exceed 250,000, subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash and will be no less than the fair market value of the common stock on the date the option is granted.

        Under the 1991 Plan, in August 1999, our board of directors granted options to purchase 210,500 shares of our company's common stock for a period of five years from the grant date. All such options have since expired without being exercised.

        In April 2000, our board of directors approved the grant of an option to Kirk Hartle, our former Chief Financial Officer, to purchase an aggregate 25,000 shares of our common stock at the price of $2.17 per share that is higher than the closing market price on the date of grant. Mr. Hartle resigned from our company effective February 20, 2004 and all of his options were cancelled prior to our acquisition of the Presley business.

        There are currently no options outstanding under the 1991 Plan, which has terminated according to its terms.

Supplemental Retirement Plan Prior to Recent Transactions

        Our company had a Supplemental Retirement Plan, pursuant to which certain employees selected by our Chief Executive Officer received benefits based on the amount of compensation elected to be deferred by the employee and the amount of contributions made on behalf of the employee by our company.

        Our company made or accrued contributions to the Supplemental Retirement Plan on behalf of Vaso Boreta of $17,173 for 2002 and $30,250 for 2001.

        Contributions to this plan ceased in August 2002 in connection with the discontinuance of salary being paid to Vaso Boreta and the plan was subsequently terminated.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect, if any, that the sale of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market following the offering could adversely affect the market price of our common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

Sale of Restricted Shares

        Upon completion of this offering, we will have            shares of common stock outstanding. Of these shares of common stock, the            shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters' over-allotment option, and shares that are currently available for sale in the public market, will be freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. Approximately 66.4 million shares of common stock held by our existing stockholders upon completion of the offering will be "restricted securities," as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144, 144(k) or 701 under the Securities Act, which rules are summarized below. Taking into account the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows:

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  no shares will be available for immediate sale on the date of this prospectus;

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  shares will be available for sale 180 days after the date of this prospectus, the expiration date for the lock-up agreements entered into in connection with this offering; and

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  shares will be available for sale on February 7, 2006, pursuant to Rule 144.

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  one percent of the then outstanding shares of our common stock (approximately            shares immediately following the offering); or

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  the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, limitations, manner of sale provisions or public information requirements.

        Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

        All of our affiliates have agreed to further restrict their shares by entering into lock-up arrangements discussed below.

Lock-up Arrangements

        Our executive officers, directors and certain other stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of the completion of this offering without the prior written consent of Bear Stearns & Co. Inc., on behalf of the underwriters.

        In connection with the acquisition of the Presley business, RFX Acquisition LLC and its members have agreed not to dispose of or otherwise transfer any shares of common stock until one year from the date of our acquisition of the Presley business and not to dispose of or otherwise transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of our acquisition of the Presley business.

        In connection with its receipt of the shares of common stock and Series B Convertible Preferred Stock, The Promenade Trust has agreed not to dispose of or otherwise transfer any shares of common stock or Series B Convertible Preferred Stock until one year from the date of issuance and not to dispose of or transfer more than 20% in the aggregate of any such securities prior to the 18 month anniversary of the date of issuance.

        The Huff Alternative Fund, L.P. and its affiliate have agreed not to dispose of or otherwise transfer certain securities of our company, including those 3,706,052 shares of common stock purchased simultaneously with the closing of the investment in our company by RFX Acquisition LLC, warrants to purchase common stock in our company and common stock issuable upon the exercise of currently outstanding warrants, until one year from the date of our acquisition of the Presley business.

        In connection with our acquisition of 19 Entertainment, Mr. Fuller and Fuller Nominees Limited, a former stockholder of 19 Entertainment, have agreed, except in certain limited circumstances, not to dispose of or otherwise transfer any shares of common stock prior to the six-year anniversary of our acquisition of 19 Entertainment. Pursuant to these agreements, Mr. Fuller and Fuller Nominees Limited granted to our company a call option, pursuant to which, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, we can exercise the call right to purchase the common stock of such stockholders at a price equal to $24.72 per share. Also in these agreements, we granted to the former holders of capital stock of 19 Entertainment a put right, pursuant to which, during a short period following the six-year anniversary of our acquisition of 19 Entertainment, they can exercise the put right to cause us to purchase their common stock at a price of $13.18 per share.

        In addition, the other former holders of capital stock of 19 Entertainment have agreed not to dispose of or otherwise transfer any shares of common stock prior to the one-year anniversary of our acquisition of 19 Entertainment.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, in general, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

        If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisers.

        An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

        This discussion does not consider:

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  U.S. state and local or non-U.S. tax consequences;

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  specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

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  the tax consequences to the stockholders or beneficiaries of a non-U.S. holder;

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  special tax rules that may apply to particular non-U.S. holders, including financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

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  special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

        The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX

CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

        Payments on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock. The gross amount of dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification of the application of that treaty.

        Dividends that are effectively connected with a non-U.S. holder's conduct of trade or business in the United States and, if provided in an applicable income tax treaty, attributable to a permanent establishment or fixed base in the United States, are not subject to the U.S. federal withholding tax but instead are taxed in the manner applicable to United States persons. In that case, we will not have to withhold U.S. federal withholding tax provided the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

        Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of the treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S federal income tax on gain recognized on a disposition of our common stock unless:

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  the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

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  the gain is effectively connected with the non-U.S. holder's conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our common stock.

        We have determined that we are not, and we believe we will not become, a United States real property holding corporation.

        An individual non-U.S. holder described in the first bullet point immediately above is taxed on his gains (including gain from the sale of our common stock, net of applicable U.S. losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on the disposition in the same manner in which citizens or residents of the United States would be taxed.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is not a U.S. citizen will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. U.S. federal legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under the legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding

        U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, provided that the non-U.S. holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is not a United States person) or otherwise establishes an exemption.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

UNDERWRITING

        Subject to the terms and conditions described in an underwriting agreement between us and Bear, Stearns & Co. Inc. as representative, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.
Lehman Brothers Inc.

Total

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have granted the underwriters an option exercisable for 30 days from the date of the underwriting agreement to purchase a total of up to            additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter's initial commitment amount reflected in the above table.

        The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the public offering, the public offering price, concession and discount may be changed. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior written approval of the customer.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$275,000,000	$316,250,000
Underwriting discount	$	$19,250,000	$22,137,500

Proceeds, before expenses, to CKX, Inc.	$	$255,750,000	$294,112,500

        The expenses of the offering, excluding the underwriting discount and commissions and related fees, are estimated at $4,000,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        We, each of our officers and directors and holders of substantially all of our common stock (including any securities convertible into or exchangeable or exercisable for or repayable with common stock) have agreed, with certain limited exceptions, not to sell or transfer any of our securities for 180 days after the date of the final prospectus without first obtaining the written consent of Bear, Stearns & Co. Inc. Specifically, we and these other individuals have agreed not to directly or indirectly:

  •
  offer, sell or contract to offer or sell any common stock, any other equity security of CKX, Inc. or any of our subsidiaries, and any security convertible into, or exercisable or exchangeable for, any common stock or other such equity security;

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  solicit offers to purchase any such securities;

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  grant any call option with respect to any such securities;

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  purchase any put option with respect to any such securities;

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  pledge, borrow or otherwise dispose of any such securities;

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  establish or increase any "put equivalent position" with respect to any such securities;

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  liquidate or decrease any "call equivalent position" with respect to any such securities; or

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  enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of ownership of any of such securities, whether such transaction is to be settled by delivery of such securities, other securities, cash or other consideration.

        Notwithstanding the foregoing, if (1) during the last 17 days of the applicable lock-up restriction period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the applicable lock-up restriction period, we announce that we will release earnings results during the 16 day period beginning on the last day of the applicable lock-up restriction period, the above restrictions shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        The lock-up provisions do not prevent a security holder from transferring such securities by bona fide gift or by will or intestate succession to his or her immediate family or to a trust, the sole beneficiary of which is one or more of the security holder and his or her immediate family. Bear, Stearns & Co. Inc. may waive this lock-up without public notice. This lock-up provision does not limit our ability to grant options to purchase common stock under our stock option plans.

        Our common stock is quoted on The NASDAQ National Market® under the symbol "CKXE."

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than any prospectus made available in electronic format in this manner, the information on any web site containing the prospectus is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

        In connection with the offering, some participants in the offering may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of common stock in excess of the number of shares required to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriters may also make "naked" short sales, or sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase shares originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The NASDAQ National Market® or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The NASDAQ National Market® in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        Prior to this offering, there has been a limited public market for our common stock. The public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the public offering price will be our future prospects and those of our industry in general, our financial operating information in recent periods, and market prices of securities and financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us and our affiliates in the ordinary course of business, for which they received or may continue to receive customary fees and expenses. Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is administrative agent and lender under the Presley short term senior credit facility. Bear Stearns Corporate Lending Inc. received customary expense reimbursements and will receive a repayment fee in connection with funding the Presley short term senior loan. Bear Stearns Corporate Lending Inc. is also administrative agent and lender under the 19 Entertainment short term senior credit facility and received customary expense reimbursements and a commitment fee in connection with funding the 19 Entertainment short term senior loan. We intend to use the net proceeds of this offering to repay indebtedness under both of our existing short term senior credit facilities all of which proceeds will be paid to Bear Stearns Corporate Lending Inc. See "Use of Proceeds."

        Because an affiliate of Bear, Stearns & Co. Inc. is a lender under our existing short term senior credit facilities, and will receive more than 10% of the net proceeds of this offering when we repay those facilities, it may be deemed to be subject to the provisions of Conduct Rule 2710(h) and 2720 of the National Association of Securities Dealers, Inc. When a NASD member participates in a public offering of securities in which it, or its affiliates, together with the other underwriters and their affiliates, will receive more than 10% of the net proceeds of the public offering, then that rule requires that the public offering price per share can be no higher than that recommended by a "qualified independent underwriter" as defined by Rule 2720 of the NASD. In accordance with that rule, we have obtained Lehman Brothers Inc. to assume the responsibilities of acting as a qualified independent underwriter, which responsibilities include, participating in due diligence investigation and in the preparation of this prospectus. We have agreed to indemnify Lehman Brothers Inc. against liabilities incurred in connection with it acting as qualified independent underwriter, including liabilities under the Securities Act, or to contribute to payments it may be required to make with respect to those liabilities. Lehman Brothers Inc. will not receive any additional compensation in connection with its acting as qualified independent underwriter.

        A senior managing director of Bear, Stearns & Co. Inc. made an investment in RFX Acquisition LLC, which acquired stock in our company. This senior managing director acquired 500,000 shares of our common stock as a result of that investment, and such shares will be subject to a lockup agreement.

LEGAL MATTERS

        Greenberg Traurig, LLP, New York, New York will pass upon the validity of the common stock offered by this prospectus for us. The underwriters have been represented by Latham & Watkins LLP, New York, New York. A shareholder of Greenberg Traurig, LLP made an investment in RFX Acquisition LLC, which acquired stock in our company. This shareholder acquired 249,100 shares of our common stock as a result of that investment.

EXPERTS

        Piercy Bowler Taylor & Kern, independent registered public accounting firm, have audited the consolidated financial statements of CKX (formerly Sports Entertainment Enterprises, Inc.) at December 31, 2003 and 2004 and for the years then ended as set forth in their report. We have included the consolidated financial statements of CKX (formerly Sports Entertainment Enterprises, Inc.) in this prospectus and elsewhere in the registration statement in reliance on Piercy Bowler Taylor & Kern's report, given on their authority as experts in accounting and auditing.

        The combined financial statements of the Presley business as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in the report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of 19 Entertainment as of June 30, 2003 and 2004 and for the years ended June 30, 2002, 2003 and 2004, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon such firm given upon their authority as experts in accounting and auditing.

        Effective April 6, 2005, we engaged Deloitte & Touche LLP as the independent registered public accounting firm of our company.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our filings with the Securities and Exchange Commission, including the registration statement, over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the document at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

CKX, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of CKX, Inc.

        We have audited the accompanying combined statements of net assets acquired from Promenade Trust (the "Presley Business"), as defined in Note 1, as of December 31, 2004 and 2003, and the related combined statements of operations and royalty income and net assets and cash flows for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Presley Business management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Presley Business is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Presley Business's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined statements of net assets acquired from Promenade Trust as of December 31, 2004 and 2003, and the combined results of its operations and royalty income and its cash flows for each of the three years ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

April 8, 2005

THE PRESLEY BUSINESS

COMBINED STATEMENTS OF NET ASSETS ACQUIRED

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
CURRENT ASSETS:
Cash	$201,387	$286,815
Receivables–net	2,750,893	3,088,285
Inventories	2,177,781	3,738,432
Prepaid expenses and other	557,313	381,541
Prepaid income taxes	206,741	255,460
Deferred tax asset	1,218,877	724,341

Total current assets	7,112,992	8,474,874
PROPERTY AND EQUIPMENT–Net	21,157,778	22,014,535
OTHER ASSETS	7,480,203	5,926,886
DEFERRED TAX ASSET	280,743	887,631

TOTAL	$36,031,716	$37,303,926

LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
Current maturities of long-term debt	$10,507,435	$6,222,951
Accounts payable	570,929	565,954
Accrued expenses	2,606,311	2,248,384
Income taxes payable	327,554	30,508
Deferred revenue	5,473,363	4,104,548

Total current liabilities	19,485,592	13,172,345
LONG-TERM DEBT–Net of current maturities	13,074,341	20,208,232
LONG-TERM DEFERRED REVENUE	2,055,304	2,264,578

Total liabilities	34,615,237	35,645,155
NET ASSETS	1,416,479	1,658,771

TOTAL	$36,031,716	$37,303,926

See notes to combined financial statements.

THE PRESLEY BUSINESS

COMBINED STATEMENTS OF OPERATIONS AND ROYALTY INCOME AND NET ASSETS

YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002
REVENUES:
Tour and exhibit	$11,128,922	$10,699,412	$10,297,401
Graceland retail	11,132,854	15,088,467	15,187,522
Licensing fees and royalties	13,506,283	12,861,001	12,575,048
Hotel room revenues	3,293,789	3,318,136	3,169,003
Apartment rent and other	2,596,274	2,408,932	2,414,701

Total revenues	41,658,122	44,375,948	43,643,675

OPERATING EXPENSES:
Salaries and benefits	11,634,660	11,066,299	10,672,917
Cost of sales	6,625,914	7,442,281	7,119,410
Insurance	1,689,786	1,709,425	1,993,176
Depreciation	1,201,297	1,227,425	1,123,025
Professional fees	1,843,279	1,853,816	1,570,286
Maintenance	669,386	737,362	690,526
Other	8,102,749	9,549,126	8,849,784

Total operating expenses	31,767,071	33,585,734	32,019,124

Operating income	9,891,051	10,790,214	11,624,551
OTHER (EXPENSE) INCOME:
Interest expense	(1,326,818)	(1,362,237)	(1,623,447)
Gain on asset disposal	8,000	91,255	56,837

Total other expense	(1,318,818)	(1,271,012)	(1,566,610)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,572,233	9,519,202	10,057,941
INCOME TAX EXPENSE	(832,808)	(813,025)	(1,862,673)

Income from continuing operations	7,739,425	8,706,177	8,195,268
DISCONTINUED OPERATIONS:
Impairment loss	246,800	2,724,528	—
Loss from discontinued operations	—	653,284	720,539

Loss from discontinued operations	246,800	3,377,812	720,539

NET INCOME	7,492,625	5,328,365	7,474,729
NET ASSETS AT BEGINNING OF YEAR	1,658,771	4,720,905	2,097,162
DISTRIBUTIONS TO TRUST BENEFICIARY	(7,734,917)	(8,390,499)	(4,850,986)

NET ASSETS AT END OF YEAR	$1,416,479	$1,658,771	$4,720,905

See notes to combined financial statements.

THE PRESLEY BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Income from continuing operations	$7,739,425	$8,706,177	$8,195,268
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Deferred taxes	265,552	363,392	641,646
Depreciation	1,201,297	1,227,425	1,123,025
Change in accounts receivable allowance	(40,000)	80,000	—
Change in inventory allowance	50,000	50,000	—
Gain on asset disposal	(8,000)	(91,225)	(56,837)
(Decrease) increase in operating assets and liabilities:
Receivables	40,892	2,369,732	1,435,747
Inventory	1,510,651	(77,598)	(1,163,129)
Prepaid expenses and other assets	(1,343,874)	(1,296,503)	47,224
Accounts payable	4,975	(321,090)	(85,022)
Accrued expenses	(42,073)	25,053	139,480
Income taxes payable	297,046	(750,550)	204,040
Deferred revenue	1,159,541	(1,200,510)	(967,717)

Net cash provided by operating activities	10,835,432	9,084,303	9,513,725

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of Property and equipment	(344,538)	(822,466)	(344,667)
Proceeds from sale of property and equipment	8,000	284,931	99,034

Net cash used in investing activities	(336,538)	(537,535)	(245,633)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Net proceeds under line of credit	2,750,000	3,900,000	2,316,082
Principal payments on long-term debt	(5,599,405)	(3,795,086)	(6,104,309)
Distributions to trust beneficiary	(7,734,917)	(8,390,499)	(4,850,986)

Net cash used in financing activities	(10,584,322)	(8,285,585)	(8,639,213)

Net cash used in discontinued operations	—	(829,262)	(264,501)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85,428)	(568,079)	364,378

CASH AND CASH EQUIVALENTS–Beginning of year	286,815	854,894	490,516

CASH AND CASH EQUIVALENTS–End of year	$201,387	$286,815	$854,894

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Taxes	$300,000	$849,000	$917,630

Interest	$1,060,367	$1,565,549	$1,851,895

THE PRESLEY BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Nature of Operations–The combined Presley Business financial statements include certain assets and related operations of the Promenade Trust (the "Trust"), which is a grantor trust for the benefit of Lisa Marie Presley, the daughter of Elvis Presley, consisting of certain intellectual property acquired and related royalty income and the following entities and their operations, also acquired, wholly owned by the Trust: Elvis Presley Enterprises ("EPE"), Heartbreak Hotel, LLC, Meadow Oaks Apartments, Inc., Elvis Anthology, Graceland Entertainment, Inc., and Elvis Presley's Memphis, (collectively referred to herein as the "Company" or the "Presley Business").

        On December 15, 2004, the Trust entered into a definitive agreement with RFX Acquisition LLC ("RFX"), an entity controlled by Robert F.X. Sillerman, and Sports Entertainment Enterprises, Inc. ("SPEA"), a publicly traded entity in which RFX agreed to acquire a controlling interest, to transfer an 85% ownership interest in the Presley Business in exchange for cash, common and preferred stock of SPEA, and the assumption of the Presley Business's debt. SPEA repaid or defeased all of the Presley Business's outstanding debt upon consummation of the transactions described above. These transactions were completed on February 7, 2005.

        The Trust is the beneficial owner of the Graceland Estate and certain intellectual property associated with or created by Elvis Presley. The Graceland Estate is leased to EPE under a long-term lease agreement with the Trust. The Trust also receives income from record royalties, music publishing royalties, and film/video exploitation royalties.

        The Company's principal business activities consist of the operation of the Graceland businesses and licensing and exploitation of Elvis' intellectual property. The Graceland businesses include the Graceland estate and attractions, the Meadow Oaks Apartment Complex, Inc. adjacent to the estate, and the Heartbreak Hotel, LLC. Intellectual property rights include film, music, and name and likeness trademarks.

        Elvis Presley Enterprises, Inc., a Tennessee corporation, was established to oversee the Graceland operations. EPE conducts tours of Graceland and sells and markets Elvis Presley related retail merchandise. EPE also licenses Elvis Presley's name and likeness to third parties for use in retail merchandise and other commercial purposes.

        Elvis Presley's Heartbreak Hotel, LLC ("HBH"), a Tennessee limited liability corporation, owns and operates Elvis Presley's Heartbreak Hotel located across the street from Graceland. The Heartbreak Hotel is a 128-room boutique hotel themed around the life of Elvis Presley.

        Meadow Oak Apartments, Inc. ("MOA"), a Tennessee corporation, owns and operates a 270-unit apartment complex adjacent to Graceland.

        Elvis Anthology, LLC. ("EA"), a Tennessee limited liability company, was formed to produce a documentary of Elvis Presley's life which is expected to be broadcast on network television in 2005.

        Elvis Presley's Memphis ("EPM"), a Tennessee limited liability company, was formed by the Company and the Promenade Trust to own and operate Elvis Presley's Memphis restaurant (the "Restaurant"), which provided dining and entertainment and sold Elvis related merchandise on Historic Beale Street in Memphis, Tennessee. The Restaurant ceased operations in 2003 and is reported in these combined financial statements as discontinued operations.

        Graceland Entertainment, Inc. ("GEI"), a Tennessee corporation, is a wholly-owned subsidiary of the Trust created to provide management services to EPE.

        Basis for Combination–The accompanying Presley Business combined financial statements include the accounts of the Trust (related to the assets acquired) and its wholly-owned subsidiaries after elimination of significant intercompany transactions and balances. These combined financial statements reflect the use of significant accounting policies as described below and elsewhere in the notes to the combined financial statements. These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

  Revenue Recognition–

          Merchandising/Name and Likeness Licensing Revenues–A portion of the Company's revenue is derived from licensing others to sell merchandise bearing the name, image, and likeness of Elvis Presley. Revenue from these activities is recognized upon reporting of the sale of licensed merchandise. Licensing advances are deferred until earned under the licensing agreement. Licensing contracts normally provide for quarterly accounting from the licensee of sales made and the royalties due. Guaranteed minimum royalties are recognized ratably over the term of the license or are based on sales of the related products if greater.

          Royalty Income–Income from music and film contracts are derived from royalties on the sale of records and DVDs or from the licensing of film/music rights. Revenue is paid based on the timetable associated with royalty statements generated by third-party processors and is not known on a timely basis. This revenue is reported on a cash basis if the amount of accrual is not known or reasonably estimable until receipt of the statements from the third parties. The Company contracts with various agencies to facilitate collection of royalty income. In accordance with Emerging Issues Task Force ("EITF") 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, revenue is recognized before deduction of agency fees, which are included in the combined statement of operations and royalty income and net assets as a component of cost of sales.

          Rental Income–Revenues resulting from hotel room rentals are recognized concurrent with room usage. Rental income recognized by MOA is earned over the term of the rental lease.

          Retail Transactions–Ticket sales for tours and exhibits as well as merchandise sales and food and beverage sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the "event date" on the ticket.

          Television Special–Revenue–Revenues from television specials initially produced for network broadcast are recognized when earned which is generally in the period that the show is available for telecast. No such revenues have been recognized to date. Advance payments received prior to telecast are included in the attached combined statements of net assets acquired as a component of deferred revenue.

        Use of Estimates–The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

        Advertising Expense–Advertising costs are expensed as incurred. Advertising expense was $570,382, $551,809, and $509,552 in 2004, 2003 and 2002, respectively. Advertising expenses are included in other operating expenses on the accompanying combined statements of operations and royalty income and net assets.

        Television Special–Production Costs–The Company accounts for its television special production costs pursuant to American Institute of Certified Public Accountants Statement of Position No. 00-2, Accounting by Producers or Distributors of Films. The cost of production for television programming is capitalized and recognized as expense based on the ratio that revenue which is earned for such programming in the current period bears to management's estimate of total revenues to be realized from all media and markets for such programming. Management regularly reviews and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value. The Company does not have any earned revenue from television programming included in the combined financial statements and has not recognized any expense, as projects are still in the production phase. The total of these capitalized costs as of December 31, 2004 and 2003 was $2,297,416 and $1,002,518, respectively, and are included in other assets in the accompanying combined statements of net assets acquired.

        Cash and Cash Equivalents–All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash in accounts maintained with major financial institutions in the United States of America.

        Accounts Receivable–Accounts receivable principally represents amounts contractually due under licensing agreements. The Company considers an allowance for doubtful accounts to be necessary based upon management's review of aged receivables. The allowance as of December 31, 2004 and 2003 was $70,000 and $110,000, respectively.

        Certain licensing agreements are for license periods exceeding one year. Formerly, the Company had included all of the minimum license fees as current receivables with the related deferred revenue included in current liabilities. Receivables included minimum fees receivable beyond one year and the related deferred revenue as current, since the net effect on working capital was not material. The December 31, 2004 and 2003 balance sheets presented reflect the portion of the minimum fees receivable after one year and the related deferred revenue as non-current. Accordingly, $2,008,000 and $2,264,578 of receivables and deferred revenue, respectively for December 31, 2003 are classified as non-current to compare with the current period classification.

        Inventory–Inventory consists of gift, souvenir, and food and beverage items and is recorded at the lower of cost or market. Cost is determined by using the first-in, first-out method. Allowances are provided for slow-moving or obsolete inventory items based on management's review of inventory data. The allowance as of December 31, 2004 and 2003 was $225,000 and $175,000, respectively.

        Property and Equipment–Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 39 years. Expenditures for additions, major renewals, and betterments are capitalized. Maintenance and repairs not representing betterments are expensed as incurred.

        Income Taxes–The Company accounts for its income taxes using the Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS 109, deferred income taxes arise from temporary differences between the financial statement and tax basis of assets and liabilities. The Company's deferred taxes primarily result from timing differences in the recognition of depreciation, reserve for bad debts, inventory, accrued vacation, unrealized loss of investments, and accrued interest to related parties for financial reporting and tax reporting purposes.

        Concentration of Credit Risks–Credit risk on accounts receivable is minimized by the Company's performing evaluations of its customers' financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses. Cash in banks is insured by the Federal Deposit Insurance Corporation up to an aggregate of $100,000 per account.

        Segment Reporting–The Company reports segment information in accordance with Financial Accounting Standards Board SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Management's approach designates the internal reporting used by management for decision making and assessing performance as the source of reportable segments. These segments reflect the Company's internal organization structure. Certain administrative costs are allocated based on management's estimate of relative effort.

2.    PROPERTY AND EQUIPMENT

        Property and equipment as of December 31, 2004 and 2003 is as follows:

	December 31,
	2004	2003
Land and improvements	$5,357,606	$5,337,606
Vehicles (5 years)	673,548	733,548
Furniture and fixtures (7 years)	7,940,862	7,665,581
Building and improvements (39 years)	18,998,602	18,998,602
Equipment (5 years)	446,883	446,883
Leasehold improvements	1,382,812	1,382,490

	34,800,313	34,564,710
Less accumulated deprecation	(13,642,535)	(12,550,175)

	$21,157,778	$22,014,535

3.    DISCONTINUED OPERATIONS IMPAIRMENT AND LOSS

        The restaurant operation was closed in September 2003. Net assets of $3,796,000 were written off. The operations of the restaurant are included in discontinued operations for all periods presented.

        The restaurant land and building are leased under an operating lease, which expires in 2017. Base rent under the lease is $174,400 per year with incremental inflationary adjustments at each five-year anniversary date. In addition to base rentals, the lease provides for rental payments of 4.75% of annual revenues above $3.2 million. Management accrued $730,000 in 2003 and an additional $400,000 in December, 2004 for future lease payments, taxes and insurance. A liability of $697,784 remained at December 31, 2004. In management's opinion, the market rate for the lease is equal to or greater than the existing rate and management is actively seeking to sublease the property. The impairment loss was $2.7 million in 2003 and $.25 million in 2004, net of taxes of $1.7 million and $.15 million in 2003 and 2004, respectively.

4.    RELATED PARTY TRANSACTIONS

        Priscilla Presley, the mother of Lisa Marie Presley, makes appearances on behalf of the Presley Business. The related annual salary expense was $937,316 in each of the years 2004, 2003, and 2002.

5.    OTHER ASSETS

        Other assets as of December 31, 2004 and December 31, 2003 consisted of the following:

	December 31,
	2004	2003
Memorabilia and artifacts–at cost	$2,141,552	$2,141,552
Non-current accounts receivable (see note 1)	2,344,500	2,008,000
Employee receivables	16,297	24,746
Film costs (see note 1)	2,297,416	1,002,518
Escrows, deposits, and other	680,438	750,070

Total	$7,480,203	$5,926,886

        Memorabilia and artifacts principally relate to Elvis Presley related items acquired from the estate of his former manager in 1991.

6.    LONG-TERM DEBT

        Long-term debt as of December 31, 2004 and 2003 consisted of the following:

	December 31,
	2004	2003
Line of credit with Comerica Bank, interest at Prime less 1/4%, which expires in April 2005	$3,500,000	$4,200,000
Note payable to Comerica Bank, payable in monthly installments of $121,720, including principal and interest at Prime plus 3/4%, with balloon payment due January 2006	9,818,219	10,555,640
Note payable to National Bank of Commerce guaranteed by the Trust, payable in monthly installments of approximately $71,000. including principal and interest at variable rates which was 4.5% at December 31, 2004, with a balloon payment due July 5, 2005	1,927,701	2,735,801
Note payable to Comerica Bank, payable in monthly installments of $52,859, including principal and interest at Prime less 1/4% due March 2005	4,070,574	4,527,985
Note payable to Wachovia Bank, payable in monthly installments of $31,650, including principal and interest at 7.56%, with a balloon payment due June 2009	4,265,282	4,315,144
Other notes payable		96,613

Total	23,581,776	26,431,183
Less current maturities	(10,507,435)	(6,222,951)

Long-term debt–net of current maturities	$13,074,341	$20,208,232

        Substantially all assets of the Presley Business are pledged as collateral on debt.

        The annual maturities of long-term debt for each of the next five years ended December 31 are as follows:

Year Ending December 31,
2005	$10,507,435
2006	8,937,256
2007	68,407
2008	72,885
2009	3,995,793

$23,581,776

7.    INCOME TAXES

        The Presley Business has provided for deferred income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, whereby deferred income taxes are determined based upon the enacted income tax rates for the years in which these taxes are estimated to be payable or recoverable. Deferred income taxes arise from temporary differences resulting from a difference between the tax basis of an asset or liability and its reported amount in the financial statements.

        The federal and state income tax expense allocable to the combined statements of operations and royalty income and net assets and the combined statement of net assets acquired were as follows:

	Years Ended December 31,
	2004	2003	2002
Income from continuing operations	$832,808	$813,025	$1,862,673
Discontinued operations	(153,200)	(2,083,952)	(441,000)

Total	$679,608	$(1,270,927)	$1,421,673

        The income tax provision from continuing operations includes the following:

	Years Ended December 31,
	2004	2003	2002
Current:
Federal	$484,876	$322,024	$952,933
State	82,380	77,609	268,094

Total	567,256	399,633	1,221,027
Deferred	265,552	413,392	641,646

Total current and deferred	$832,808	$813,025	$1,862,673

        The provision for taxes as reported is different than the tax provision computed by applying the statutory federal rate of 34%. The differences are as follows:

	Years Ended December 31
	2004	2003	2002
Provision at statutory federal rate	$2,914,559	$3,236,528	$3,419,700
Provision for state–net of federal	73,737	44,336	207,172
Nontaxable trust income,	(2,323,989)	(2,544,000)	(1,574,000)
Other	168,501	76,161	(190,199)

Total current and deferred income tax expense	$832,808	$813,025	$1,862,673

        The components of the deferred tax balances at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Current deferred income taxes:
Inventory costs not currently deductible for tax purposes	$180,402	$161,361
Provision for doubtful accounts not currently deductible for tax purposes	26,803	42,119
Vacation accrual not currently deductible for tax purposes	100,118	87,370
Lease expenses not currently deductible	267,181	274,588
Contract receivables	(589,445)	(889,409)
Deferred revenue	1,233,818	1,048,312

Total current deferred income tax asset	$1,218,877	$724,341

Long-term deferred income taxes:
Impairment costs valuation adjustment not currently deductible for tax purposes	$1,389,676	$1,529,609
Depreciation and amortization not currently deductible for book purposes	(1,164,141)	(959,899)
Contract receivables	(897,709)	(769,064)
Deferred revenue	786,872	867,333
Consulting expense not currently deductible for tax purposes	166,045	219,652

Total long-term deferred income tax asset	$280,743	$887,631

8.    COMMITMENTS AND CONTINGENCIES

        The Company leases certain warehouse and office space, vehicles, and other operating assets under noncancellable operating leases that expire at various dates through 2016. The rent expense for the years ended December 31, 2004, 2003, and 2002 was $484,952, $518,581, and $424,005, respectively. The following is a schedule of future minimum rental payments required under the operating leases as of December 31, 2004:

Year Ending December 31,
2005	$633,686
2006	541,100
2007	421,181
2008	411,945
2009	365,230
Thereafter	1,636,800

Total noncancellable operating lease commitments	4,009,942

        The Company is subject to certain claims and litigation in the ordinary course of business. It is the opinion of management that the outcome of such matters will not have a material adverse effect on the combined financial position or results of operations of the Company.

9.    RETIREMENT PLAN

        Employees who have completed three months of continuous service, worked at least 1,000 hours during the plan year, and are age 21 or older are eligible to participate in the Elvis Presley Enterprises, Inc. and Affiliates 401(k) Plan. Employees may enter the plan on either January 1 or July 1 after they have met the eligibility requirements and may contribute a maximum of 15% of their salary. The Company matches 100% on the first 3% and 50% on the next 2% an employee contributed to the Plan. The Company's matching contribution for the years ended December 31, 2004, 2003, and 2002 is $271,490, $274,179, and $203,972, respectively. The Company may contribute a secondary matching contribution at its discretion. During 2004, 2003, and 2002, the Company made no additional contributions.

10.    LEGAL MATTERS

        In accordance with industry practice, the Company has exercised the right of audit in relation to royalties paid by Elvis Presley's record company for the periods 1997 through 2002. A claim has been filed with the record company for additional royalties to be paid. Should the Company prevail in its efforts to collect the amounts claimed, the gain could be material to future years' results. Management makes no representation as to the timing of the receipt of this gain contingency.

11.    SEGMENT AND RELATED INFORMATION

        The Company applies SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company has 4 reportable segments; (i) Royalties and Licensing, (ii) Graceland Operations, (iii) Hotel Operations, and (iv) Apartment Rentals. The segments have been determined based on management's internal reporting and organization structure as described in Note 1. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment transactions have been eliminated in the combined financial statements.

	Royalties and Licensing	Graceland Operations	Hotel Operations	Apartment Rentals	Total
Year Ended December 31, 2004
Net revenues from external sources	$13,506	$22,750	$3,931	$1,471	$41,658

Depreciation and amortization	—	$663	$385	$153	$1,201

Operating income (loss)	$8,981	$311	$365	$234	$9,891

Inter-segment income (expense) eliminated	$601	$(601)	—	—	—

Segment assets	$6,927	$18,801	$5,561	$4,743	$36,032

Expenditures on long-lived assets	$137	$219	$50	$76	$482

Year Ended December 31, 2003
Net revenues from external sources	$12,861	$26,154	$3,969	$1,392	$44,376

Depreciation and amortization	—	$650	$416	$162	$1,228

Operating income (loss)	$10,669	$(542)	$395	$268	$10,790

Inter-segment income (expense) eliminated	$1,685	$(1,685)	—	—	—

Segment assets	$5,672	$20,772	$5,905	$4,955	$37,304

Expenditures on long-lived assets	—	$333	$460	$30	$823

Year Ended December 31, 2002
Net revenues from external sources	$12,575	$25,807	$3,894	$1,368	$43,644

Depreciation and amortization	—	$643	$328	$152	$1,123

Operating income (loss)	$9,845	$632	$778	$370	$11,625

Inter-segment income (expense) eliminated	$600	$(600)	—	—	—

Segment assets	$6,996	$25,334	$5,849	$4,945	$43,124

Expenditures on long-lived assets	—	$209	$127	$9	$345

INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of 19 Entertainment Limited

        We have audited the accompanying consolidated balance sheets of 19 Entertainment Limited and subsidiaries as of 30 June 2004 and 2003, and the related consolidated profit and loss accounts, statements of movements in shareholders' funds and movements in reserves, and cash flows for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of 19 Entertainment Limited and subsidiaries as of 30 June 2004 and 2003, and the results of their operations and their cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United Kingdom.

        Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 24 to the consolidated financial statements.

/s/ Deloitte & Touche LLP
Chartered Accountants
London, England

8 April 2005

CONSOLIDATED PROFIT AND LOSS ACCOUNTS

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
REVENUES	2	48,285	53,372	20,964
Cost of sales		(20,237)	(31,838)	(12,183)

GROSS PROFIT		28,048	21,534	8,781
Administration expenses		(17,944)	(11,919)	(5,318)
Operating exceptional profit on sale of tangible fixed asset		—	—	55

OPERATING PROFIT	3	10,104	9,615	3,518
Interest receivable	5	54	18	68
Interest payable and similar charges	6	(41)	(46)	(14)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION		10,117	9,587	3,572
Tax charge on profit on ordinary activities	7	(3,323)	(3,029)	(1,184)

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION		6,794	6,558	2,388

PROFIT FOR THE FINANCIAL YEAR		6,794	6,558	2,388
Dividends	8	(3,397)	(3,279)	(881)

RETAINED PROFIT FOR THE YEAR		3,397	3,279	1,507
Profit and loss account brought forward		4,161	882	(625)

Profit and loss account carried forward		7,558	4,161	882

The above results are derived from continuing activities.

There are no recognised gains or losses for the current or prior years, other than as stated in the profit and loss accounts. Accordingly, no statements of total recognised gains or losses are given.

The accompanying notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	Note	30 June 2004 £ '000	30 June 2003 £ '000
FIXED ASSETS
Intangible assets	9	112	126
Tangible assets	10	1,042	925
Investments	11	— *	— *

		1,154	1,051
CURRENTS ASSETS
Stocks	12	4,634	1,738
Debtors	13	18,570	14,690
Cash at bank and in hand		2,455	6,255

		25,659	22,683
CREDITORS: amounts falling due within one year	14	(12,193)	(12,412)

NET CURRENT ASSETS		13,466	10,271

TOTAL ASSETS LESS CURRENT LIABILITIES		14,620	11,322
CREDITORS: amounts falling due after more than one year	15	(2,368)	(2,456)
PROVISIONS FOR LIABILITIES AND CHARGES	16	(12)	(23)

NET ASSETS		12,240	8,843

CAPITAL AND RESERVES
Called up share capital	19	— *	— *
Share premium account		4,682	4,682
Profit and loss account		7,558	4,161

EQUITY SHAREHOLDERS' FUNDS		12,240	8,843

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED CASH FLOW STATEMENTS

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Net cash inflow/(outflow) from operating activities	20	1,693	5,731	(577)
Returns on investments and servicing of finance
Interest received		54	18	68
Interest paid		(41)	(46)	(14)

Net cash inflow/(outflow) from returns on investments and servicing of finance		13	(28)	54
Taxation		(3,029)	(1,183)	(47)
Capital expenditure and financial investment
Payment to acquire tangible fixed assets		(434)	(747)	(287)
Payment to acquire intangible fixed assets		—	—	(140)
Sale of tangible fixed assets		56	—	128

Net cash outflow from capital expenditure		(378)	(747)	(299)
Acquisitions and disposals
Investment		—	—	(79)
Equity dividends paid		(3,154)	(1,307)	(100)

Net cash (outflow)/inflow before financing		(4,855)	2,466	(1,048)
Financing
Issue of shares		—	—	4,682

(Decrease)/increase in net cash in the year	21	(4,855)	2,466	3,634

The accompanying notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF MOVEMENTS IN SHAREHOLDERS' FUNDS
AND MOVEMENTS IN RESERVES FOR THE YEAR ENDED 30 JUNE

	Share capital £ '000	Share premium account £ '000	Profit and loss account £ '000	Total £ '000
As of 1 July 2001	—*	—	(625)	(625)
Shares issued	—*	4,682	—	4,682
Retained profit for the year	—	—	1,507	1,507

As of 30 June 2002	—*	4,682	882	5,564

Retained profit for the year	—	—	3,279	3,279

As of 30 June 2003	—*	4,682	4,161	8,843

Retained profit for the year	—	—	3,397	3,397

As of 30 June 2004	—*	4,682	7,558	12,240

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED 30 JUNE

1.    ACCOUNTING POLICIES

        19 Entertainment Limited, together with its subsidiaries, (collectively, the "Company"), manages its licensed artists' careers by creating and producing television programs and films, managing and exploiting music recordings for licensed artists, promoting artists with brand and licensing partners and running tours for licensed artists.

        The accompanying financial statements of the Company do not comprise "statutory accounts" within the meaning of Section 240 of the Companies Act 1985. The Company's statutory accounts for the year ended 30 June 2004 prepared in accordance with United Kingdom accounting standards ("UK GAAP") have been delivered to the Registrar of Companies for England and Wales.

  Basis of accounting

        The financial statements are prepared in accordance with UK GAAP. The particular accounting policies adopted are described below. They have all been applied consistently throughout the year and the preceding years.

  Accounting convention

        The financial statements are prepared under the historical cost convention.

  Basis of consolidation

        The consolidated financial statements include all of the accounts of 19 Entertainment Limited and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of financial statements in conformity with UK GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Intangible assets

        Intangible fixed assets comprise licenses and are included at cost and amortized in equal instalments over a period of ten years which is their estimated useful economic life. Provision is made for any impairment. The carrying values of intangible assets are reviewed for impairment wherever circumstances indicate that the carrying value of such assets may not be recoverable.

  Tangible fixed assets

        Tangible fixed assets comprise furniture and fixtures and leasehold improvements. The carrying values of tangible fixed assets are reviewed for impairment wherever circumstances indicate that the carrying value of such assets may not be recoverable.

        Depreciation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful economic life of that asset as follows:

Furniture and equipment	4 to 7 years
Leasehold improvements	lesser of the estimated useful life or the period of the lease

  Investments

        Fixed asset investments are stated at cost less provision for impairment.

  Stocks

        Stocks represent (i) the unamortized cost of completed films/television programs and recoupable recording costs and (ii) the cost of recoupable recording projects and films and television projects in development. Capitalized costs include all direct production and financing costs and production overheads. Distribution and marketing costs, including advertising and marketing, are expensed as incurred. Stocks are carried at the lower of cost and net realisable value.

        Stocks related to capitalized film and television production costs are amortized over the period revenue is recognised. The valuation of capitalized film and television costs are reviewed on a title-by-title basis, when an event or change in circumstance indicates that the fair value of a film or television program or recording project is less than its unamortized cost. The fair value of the film or television program is determined using management's future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film or television program.

        Management regularly reviews the films and television projects in development and recognises provisions for expected losses.

        Stocks related to recoupable recording costs are charged to expense as subsequent royalties are earned by the artist. The Company assesses the recoverability of the recoupable recording costs based on forecasted royalties, track record and current popularity of the artist. To the extent that management believes the forecasts and/or current popularity do not support recoverability, a provision for expected losses is recognised against the capitalized costs. The provisions are reversed against recoupable recording costs if managements' assessment of the recoverability changes.

  Advance Royalties

        Advance royalties paid to artists are capitalized as a prepayment within debtors when paid and are charged to expense as subsequent royalties are earned by the artist. The Company assesses the recoverability of advance royalties based on forecast royalties, track record and current popularity of the artist. To the extent that management believes the forecasts and/or current popularity do not support recoverability, a provision for expected losses is recognised against the advances. The provisions are reversed against advance royalties if managements' assessment of the recoverability changes.

  Cash

        Cash at bank and in hand also includes cash of £2.5 million and £2.6 million as of 30 June 2004 and 2003 which is restricted as to use (i.e., such cash can only be used to satisfy obligations associated with the sale and leaseback–see discussion below).

  Net funds

        Net funds are comprised of cash at bank and in hand, and bank overdrafts (see note 22). In the consolidated cash flow statement and related notes, cash includes cash at bank and deposits repayable on demand. Deposits are repayable on demand if they are available within 24 hours without penalty.

  Sale and leaseback

        The Company entered into a sale and leaseback transaction in the year ended 30 June 2003 regarding a film in order to provide additional finance for the production. The lease agreement is for 15 years. On entering into the sale and leaseback transaction, the proceeds from the sale were deposited in a restricted deposit account guaranteed by the bank to provide sufficient funds to satisfy the lease liabilities as they fall due. The gain, arising from the difference between the sale proceeds and the lease liability, has been recognised in the profit and loss account as a reduction to cost of sales over the amortization period of the related capitalized film costs.

  Deferred taxation

        Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not they will be recovered. Deferred tax assets and liabilities are not discounted.

  Revenue

        Under Application Note G, Revenue Recognition of Financial Reporting Standard ("FRS") No. 5, Reporting the Substance of Transactions, the Company generally recognizes revenues when it obtains the right to consideration in exchange for its performance. When the Company receives a payment in advance of performance, it recognizes a liability equal to the amount received, representing its obligation under the contract and defers revenue recognition until it obtains the right to the consideration through its performance. For non-refundable fees, the Company considers that there are no further obligation of performance and therefore, the revenue recognition criteria has been met.

        Revenue from the sale or licensing of films and television programs is recognized on the contractually due date. The contractually due date is generally either on (i) signing of a contract or (ii) delivery date of the program in a format that can be exploited by the customer. Amounts received from customers prior to the contractually due date are included in deferred revenue.

        Non-refundable advance royalty payments for recordings are recognised as revenue on the contractually due date. The contractually due date is either when the contract is signed or on receipt of payment as there is evidence that the album will be recorded.

        Sponsorship and merchandising fees relate to one-time events or a period of time. Revenues for a one-time event are recognised on the contractually due date which is once a contract has been signed and performance has taken place. Revenues relating to a period of time are recognised over the period of time that the benefit of sponsorship accrues. Non-refundable advance royalty payments for sponsorship and merchandising over a period of time are recognised on the contractually due date which is generally on receipt of payment.

        Revenues generated from tours, comprised of production fees and ticket sales, are recognised as the services are provided and as the underlying concerts are performed. Upfront non-refundable amounts paid by concert promoters are deferred and amortized as the underlying concerts are performed.

        Management fee revenues are recognized over the term of the Company's management agreements with its artists as the amounts become determinable, which is considered to be the point at which artist income is reported to the Company.

        Royalties in excess of non-refundable advances and recoupable costs, if any, are recognised when estimable and thus include those earned on sales occurring during the period as evidenced in royalty statements received through the date of issuance of the financial statements.

  Operating leases

        Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight-line basis over the period of the lease.

  Foreign currency translation

        The Company translates amounts in the balance sheet of a foreign subsidiary into the reporting currency using the closing rate as of the balance sheet date. Under Statement of Standard Accounting Practice No. 20, Foreign currency translation, amounts in the profit and loss account of a foreign subsidiary can be translated at the closing rate or at an average rate for the accounting period. The Company has elected to translate the profit and loss accounts at the closing rate as of the balance sheet date.

  Derivatives

        Foreign currency exchange contracts are accounted in the period they are realized with the resulting gain or loss recognised through the profit and loss account.

  Share-based compensation arrangements

        Shares to be issued as a result of the exercise of options granted in accordance with the rules of the share option plans (see note 19) will be recorded in share capital and share premium at their exercise price as of the date the options are exercised. Compensation expense will be recorded in respect of the plans for the difference, if any, between the exercise price and the share price as of the date of grant. There is no vesting period, therefore, the expense will be recognized on the measurement date.

  Reclassifications

        Certain prior year amounts have been reclassified to conform to current year presentation.

  Recent UK accounting standards not yet adopted

        FRS No. 20, Share based payments, issued in February 2004 recognises that there is an expense when another party is given the right to shares of a company. The principle is that the accounting for a share-based payment transaction should reflect the "value" of goods or services received for employee share transactions. The fair value should be measured as of the date of grant, being the date on which both parties have an understanding of the terms. When the grant is for past performance, the charge is recognised immediately. In all other cases it should be spread over the period from the grant date to the date when the other party has the right to the shares (the "vesting" period). This accounting standard is applicable for accounting periods beginning on or after 1 January 2006 and will be adopted by the Company from 1 July 2006.

        Urgent Issues Task Force ("UITF") Abstract No. 40, Revenue recognition and service contracts, ("UITF 40") issued 10 March 2005 provides interpretations of Application Note G, Revenue Recognition, as an Amendment to FRS 5, Reporting the Substance of Transactions, as it relates to revenue recognition for service contracts. UITF 40 addresses when revenue may be recognised as activity progresses (defined as "accounted for as a long-term contract") or on contract completion. The guidance defines a long-term contract and requires that revenue be recognised for services to the extent that a company has obtained the right to consideration through its performance. The abstract is required to be adopted in financial statements relating to accounting periods ending on or after 22 June 2005 but earlier adoption is encouraged. The Company is currently evaluating the impact of UITF 40 on its profit and loss, balance sheet and cash flows.

2.    REVENUE

        The revenue and profit before tax are attributable to the one principal activity of the Company which is management of artists. An analysis of revenue is given below:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Revenue by origin and destination:
United Kingdom	12,634	15,711	20,775
United States	28,987	34,358	189
Rest of world	6,664	3,303	—

	48,285	53,372	20,964

3.    OPERATING PROFIT

        Operating profit is stated after charging:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Depreciation	251	236	110
Amortization	14	14	—
Auditors' remuneration:
—Audit	70	70	40
Operating lease costs	277	220	176
Exceptional items	—	—	—	*

*
Amount rounds to less than one thousand pounds sterling.

4.    DIRECTORS AND EMPLOYEES

Employees	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
The aggregate payroll costs (including directors) were:
Wages and salaries	5,454	3,592	2,604
Social security costs	794	438	346

	6,248	4,030	2,950

	For the year ended 30 June 2004 No.	For the year ended 30 June 2003 No.	For the year ended 30 June 2002 No.
The average number of employees (including directors) were:
Number of distribution staff	74	59	45
Number of administrative staff	37	20	11

	111	79	56

Directors	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Emoluments payable	489	522	882

Total emoluments of highest paid director	467	501	798

5.    INTEREST RECEIVABLE

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Bank interest	54	18	68

6.    INTEREST PAYABLE AND SIMILAR CHARGES

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Bank interest on overdraft	12	13	14
Bank charges	27	23	—
Other	2	10	—

	41	46	14

7.    TAX CHARGE ON PROFIT ON ORDINARY ACTIVITIES

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Current tax
Corporation tax	3,412	3,057	1,170
Adjustment in respect of prior years	(67)	(28)	7

Total current tax	3,345	3,029	1,177
Deferred tax
Timing differences, origination and reversal	(25)	(11)	2
Adjustments in respect of prior periods	3	11	5

Tax on profits on ordinary activities	3,323	3,029	1,184

  Factors affecting the tax charge for the current period

        The tax charge for the period is higher than the standard rate of corporation tax in the UK (30%) and this is due to the factors set out below:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Current taxation
Profit on ordinary activities before taxation	10,117	9,587	3,572

UK corporation tax at 30%	3,035	2,876	1,072
Expenses not deductible for tax purposes	119	200	79
Capital allowances in excess of depreciation	28	(18)	(2)
Chargeable gains	—	—	13
Overseas tax rate differences	180	—	—
Overseas losses utilised	14	—	—
Overseas tax losses carried forward	30	—	—
Prior period adjustments	(67)	(29)	7
Other	6	—	8

Current tax charge	3,345	3,029	1,177

8.    DIVIDENDS

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Interim*–paid–£24.00 per ordinary share (2003–£52.50) (2002–£10.00)	400	525	100
Final–proposed–£179.85 per ordinary share (2003–£275.39) (2002–£78.16)	2,997	2,754	782

	3,397	3,279	882

*
Interim dividends cover amounts paid prior to 30 June.

9.    INTANGIBLE FIXED ASSETS

	30 June 2004 £ '000	30 June 2003 £ '000
Cost
As of 30 June	140	140

Amortization
As of 1 July 2003	14	—
Charge for the period	14	14

As of 30 June	28	14

Net book value
As of 30 June	112	126

10.    TANGIBLE FIXED ASSETS

	Furniture and equipment £ '000	Improvements To premises £ '000	30 June 2004 Total £ '000	30 June 2003 Total £ '000
Cost
As of 1 July	1,050	404	1,454	713
Additions	289	263	552	747
Disposals	(184)	—	(184)	—

As of 30 June	1,155	667	1,822	1,460

Depreciation
As of 1 July	(438)	(91)	(529)	(300)
Charge for the year	(222)	(75)	(297)	(235)
Disposals	46	—	46	—

As of 30 June	(614)	(166)	(780)	(535)

Net book value
As of 30 June	541	501	1,042	925

11.    INVESTMENTS

	30 June 2004 £ '000	30 June 2003 £ '000
Investment at cost
As of 1 July	80	80
Additions	— *	—

As of 30 June	80	80

Provisions for impairment
As of 1 July	(80)	(— )*
Charged to profit in the year	—	(80)

As of 30 June	(80)	(80)

Net book value
As of 30 June	—	—

*
Amounts rounds to less than one thousand pounds sterling.

        The parent company owns the issued share capital of the following principal companies, all incorporated in Great Britain except where noted:

Name Subsidiaries	Nature of business	Class of shares held	% of shares held. Direct or indirect
19 Merchandising Limited	Merchandising and Sponsorship	Ordinary	100%
S Club Limited	Record Production	Ordinary	100%
19 Recordings Limited	Record Production	Ordinary	100%
19 TV Limited	Music based TV Broadcasting	Ordinary	100%
19 Management Limited	Management of artists	Ordinary	100%
19 Touring Limited	Artists touring management	Ordinary	100%
19 Productions Limited	Development of TV projects	Ordinary	100%
Double Vision Limited	Film Production	Ordinary	100%
Brilliant 19 Limited	Music artist management	Ordinary	75%
19 Entertainment Inc (incorporated in USA)	Management of artists	Ordinary	100%
19 Entertainment GmbH (incorporated in Germany)	Management of artists	Ordinary	100%

12.    STOCKS

	30 June 2004 £ '000	30 June 2003 £ '000
Stocks	4,634	1,738

        Stocks comprises of (i) the unamortized cost of completed films/television programs and recoupable recording costs and (ii) the cost of recoupable recording projects and films and television projects in development.

13.    DEBTORS

	30 June 2004 £ '000	30 June 2003 £ '000
Trade debtors	3,776	2,562
Other debtors including taxation and social security	654	2,860
Prepayments and accrued income	14,114	9,255
Deferred tax (see note 16)	24	13
Other	2	—

	18,570	14,690

        Debtors represent accounts receivable, prepaid expenses and accrued income for the Company.

14.    CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	30 June 2004 £ '000	30 June 2003 £ '000
Bank overdraft	1,055	—
Trade creditors	492	1,440
Amounts owed under sale and leaseback facility	87	75
Directors current account	2,262	449
Other creditors including taxation and social security	3,899	6,229
Accruals and deferred income	4,398	4,219

	12,193	12,412

15.    CREDITORS: AMOUNTS FALLING AFTER MORE THAN ONE YEAR

	30 June 2004 £ '000	30 June 2003 £ '000
Amounts owed under sale and leaseback facility	2,368	2,456

16.    PROVISIONS FOR LIABILITIES AND CHARGES

        The movement during the period deferred tax (asset)/liabilities associated with accelerated capital allowances was:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
As of 1 July	10	10
Current year charge	(22)	—	*

As of 30 June	(12)	10

	30 June 2004 £ '000	30 June 2003 £ '000
Deferred tax asset (see note 13)	(24)	(13)
Deferred tax liability classified as provisions for liabilities and charges	12	23

Net deferred tax (assets)/liabilities on accerated capital allowances	(12)	10

*
Amounts rounds to less than one thousand pounds sterling.

17.    COMMITMENTS UNDER LEASES

        As of 30 June 2004, the Company had annual commitments under non-cancellable operating leases as set out below:

Land and buildings	£ '000
Operating leases which expire:
After more than five years	277

277

        As of 30 June 2004, the Company had annual commitments under the sale and leaseback as set out below:

Sale and leaseback facility	£ '000
Amounts due:
Within one year	87
Between two and five years	486
After five years	1,882

2,455

        An amount equivalent to the total annual commitments is held in a bank account designed to meet these liabilities as they fall due.

18.    TRANSACTIONS WITH RELATED PARTIES

        The Company consolidates majority owned subsidiaries of 19 Entertainment Limited and, as such, has taken advantage of the exemption allowed by FRS 8, Related Party Disclosures, to not disclose details of transactions and balances with other related entities of 19 Entertainment Limited that are eliminated on consolidation.

        Andy Stinson, a director of the Company and a solicitor, provided legal services to the Company for the three years ended 30 June 2004.

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
Fees charged for the provision of legal services	615	287	216

	30 June 2004 £ '000	30 June 2003 £ '000
The balance due to Mr. Stinson	150	92

19.    SHAREHOLDERS' FUNDS AND CAPITAL

  A.    CALLED UP SHARE CAPITAL

	30 June 2004 £	30 June 2003 £
Authorised, called up, allotted and fully paid:
14,166 voting shares of £0.01 each	142	142
2,500 non voting shares of £0.01 each	25	25

Total share capital	167	167

  B.    SHARE OPTION PLANS

        The Company has established share option plans which cover awards which have been granted to both employees and Directors for consideration of £1 per option for the UK plan and $1 per option for the US plan. The exercise prices range from £0.01 to £1,900.00 per ordinary share. There is no vesting period. Immediately prior to the acquisition of the company by CKX, Inc. (see note 23) on 17 March 2005, all options were exercised or canceled.

        Options have been granted under the share option plans to subscribe for ordinary shares of the Company as follows:

Fiscal Year	Number of shares under option	Subscription price per share(£)
UK Plan:
2003	1,008	0.01
2004	328	0.01
US Plan:
2003	139	1,900.00

        Options may only be exercised during the period commencing on the date of a liquidity event and ending at the close of business on the earlier of (i) the twenty-first day following the date of the liquidy event or (ii) the day immediately preceding the tenth anniversary of the grant date. A liquidity event is defined as a listing, a sale or a disposal.

20.    RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW/ (OUTFLOW) FROM OPERATING ACTIVITIES

	30 June 2004 £ '000	30 June 2003 £ '000	30 June 2002 £ '000
Operating profit	10,104	9,615	3,518
Depreciation and amortization	265	250	110
Increase in debtors	(3,880)	(9,453)	(2,499)
(Decrease)/increase in creditors	(1,911)	5,221	(1,120)
(Increase)/decrease in stocks	(2,897)	32	(541)
Increase in provisions	12	66	10
Operating exceptional profit on sale of fixed asset	—	—	(55)

Net cash inflow/(outflow) from operating activities	1,693	5,731	(577)

        Included in the cash flows from creditors for the year ended 30 June 2003 is the sale proceeds of £ 3.1 from the sale and leaseback transaction.

21.    RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000	For the year ended 30 June 2002 £ '000
(Decrease)/increase in cash in the period	(4,855)	2,466	3,634

Movement in net funds in the period	(4,855)	2,466	3,634
Net funds as of 1 July	6,255	3,789	155

Net funds as of 30 June	1,400	6,255	3,789

22.    ANALYSIS OF NET FUNDS

	As of 30 June 2002 £ '000	Cashflows £ '000	As of 30 June 2003 £ '000	Cashflows £ '000	As of 30 June 2004 £ '000
Cash in hand and at bank	3,789	2,466	6,255	(3,800)	2,455
Bank overdrafts	—	—	—	(1,055)	(1,055)

Net funds as of 30 June	3,789	2,466	6,255	(4,855)	1,400

23.    SUBSEQUENT EVENTS

        The Company was acquired by CKX, Inc., formerly known as Sports Entertainment Enterprises, Inc. ("Acquirer"), pursuant to a Share Purchase Agreement dated 17 March 2005. The total consideration consisted of £64.5 million in cash and 1,870,558 shares of the acquirer's common stock, each paid at closing, and an additional £19.2 million in either cash or additional shares following delivery of audited results for the Company's fiscal year ending 30 June 2005.

        In addition, Acquirer has entered into a long-term agreement with Simon Fuller, the founder and the majority shareholder of the Company. Mr. Fuller will also be appointed a director of the Acquirer.

24.    SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

        The Company's Consolidated Financial Statements are prepared in accordance with UK GAAP, which differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). Differences which have a significant effect on the consolidated net income, shareholders' equity and the financial position of the Company are set out below:

  Effect on Operating and Net Income of differences between UK and US GAAP

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Operating profit in accordance with UK GAAP		10,104	9,615
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(a)	(862)	(184)
Film and television revenues	(b)	(1,167)	500
Sponsorship & merchandising revenues	(c)	(1,859)	(215)
Stocks:
Capitalized artist advances & recoupable recording costs	(d)	(950)	(1,201)
Capitalized film & television costs	(b)(e)	1,000	(311)
Films and television projects in development	(f)	357	161
Sale leaseback	(g)	—	(357)
Foreign currency translation	(h)	(49)	4
Derivatives	(i)	20	—

Operating income in accordance with US GAAP		6,594	8,012

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Profit for the financial year in accordance with UK GAAP		6,794	6,558
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(a)	(862)	(184)
Film and television revenues	(b)	(1,167)	500
Sponsorship & merchandising revenues	(c)	(1,859)	(215)
Stocks:
Capitalized artist advances & recoupable recording costs	(d)	(950)	(1,201)
Capitalized film & television costs	(b)(e)	1,000	(311)
Films and television projects in development	(f)	357	161
Sale leaseback	(g)	24	(333)
Foreign currency translation	(h)	(49)	4
Derivatives	(i)	20	—
Deferred tax	(j)	1,031	475

Net income in accordance with US GAAP		4,339	5,454

  Cumulative effect on shareholders' equity of differences between UK and US GAAP

	Note	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Shareholders' equity in accordance with UK GAAP		12,240	8,843
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(a)	(3,046)	(2,184)
Film and television revenues	(b)	(1,167)	—
Sponsorship & merchandising revenues	(c)	(2,074)	(215)
Stocks:
Capitalized artist advances & recoupable recording costs	(d)	(2,677)	(1,727)
Capitalized film & television costs	(b)(e)	1,000	—
Films and television projects in development	(f)	679	322
Sale leaseback	(g)	(309)	(333)
Derivatives	(i)	20	—
Deferred tax	(j)	2,272	1,241
Dividends	(k)	243	1,972

Shareholders' equity in accordance with US GAAP		7,181	7,919

(a)
Recordings revenue recognition–Under UK GAAP, non-refundable advances are recognised as revenue on the contractually due date. The contractually due date is either when the contract is signed or on receipt of payment as there is then evidence that the album will be recorded. Royalties in excess of recoupable costs are recognised when estimable and thus include those earned on record sales occurring during the period as evidenced in royalty statements received through the date of issuance of the financial statements. Under UK GAAP, recordings revenues were £13.2 million and £9.4 million for the years ended 30 June 2004 and 2003, respectively.

Under US GAAP, revenues are recognised in accordance with Statement of Financial Accounting Standards ("SFAS") No.50, Financial Reporting in the Record and Music Industry ("SFAS 50"), and thus are recognised when the Company (i) has signed a non-cancellable contract, (ii) has delivered the rights to the licensee who is free to exercise them, (iii) has no remaining significant obligations to furnish music or records, and (iv) when collectibility of the full fee is reasonably assured. Non-refundable minimum guarantees in advance by licensees are deferred and recognised as revenue as the license fee is earned under the agreement which is the later of when the album has been delivered and accepted by the licensee, or, expiration of the term of the contract for the album. Royalties in excess of recoupable costs are recognised when estimable and thus include those earned on record sales occurring during the period as evidenced in royalty statements received through the date of the balance sheet. Under US GAAP, recordings revenues were £12.3 million and £9.2 million for the years ended 30 June 2004 and 2003, respectively.

(b)
Film and television revenue recognition–Under UK GAAP, revenue from the sale or licensing of films and television programs is recognized on the contractually due date which can be either on (i) signing of a contract or (ii) delivery date of the program in a format that can be exploited by the customer. Amounts received from customers prior to the contractually due date are included in deferred revenue. Under UK GAAP, film and television revenues were £14.7 million and £30.0 million for the years ended 30 June 2004 and 2003, respectively.

For US GAAP, the Company recognises these revenues under American Institute of Certified Public Accountants Statement of Position 00-2? Accounting by Producers or Distributors of Films ("SOP 00-2"). The following are the conditions that must be met in order to recognize revenue in accordance with SOP 00-2: (i) persuasive evidence of a sale or licensing arrangement with a customer exists; (ii) the program is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable, and (v) collection of the arrangement fee is reasonably assured. Amounts received from customers prior to the availability date of the product are included in deferred revenue. Under US GAAP, film and television revenues were £13.5 million and £30.5 million for the years ended 30 June 2004 and 2003, respectively.

(c)
Sponsorship & merchandising revenue recognition–Sponsorship and merchandising fees relate to (i) a one-time event or (ii) a period of time. Fees related to sponsorship and merchandising over a period of time comprise of non-refundable advance royalty payments and royalties in excess of advance royalty payments.

Under UK GAAP, revenues are recognised for a one-time event on the contractually due date which is once a contract has been signed and performance has taken place. Revenues relating to a period of time are recognised over the period of time that the benefit of sponsorship accrues. Non-refundable advance royalty payments associated with sponsorship or merchandising over a period of time are recognised on the contractually due date which is generally receipt of payment. Royalties in excess of advance royalty payments are recognised when estimable and thus include those earned on sales occurring during the period as evidenced in royalty statements received through the date of issuance of the financial statements. Under UK GAAP, sponsorship and merchandising revenues were £9.8 million and £5.9 million for the years ended 30 June 2004 and 2003, respectively.

Under US GAAP, revenues are recognised for a one-time event once (i) pervasive evidence of an arrangement exists, (ii) the event has occurred, (iii) the price is fixed or determinable, and (iv) collectibility is reasonably assured. Non-refundable advance royalty payments associated with sponsorship or merchandising over a period of time are recognised on a straight-line basis over the term of the contract from the later of the point which (i) pervasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the licensee is fixed or determinable, and (iv) collectibility is reasonably assured, or, the beginning of the license period. Royalties in excess of advance royalty payments are recognised when estimable and thus include those earned on merchandising sales occurring during the period as evidenced in royalty statements received through the balance sheet date. Under US GAAP, sponsorship and merchandising revenues were £7.9 million and £5.7 million for the years ended 30 June 2004 and 2003, respectively.

(d)
Artists advances and recoupable recording costs–Under UK GAAP, recoupable recording costs and artist advances are capitalized when paid and then charged to expense as subsequent royalties are earned by the artist. The Company assesses the recoverability of the capitalized recoupable recording costs and artist advances based on forecasted royalties, track record and current popularity of the artist. To the extent that management believes the forecasts and/or current popularity do not support recoverability, a provision for expected losses is recognised against the capitalized costs and advances. The provisions are reversed against recoupable recording costs if managements' assessment of recoverability changes. Under UK GAAP, capitalized recoupable recording costs, which are classified within Stocks, were £2.9 million and £1.7 million as of 30 June 2004 and 2003, respectively. Under UK GAAP, artist advance, which are classified as prepayments within Debtors, were £0.5 million and £1.4 million as of 30 June 2004 and 2003, respectively.

Under US GAAP, recoupable recording costs and artists advances, as adjusted for anticipated returns, are recognised in accordance with SFAS 50 and thus are charged to expense of the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized if the past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident. Reversals of provisions recognised against the asset are not permitted. Under US GAAP, capitalized costs and advance royalties relating to recordings were £2.4 million and £2.0 million as of 30 June 2004 and 2003, respectively.

(e)
Capitalized film & television costs–Under UK GAAP, the Company amortizes capitalized costs classified as stock, over the period revenue is recognized. Under UK GAAP, capitalized costs were £1.5 million and £0.3 million as of 30 June 2004 and 2003, respectively, and are included in stocks on the balance sheet.

Under US GAAP, capitalized costs are amortized using the individual-film-forecast method in SOP 00-2, whereby these costs are amortized in the proportion that current year's revenue bears to management's estimate of anticipated total gross revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the film. Amortization commences in the period revenue recognition commences. Under US GAAP, capitalized costs were £2.5 million and £0.3 million as of 30 June 2004 and 2003, respectively. The amortization expense under US GAAP is £1.0 million lower and £0.3 million greater than under UK GAAP, for the years ended 30 June 2004 and 2003, respectively.

(f)
Films and television projects in development–Under UK GAAP, capitalized costs of productions, which have not yet been completed by the Company, are periodically assessed for recoverability and stated net of provisions for expected losses. Under UK GAAP, capitalized costs of projects in development were £0.5 million and £0.3 million as of 30 June 2004 and 2003, respectively.

Under US GAAP, capitalized costs remain unamortized until the project is developed or are written off at the earlier of the date they are determined not to be recoverable when abandoned, or, three years from the date of the initial investment, which is consistent with SOP 00-2. Under US GAAP, capitalized costs of projects in development were £1.9 million and £0.2 million as of 30 June 2004 and 2003, respectively.

(g)
Sale leaseback–Under UK GAAP, the Company has recognized the gain on the transaction over the amortization period of the related capitalized film costs which occurred over the year ended 30 June 2004 and 2003. The Company recognized the gain over the years ended 30 June 2004 and 2003, in the amount of £nil and £0.4 million, respectively.

Under US GAAP, the underlying asset subject to the sale and leaseback arrangement is film inventory. Consequently, the application of SFAS 13, Accounting for Leases and of SFAS 28, Accounting for Sales with Leasebacks, an amendment of FASB Statement No. 13 to the arrangement would be inappropriate. The Company has applied SFAS 49, Accounting for product financing arrangements and treated the transaction as a financing arrangement. Pursuant to this guidance, the gain of £0.4 million on the transaction has been deferred and is being recognized over the 15 year term of the arrangement. As of 30 June 2004 and 2003, a deferred gain of £0.3 million and £0.3 million, respectively, was recognized by the Company.

(h)
Foreign currency translation–Under UK GAAP, the Company has elected to translate the balance sheet and profit and loss accounts of their foreign subsidiaries at the closing rate on the balance sheet date with the impact being recognized in the profit and loss account.

Under US GAAP, the translation of the balance sheet is consistent with UK GAAP, i.e., translated at the closing rate on the balance sheet date. However, the Company needs to translate the profit and loss at a weighted average exchange rate for the reporting period.

As of 30 June 2004 and 2003, the translation adjustment of £(49) thousand and £4 thousand, respectively, would be recognized as a cumulative translation adjustment in the "Other Comprehensive Income' in equity.

(i)
Derivatives–Under UK GAAP, foreign currency exchange contracts are translated at the forward contract rate and the resulting gain or loss is recognized through the profit and loss account in the period realized.

Under US GAAP, the Company accounts for derivatives in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments are recognized as assets or liabilities on the balance sheet and measured at fair value, regardless of the purpose or intent in holding them. Changes in the fair value of derivative instruments are recognized periodically either in earnings or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is designated as a hedge of changes in fair value or cash flows. For derivatives designated as fair value hedges, changes in fair value of the hedged item and the derivative are recognized currently in earnings. For derivatives designated as cash flow hedges, fair value changes of the effective portion of the hedging instrument are recognized in accumulated other comprehensive income on the balance sheet until the hedged item is recognized in earnings. The ineffective portion of the fair value changes are recognized in earnings immediately. Changes in the fair value of the underlying debt instruments are not recognized in net income or shareholders' equity.

The Company currently does not designate its foreign currency forward contracts as hedges under SFAS 133. As a result, all foreign currency forward contracts have been recorded in the balance sheet at market value at the balance sheet date with changes in fair value recorded in earnings. At 30 June 2004 and 2003, current derivative assets of £20 thousand and £nil, respectively, are recognized under US GAAP.

(j)
Deferred tax–Under UK GAAP, the Company provides for deferred tax on an undiscounted basis in respect of timing differences that have originated but not reversed at the balance sheet date, where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of available evidence, it is regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. As of 30 June 2004, the net deferred tax asset is £12 thousand and as of 30 June 2003, the net deferred liability is £10 thousand.

Under US GAAP, deferred taxation is provided for all temporary differences (differences between the carrying value of assets and liabilities and their corresponding tax bases) on a full liability basis. Certain items that are treated as permanent differences under UK GAAP are treated as temporary differences under US GAAP. Deferred tax assets are also recognized (net of a valuation allowance) to the extent that it is more likely than not that the benefit will be realized. Under US GAAP, discounting of deferred taxes is prohibited. Under US GAAP, the Company has recognized deferred tax for temporary differences which result from the US GAAP adjustments described in note 24. As a result, net deferred tax assets of £2.3 million and £1.2 million have been recognized under US GAAP as of 30 June 2004 and 2003, respectively.

(k)
Dividends–Under UK GAAP, dividends on ordinary shares, as prescribed by the Company's articles of incorporation, are deducted from shareholders' equity and shown as a liability in the balance sheet at the end of the period to which they relate. Under UK GAAP, dividends were £3.4 million and £3.3 million for the year ended 30 June 2004 and 2003, respectively.

Under US GAAP, such dividends are only deducted from shareholders' equity at the date of declaration of the dividend by the directors. Consequently, dividends under US GAAP were £2.7 million and £1.3 million for the year ended 30 June 2004 and 2003, respectively.

  Cash flows

        Set out below is a summary consolidated statement of cash flows under US GAAP:

	For the year ended 30 June 2004 £ '000	For the year ended 30 June 2003 £ '000
Cash was (used in)/provided by:
Operating activities	(1,416)	1,378
Investing activities	(378)	(747)
Financing activities	(2,023)	(768)

Net (decrease)/increase in cash and cash equivalents	(3,817)	(137)
Effect of exchange rate changes on cash	93	72
Cash and cash equivalents as of the beginning of the year	3,724	3,789

Cash and cash equivalents as of the end of the year	—	3,724

Operating activities:
Net cash inflow/(outflow) from operating activities	1,693	5,731
Effects of exchange rate changes	(93)	(72)
Interest received	54	18
Interest paid	(41)	(46)
Sale leaseback cash proceeds	—	(3,070)
UK Corporation tax paid	(3,029)	(1,183)

Net cash (used in)/provided by operating activities (US GAAP)	(1,416)	1,378

Investing activities:
Net cash outflow from capital expenditure	(378)	(747)
Acquisition and disposals	—	—
Net cash outflow from equity dividends	(3,154)	(1,307)
Dividends paid	3,154	1,307

Net cash used in investing activities (US GAAP)	(378)	(747)

Financing activities:
Net cash inflow from financing	—	—
Bank overdrafts	1,055	—
Restricted cash transferred from/(to) secured funds	76	(2,531)
Sale leaseback cash proceeds	—	3,070
Dividends paid	(3,154)	(1,307)

Net cash (used in)/provided by finance (US GAAP)	(2,023)	(768)

Classification Differences

        In addition to the differences between UK and US GAAP related to the recognition and measurement of transactions by the Company, there are also a number of differences in the manner in which items are classified in the consolidated profit and loss account and consolidated balance sheet. These classification differences have no impact on net income or shareholders' equity.

  a)
  Restricted cash–Under UK GAAP, the Company has presented cash which is restricted and can only be used to satisfy obligations associated with the sale and leaseback within cash at bank and in hand.

  Under US GAAP, such restricted cash is classified separately from cash and cash equivalents on the balance sheet given it is legally restricted as to usage. As of 30 June 2004, £87 thousand and £2.4 million are classified as restricted cash within current assets and non-current assets, respectively, based on the maturity dates of amounts owed under the sale and leaseback facility. As of 30 June 2003, £76 thousand and £2.5 million are classified as restricted cash in current assets and non-current assets, respectively.

  b)
  Sale and leaseback gain–Under UK GAAP, the Company has presented the amortization of the deferred gain on the sale and leaseback transaction as a reduction to cost of sales. Under US GAAP, the Company has presented the amortization of the deferred gain as a reduction to finance charges.

New accounting pronouncements not yet adopted

  •
  In March 2004, the EITF reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, ("EITF 03-01"). EITF 03-01 is applicable to (a) debt and equity securities within the scope of SFAS 115, (b) debt and equity securities within the scope of SFAS 124 and that are held by an investor that reports a performance indicator, and (c) equity securities not within the scope of SFAS 115 and not accounted for under the APB 18's equity method (e.g., cost method investments). EITF 03-01 provides a step model to determine whether an investment is impaired and if an impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures relating to cost method investments should not be aggregated with other types of investments. The effective date for the prospective application of EITF 03-01 impairment model to all current and future investments has been delayed by FASB Issues FASB Staff Position EITF 03-01-1. The recognition and measurement requirements are effective for annual periods for fiscal years ending after 15 June 2004. The adoption of the disclosure requirements as of 30 June 2004 did not have a material impact on the results of operations, financial position or cash flows of the Company. The Company does not anticipate that adoption of application of the impairment model will have a material impact on its results of operations, financial position or cash flows.

  •
  At the 17-18 November 2004 meeting, the EITF reached a consensus on EITF 03-13, Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations. The purpose of the

    EITF is to clarify when a disposition should be classified as a discontinued operation caused by the contravening wording of paragraph 42 of SFAS 144. The Task Force reached a consensus that classification of a disposed component as a discontinued operation is appropriate only if the ongoing entity:

    Step 1: Has no continuing direct cash flows (a term EITF 03-13 introduces to interpret paragraph 42(a)); and,

    Step 2: Does not retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction (an interpretation of paragraph 42(b)).

    EITF 03-13 should be applied to components that are disposed of or classified as held for sale in periods beginning after 15 December 2004. Previously reported operating results within an enterprise's fiscal year that includes the ratification date may be reclassified to reflect the consensus. The Company does not anticipate that the adoption of EITF 03-13 will have a material impact on its results of operations, financial position or cash flows.

  •
  On 24 November 2004, the FASB issued SFAS 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS 151 clarify that "abnormal" amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board ("IASB") toward development of a single set of high-quality accounting standards. The FASB and the IASB noted that ARB 43, Chapter 4 and IAS 2, Inventories, are both based on the principle that the primary basis of accounting for inventory is cost. Both of those accounting standards also require that "abnormal" amounts of idle freight, handling costs, and wasted materials be recognized as period costs; however, the Boards noted that differences in the wording of the two standards could have led to the inconsistent application of those similar requirements. The FASB concluded that clarifying the existing requirements in ARB 43 by adopting language similar to that used in IAS 2 is consistent with its goals of improving financial reporting in the United States and promoting convergence of accounting standards internationally. The guidance is effective for inventory costs incurred during fiscal years beginning after 15 June 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after 23 November 2004. The Company does not anticipate that the adoption of SFAS 151 will have a material impact on its results of operations, financial position or cash flows.

  •
  In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets–an amendment of APB Opinion No. 29, which amends APB 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after 15 June 2005. The Company is currently evaluating the impact of SFAS 153 on its results of operations, financial position and cash flows.

  •
  In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payments or ("SFAS 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award–the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. For public entities that do not file as small business issuers, SFAS 123Ris effective for the first interim or annual reporting period that begins after 15 June 2005. The Company is currently evaluating the impact of SFAS 123R on its results of operations, financial position or cash flows

UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNTS

	Note	For the six months ended 31 December 2004 £ '000	For the six months ended 31 December 2003 £ '000
Revenues	2	13,376	13,562
Cost of sales		(6,944)	(5,800)

Gross profit		6,432	7,762
Administration expenses		(7,231)	(5,824)

Operating (loss)/profit	3	(799)	1,938
Interest receivable		48	32
Interest payable and similar charges		(2)	(2)

(Loss)/profit on ordinary activities before taxation		(753)	1,968
Tax benefit/(charge) on (loss)/profit on ordinary activities	4	241	(852)

(Loss)/profit on ordinary activities after taxation		(512)	1,116

(Loss)/profit for the financial period retained		(512)	1,116
Profit and loss account brought forward		7,558	4,160

Profit and loss account carried forward		7,046	5,276

        The above results are derived from continuing activities.

        There are no recognized gains or losses for the current or prior periods, other than as stated in the profit and loss accounts. Accordingly, no statement of total recognized gains or losses is given.

        The accompanying notes are an integral part of the Unaudited Consolidated Interim Financial Statements.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	Note	31 December 2004 £ '000	30 June 2004 £ '000
Fixed assets
Intangible assets		105	112
Tangible assets		1,072	1,042
Investments		203	—

		1,380	1,154
Currents assets
Stocks	5	5,128	4,634
Debtors	6	10,446	18,570
Cash at bank and in hand		2,638	2,455

		18,212	25,659
Creditors: amounts falling due within one year	7	(5,484)	(12,193)

Net current assets		12,728	13,466

Total assets less current liabilities		14,108	14,620
Creditors: amounts falling due after more than one year	8	(2,368)	(2,368)
Provisions for liabilities and charges		(12)	(12)

Net assets		11,728	12,240

Capital and reserves
Called up share capital		—*	—*
Share premium account		4,682	4,682
Profit and loss account		7,046	7,558

Equity shareholders' funds		11,728	12,240

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Unaudited Consolidated Interim Financial Statements.

UNAUDITED CONSOLIDATED CASH FLOW STATEMENTS

	Note	For the six months ended 31 December 2004 £ '000	For the six months ended 31 December 2003 £ '000
Net cash inflow from operating activities	5	7,658	6,576
Returns on investments and servicing of finance
Interest received		48	32
Interest paid		(2)	(2)

Net cash inflow from returns on investments and servicing of finance		46	30
Taxation		(3,069)	(485)
Capital expenditure and financial investment
Payment to acquire tangible fixed assets		(198)	(406)
Sale of tangible fixed assets		1	—

Net cash outflow from capital expenditure		(197)	(406)
Acquisitions and disposals
Investment		(203)	—*
Equity dividends paid		(2,997)	(2,754)

Net cash inflow/(outflow) before financing and increase/(decrease) in net cash in the period	7	1,238	2,962

*
Amounts round to less than one thousand pounds sterling.

The accompanying notes are an integral part of the Unaudited Consolidated Interim Financial Statements.

NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

        19 Entertainment Limited, together with its subsidiaries, (collectively, the "Company"), manages its licensed artists' careers by creating and producing television and films, managing and exploiting music recordings for licensed artists, promoting artists with brand and licensing partners and running tours for licensed artists.

  Basis of accounting

        The results for the interim periods ended 31 December 2004 and 2003, which are unaudited, have been prepared in accordance with the accounting principles generally accepted in the United Kingdom ("UK GAAP"). It is recommended that this financial report be read in conjunction with the annual financial report for the year ended 30 June 2004 ("2004 annual report") and any public announcements made by the Company during the period.

        The accounting policies have been consistently applied by the Company and are consistent with those applied in the 2004 annual report. Certain information and footnote disclosures normally included in financial statements prepared in accordance with UK GAAP have been condensed or omitted. In the opinion of management, the financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessarily indicative of a full year's results.

        The 30 June 2004 balance sheet was derived from audited financial statements but does not include all disclosures required by UK GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading.

        The financial information set out in this statement relating to the year ended 30 June 2004 does not constitute statutory accounts for that period. Full audited accounts of the Company in respect of that financial period have been delivered to the registrar of Companies.

2. REVENUES

        The turnover and (loss)/profit before tax are attributable to the one principal activity of the Company, which is management of artists.

        An analysis of Revenues is given below:

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Revenues by origin and destination:
United Kingdom	3,614	6,087
United States	7,381	5,603
Rest of world	2,381	1,872

	13,376	13,562

3. OPERATING (LOSS)/PROFIT

        Operating (loss)/profit is stated after charging:

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Depreciation	167	130
Amortization	7	7
Operating lease costs	127	126

4. TAX BENEFIT/(CHARGE) ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Current tax
Corporation tax	174	(864)
Deferred tax
Timing differences, origination and reversal	67	12

Tax benefit/(charge) on (loss)/profit on ordinary activities	241	(852)

5. STOCKS

	31 December 2004 £'000	30 June 2004 £'000
Stocks	5,128	4,634

        Stocks comprises of (i) the unamortized cost of completed films/television programs and recoupable recording costs and (ii) the cost of recoupable recording projects and films and television projects in development.

6. DEBTORS

	31 December 2004 £'000	30 June 2004 £'000
Trade debtors	1,883	3,776
Other debtors including taxation and social security	3,413	654
Prepayments and accrued income	5,083	14,114
Deferred tax	67	24
Other	—	2

	10,446	18,570

        Debtors represent accounts receivable, prepaid expenses and accrued income for the Company.

7. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31 December 2004 £'000	30 June 2004 £'000
Bank overdraft	—	1,055
Trade creditors	753	492
Amounts owed under sale and leaseback facility	87	87
Directors current account	32	2,262
Other creditors including taxation and social security	249	3,899
Accruals and deferred income	4,363	4,398

	5,484	12,193

8. CREDITORS: AMOUNTS FALLING AFTER MORE THAN ONE YEAR

	31 December 2004 £'000	30 June 2004 £ '000
Amounts owed under sale and leaseback facility	2,368	2,368

9. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Operating (loss)/profit	(799)	1,938
Depreciation and amortization	174	137
Decrease/(increase) in debtors	8,124	6,908
Increase/(decrease) in creditors	653	(781)
Decrease in stocks	(494)	(1,602)
Increase in provisions	—	23

Net cash inflow from operating activities	7,658	6,576

10. RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Increase/(decrease) in cash in the period	1,238	2,962

Movement in net funds in the period	1,238	2,962
Net funds as of 1 July	1,400	6,255

Net funds as of 31 December	2,638	9,217

11. ANALYSIS OF NET FUNDS

	As of 30 June 2004 £'000	Cash flows £'000	As of 31 December 2004 £'000
Cash in hand and at bank	2,455	183	2,638
Bank overdrafts	(1,055)	1,055	—

	1,400	1,238	2,638

12. SUBSEQUENT EVENT

        The Company was acquired by CKX Inc., formerly known as Sports Entertainment Enterprises, Inc., ("Acquirer") pursuant to a Share Purchase Agreement dated 17 March 2005. The total consideration consisted of £64.5 million in cash and 1,870,558 shares of the acquirer's common stock, each paid at closing, and an additional £19.2 million in either cash or additional shares following delivery of audited results for the Company's fiscal year ending 30 June 2005.

        In addition, Acquirer has entered into a long-term agreement with Simon Fuller, the founder and the majority shareholder of the Company. Mr. Fuller will also be appointed a director of the Acquirer.

13. SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

        The Company's consolidated financial statements are prepared in accordance with UK GAAP, which differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). Differences which have a significant effect on the consolidated net income, shareholders' equity and the financial position of the Company are set out below.

        The accounting policies have been consistently applied by the Company and are consistent with those applied in Note 24, Summary of Differences between Accounting Principles Generally Accepted in the United Kingdom and the United States of America ("Note 24"), in the 2004 annual report. It is recommended that this footnote be read in conjunction with Note 24. Certain information and disclosures normally included have been condensed or omitted.

14. SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

  Effect on Operating and Net Income of differences between UK and US GAAP

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Operating (loss)/profit in accordance with UK GAAP	(799)	1,863
US GAAP adjustments:
Revenue recognition:
Recordings revenues	2,423	(35)
Film and television revenues	364	(1,254)
Sponsorship & merchandising revenues	1,047	(1,058)
Stocks:
Capitalized artist advances & recoupable recording costs	(1,168)	(1,285)
Capitalized film & television costs	(939)	—
Films and television projects in development	506	245
Foreign currency translation	65	47
Derivatives	336	—

Operating income/(loss) in accordance with US GAAP	1,835	(1,477)

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
(Loss)/profit for the financial period in accordance with UK GAAP	(512)	1,116
US GAAP adjustments:
Revenue recognition:
Recordings revenues	2,423	(35)
Film and television revenues	364	(1,254)
Sponsorship & merchandising revenues	1,047	(1,058)
Stocks:
Capitalized artist advances & recoupable recording costs	(1,168)	(1,285)
Capitalized film & television costs	(939)	—
Films and television projects in development	506	245
Sale leaseback	12	12
Foreign currency translation	65	47
Derivatives	336	—
Deferred tax	(774)	1,013

Net income/(loss) in accordance with US GAAP	1,360	(1,199)

  Cumulative effect on shareholders' equity of differences between UK and US GAAP

	31 December 2004 £'000	30 June 2004 £'000
Shareholders' equity in accordance with UK GAAP	11,728	12,240
US GAAP adjustments:
Revenue recognition:
Recordings revenues	(623)	(3,046)
Film and television revenues	(803)	(1,167)
Sponsorship & merchandising revenues	(1,027)	(2,074)
Stocks:
Capitalized artist advances & recoupable recording costs	(3,845)	(2,677)
Capitalized film & television costs	61	1,000
Films and television projects in development	1,185	679
Sale leaseback	(297)	(309)
Derivatives	356	20
Deferred tax	1,498	2,272
Dividends	—	243

Shareholders' equity in accordance with US GAAP	8,233	7,181

  Cash Flows

        Set out below is a summary consolidated statement of cash flows under US GAAP:

	For the six months ended 31 December 2004 £'000	For the six months ended 31 December 2003 £'000
Cash was provided by/(used in):
Operating activities	4,540	6,093
Investing activities	(400)	(406)
Financing activities	(4,052)	(2,754)

Net increase in cash and cash equivalents	88	2,933
Effect of exchange rate changes on cash	95	28
Cash and cash equivalents as of the beginning of the period	—	3,725

Cash and cash equivalents as of the end of the period	183	6,686

Operating activities:
Net cash inflow from operating activities	7,658	6,576
Effect of exchange rate changes	(95)	(28)
Interest received	48	32
Interest paid	(2)	(2)
UK Corporation tax paid	(3,069)	(485)

Net cash provided by operating activities (US GAAP)	4,540	6,093

Investing activities:
Net cash outflow from capital expenditure	(197)	(406)
Acquisition and disposals	(203)	—
Net cash outflow from equity dividends paid	(2,997)	(2,754)
Dividends paid	2,997	2,754

Net cash used in investing activities (US GAAP)	(400)	(406)

Financing activities:
Net cash inflow from financing	—	—
Bank overdrafts	(1,055)	—
Dividends paid	(2,997)	(2,754)

Net cash outflow from financing (US GAAP)	(4,052)	(2,754)

        Non-cash investing activities, related to conversion of a debtor to a cost method investment, is £203 thousand and an amount under one thousand pounds sterling, for the six months ended 31 December 2004 and 2003, respectively.

  Classification Differences

        In addition to the differences between UK and US GAAP related to the recognition and measurement of transactions by the Company, there are also a number of differences in the manner in which items are classified in the unaudited consolidated interim profit and loss accounts and the unaudited consolidated interim balance sheet. These classification differences have no impact on net income or shareholders' equity.

  c)
  Restricted cash–Under UK GAAP, the Company has presented cash which is restricted and can only be used to satisfy obligations associated with the sale and leaseback within cash at bank and in hand.

    Under US GAAP, such restricted cash is classified separately from cash and cash equivalents on the balance sheet given it is legally restricted as to usage. As of 31 December 2004, £87 thousand and £2.4 million are classified as restricted cash within current assets and non-current assets, respectively, based on the maturity dates of amounts owed under the sale and leaseback facility. As of 31 December 2003, £76 thousand and £2.5 million are classified as restricted cash in current assets and non-current assets, respectively.

  b)
  Sale and leaseback gain–Under UK GAAP, the Company has presented the amortization of the deferred gain on the sales and leaseback transaction as a reduction to cost of sales. Under US GAAP, the Company has presented the amortization of the deferred gain as a reduction to finance charges.

  New accounting pronouncements not yet adopted

  US GAAP

  •
  In March 2004, the EITF reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-01). EITF 03-01 is applicable to (a) debt and equity securities within the scope of SFAS 115, (b) debt and equity securities within the scope of SFAS 124 and that are held by an investor that reports a performance indicator, and (c) equity securities not within the scope of SFAS 115 and not accounted for under the APB 18's equity method (e.g., cost method investments). EITF 03-01 provides a step model to determine whether an investment is impaired and if an impairment is other-than-temporary. In addition, it requires that investors provide certain disclosures for cost method investments and, if applicable, other information related specifically to cost method investments, such as the aggregate carrying amount of cost method investments, the aggregate amount of cost method investments that the investor did not evaluate for impairment because an impairment indicator was not present, and the situations under which the fair value of a cost method investment is not estimated. The disclosures relating to cost method investments should not be aggregated with other types of investments. The effective date for the prospective application of EITF 03-01 impairment model to all current and future investments has been delayed by FASB Issues FASB Staff Position EITF 03-01-1. The recognition and measurement requirements are effective for annual periods for fiscal years ending after 15 June 2004. The adoption of the disclosure requirements as of 31 December 2004 did not have a material impact on the results of operations, financial position or cash flows of the Company. The Company does not anticipate that adoption of application of the impairment model will have a material impact on its results of operations, financial position or cash flows.

  •
  At the 17-18 November 2004 meeting, the EITF reached a consensus on EITF 03-13, Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations. The purpose of the EITF is to clarify when a disposition should be classified as a discontinued operation caused by the contravening wording of paragraph 42 of SFAS 144. The Task Force reached a consensus that classification of a disposed component as a discontinued operation is appropriate only if the ongoing entity:

      Step 1: Has no continuing direct cash flows (a term EITF 03-13 introduces to interpret paragraph 42(a)); and,

      Step 2: Does not retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction (an interpretation of paragraph 42(b)).

      EITF 03-13 should be applied to components that are disposed of or classified as held for sale in periods beginning after 15 December 2004. Previously reported operating results within an enterprise's fiscal year that includes the ratification date may be reclassified to reflect the consensus. The Company does not anticipate that the adoption of EITF 03-13 will have a material impact on its results of operations, financial position or cash flows.

  •
  On 24 November 2004, the FASB issued SFAS 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS 151 clarify that "abnormal" amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. The FASB and the IASB noted that ARB 43, Chapter 4 and IAS 2, Inventories, are both based on the principle that the primary basis of accounting for inventory is cost. Both of those accounting standards also require that "abnormal" amounts of idle freight, handling costs, and wasted materials be recognized as period costs; however, the Boards noted that differences in the wording of the two standards could have led to the inconsistent application of those similar requirements. The FASB concluded that clarifying the existing requirements in ARB 43 by adopting language similar to that used in IAS 2 is consistent with its goals of improving financial reporting in the United States and promoting convergence of accounting standards internationally. The guidance is effective for inventory costs incurred during fiscal years beginning after 15 June 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after 23 November 2004. The Company does not anticipate that the adoption of SFAS 151 will have a material impact on its results of operations, financial position or cash flows.

  •
  In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets–an amendment of APB Opinion No. 29, which amends APB 29, Accounting for Nonmonetary Transactions, to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after 15 June 2005. The Company is currently evaluating the impact of SFAS 153 on its results of operations, financial position and cash flows.

  •
  In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payments or ("SFAS 123R"). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award–the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. For public entities that do not file as small business issuers, SFAS 123R is effective for the first interim or annual reporting period that begins after 15 June 2005. The Company is currently evaluating the impact of SFAS 123R on its results of operations, financial position or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.)
New York, New York

        We have audited the accompanying balance sheets of CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.) (a Delaware corporation) (the "Company") as of December 31, 2004 and 2003, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Piercy Bowler Taylor & Kern
PIERCY BOWLER TAYLOR & KERN
Las Vegas, Nevada March 25, 2005

CKX, INC.

BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Other assets	$—	$962

Total assets	$—	$962

LIABILITIES AND SHAREHOLDERS' EQUITY DEFICIENCY
Due to affiliates	$269,742	$150,579

Total liabilities	269,742	150,579

Shareholders' equity deficiency:
Series A Preferred Stock, no par value, 5,000,000 shares authorized; no shares issued	—	—
Common Stock, no par value, 100,000,000 shares authorized, 4,283,061 shares issued and outstanding at December 31, 2004 and 2003	6,114,590	6,114,590
Additional paid-in capital	12,248,746	12,248,746
Deficit	(18,633,078)	(18,512,953)

Total shareholders' equity deficiency	(269,742)	(149,617)

Total liabilities and shareholders' equity deficiency	$—	$962

The accompanying notes are an integral part of these financial statements.

CKX, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
General and administrative expenses	$99,782	$85,008

Other income (expense):	—	—
Gain on extinguishment of debt	—	14,137
Interest expense	(20,343)	(9,491)

	(20,343)	4,646

Net loss	$(120,125)	$(80,362)

NET LOSS PER SHARE:
Basic and diluted	$(0.03)	$(0.02)

The accompanying notes are an integral part of these financial statements.

CKX, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	DEFICIT	TOTAL
Balances, January 1, 2003	$6,114,590	$12,248,316	$(18,432,591)	$(69,685)

Common stock issued for services	—	430	—	430
Net loss	—	—	(80,362)	(80,362)

Balances, December 31, 2003	6,114,590	12,248,746	(18,512,953)	(149,617)

Net loss	—	—	(120,125)	(120,125)

Balances, December 31, 2004	$6,114,590	$12,248,746	$(18,633,078)	$(269,742)

The accompanying notes are an integral part of these financial statements.

CKX, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(120,125)	$(80,362)
Adjustment to reconcile net loss to net cash:
Decrease in other assets	962
Gain on extinguishment of debt		(14,137)
Common stock issued for services		430

Net cash used in operating activities	(119,163)	(94,069)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates	119,163	93,337

Net cash provided by financing activities	119,163	93,337
NET DECREASE IN CASH	—	(732)
CASH, beginning of period	—	732

CASH, end of period	$—	$—

The accompanying notes are an integral part of these financial statements.

CKX, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATIONAL STRUCTURE AND BASIS OF PRESENTATION

  a.    ORGANIZATIONAL STRUCTURE

        The accompanying financial statements include the accounts of CKX, Inc. (the "Company"), formerly known as Sports Entertainment Enterprises, Inc. ("SPEA"). The Company had been inactive since it sold all of its assets in September 2002 and had no continuing operations other than those of a company seeking a business opportunity.

        The Company will be engaged in the ownership, development and commercial utilization of entertainment content. The Company's business plan is to make selective and strategic acquisitions of or partner with individuals or companies that control various forms of established or developable content.

  b.    SUBSEQUENT EVENTS

        On February 7, 2005, RFX Acquisition LLC, an entity formed and controlled by Robert F.X. Sillerman acquired control of the Company. On March 25, 2005, the shareholders approved the change of the Company's name to CKX, Inc. and changed the state of incorporation from Colorado to Delaware.

        On February 7, 2005, the Company acquired an 85% interest in entities which control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of Graceland and related attractions and revenue derived from Elvis' music, films, and television specials in a transaction valued at approximately $108.4 million in cash and stock. The transaction was financed with a contribution of equity by the members of RFX Acquisition LLC, the issuance of preferred and common stock to the sellers, the purchase of preferred stock, common stock and warrants by the Huff Alternative Fund, L.P. and certain affiliates and a short-term senior loan from an affiliate of Bear, Stearns & Co., Inc.

        On March 17, 2005, the Company acquired 19 Entertainment Limited, a United Kingdom-based company that is a creator and producer of entertainment properties and management of artists. The acquisition was completed with $124.4 million in cash and 1,870,558 shares of common stock, each paid at closing, with an additional $36.9 million in either cash or common stock to be paid following delivery of the audited results for the acquired company's fiscal year ended June 30, 2005. The Company financed the cash consideration with a short-term senior loan from an affiliate of Bear, Stearns & Co., Inc. and through the exercise of $25 million of outstanding common stock purchase warrants.

        Pro forma information has not been provided for these acquisitions as the information is not yet available. The Company intends to provide audited financial statements and related pro forma information for these businesses within the timeframes specified by the Securities and Exchange Commission.

  c.    ESTIMATES USED IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may require revision in future periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a.    STOCK-BASED COMPENSATION

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB25) and related Interpretations in accounting for its employee stock options, which does not necessarily require the recognition of compensation cost in the financial statements.

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123 (Revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires that compensation cost related to share-based employee compensation transactions be recognized in the financial statements. Share-based employee compensation transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, we will implement the revised standard in 2005.

  b.    LOSS PER SHARE

        Basic and diluted loss per share is computed by dividing reported net loss by the weighted-average number of common shares outstanding during the period. The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share was 4,283,061 for 2004 and 4,271,869 for 2003.

3. RELATED PARTY TRANSACTIONS

        Ongoing expenses of the Company in 2004 and 2003 have been paid by advances from an affiliate of the former majority shareholder, which accrued interest at 10% per annum. All outstanding advances were settled on February 7, 2005 with the acquisition of the Company by RFX Acquisition, LLC.

4. INCOME TAXES

        The components of the deferred tax asset (liability) consisted of the following at December 31:

	2004	2003
Deferred tax assets:
Net operating loss carryforward	$531,205	$489,240

Net deferred tax asset before valuation allowance	531,205	489,240
Valuation allowance	(531,205)	(489,240)

Net deferred tax asset (liability)	$—	$—

        As of December 31, 2004, the Company had available for income tax purposes approximately $1.5 million in federal net operating loss carryforwards. These loss carryforwards begin to expire in fiscal year 2011. A one hundred percent valuation allowance has been established against the net deferred tax asset due to limitations on the post-acquisition use of these NOL's.

5. CAPITAL STOCK, STOCK OPTIONS, AND INCENTIVES

  a.    CAPITAL STOCK

        In April 2003, after Board of Directors approval, SPEA issued 43,000 shares of its common stock to an SPEA employee in exchange for past services rendered to the Company. This transaction was valued using the closing market price on or about the date the shares were issued.

  b.    STOCK OPTION PLAN

        The Company had an Incentive Stock Option Plan (the "Plan") that allowed the Board to grant stock options from time to time to employees, officers and directors of the Company, and consultants to the Company. The Board of Directors had the power to determine vesting provisions and expiration at the time the option is granted and whether the option will be an Incentive Stock Option or otherwise. Incentive Stock Options were only granted to persons who were employees or officers of the Company. The total number of shares of Common Stock subject to options under the Plan may not exceed 250,000, subject to adjustment in the event of certain recapitalizations and reorganizations. Options representing 210,500 shares were granted in 1999 at an exercise price of $2.17 and vested immediately; these options expired in August 2004. An option for 25,000 shares was granted in 2000 at an exercise price of $2.17; this option is fully vested and expires April 2005. The optionee resigned from the Company effective as of February 20, 2004. Total options outstanding under the Plan were 25,000 and 235,500 at December 31, 2004 and 2003 respectively.

        In connection with common shares issued in a private transaction in 1998, the Company issued the buyer 173,988 options for common stock of the Company still outstanding at an exercise price of $3.68 per share through October 19, 2008.

        All outstanding options were cancelled prior to the consummation of the transactions resulting in the Company's acquisition of the Presley business.

        Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123, Accounting for Stock-Based Compensation. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2004: risk-free interest rate of 4.2%; dividend yields of 0.0%; volatility factors of the expected market price of the Company's common stock of 4.2; and a weighted-average expected life of the options of 3.36 years. The assumptions for 2003 were the same except for the volatility factor of 1.90 and the weighted average expected life of the options of 2.42 years.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

	Year ended December 31,
	2004	2003
Net loss
As reported	$(120,125)	$(80,362)
Pro forma	(120,125)	(80,362)
Basic and diluted net loss per share
As reported	$(.03)	$(.02)
Pro forma	(.03)	(.02)

        A summary of changes in the status of the Company's outstanding stock options for the years ended December 31, 2004 and 2003, is presented below:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	409,488	$2.82	409,488	$2.82
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled			—	—
Expired	(210,500)	(2.17)	—	—

Outstanding at end of year	198,988	$3.49	409,488	$2.82

Exercisable at end of year	198,988	$3.49	409,488	$2.82

        The following table summarizes information about stock options outstanding at December 31, 2004:

				Options Exercisable
	Options Outstanding
					Weighted Average Exercise Price
	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable
Range of exercise prices $2.17 - $3.68	198,988	3.39	$3.49	198,988	$3.49

             shares

CKX, Inc.

Common Stock

PROSPECTUS

             , 2005

Sole Book-Running Manager
Bear, Stearns & Co. Inc.	Lehman Brothers

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The expenses (other than underwriting discounts and commissions) payable by the registrant in connection with the sale of the common stock offered in this Registration Statement are as follows:

Securities and Exchange Commission registration fee	$37,222.63
NASD filing fee	32,125
Printing and engraving expenses	225,000
Legal fees and expenses	700,000
Accounting fees and expenses	1,000,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	1,985,652.37

Total	$4,000,000

        All expenses are estimated except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Item 14.    Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate and the certificate of incorporation of the registrant includes a provision that eliminates the personal liability of the registrant's directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The registrant's certificate of incorporation provides that:

  •
  the registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law; and

  •
  the registrant may indemnify its other employees and agents to the same extent that we indemnified our directors and officers, unless otherwise determined by our board of directors from and against all expenses, liabilities or other matters referred to or covered by Section 145 of the Delaware General Corporation Law.

        The by-laws of the registrant provide for similar indemnification of the registrant's directors, officers, employees or agents and further provide that the registrant may advance expenses, as incurred, to its directors, executive officers, employees and agents in connection with a legal proceeding if the director, officer, employee or agent undertakes to repay the advanced amount if it shall be determined that such person is not entitled to indemnification by the registrant.

        The indemnification provisions contained in the registrant's certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

        In addition, the registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

        Reference is made to Section            of the underwriting agreement to be filed as Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify officers and directors of the registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding securities sold by the registrant since April 8, 2002 and not registered under the Securities Act.

        In February 2005, the registrant issued to The Huff Alternative Fund, L.P. and its affiliate: (i) 2,172,400 shares of Series A Preferred Stock, (ii) 3,706,052 shares of common stock, (iii) warrants to purchase 1,860,660 shares of common stock at $1.00 per share, (iv) warrants to purchase 1,860,660 shares of common stock at $1.50 per share, and (v) warrants to purchase 1,860,661 shares of common stock at $2.00 per share for cash consideration of $43,818,595. On March 21, 2005, The Huff Alternative Fund, L.P. and its affiliate exercised their rights to convert all of their 2,172,400 shares of Series A Preferred Stock into 6,051,253 shares of common stock. Accordingly, there are currently no shares of Series A Preferred Stock outstanding.

        In February 2005, the registrant issued to RFX Acquisition LLC (i) 30,464,072 shares of common stock and (ii) warrants to purchase (a) 6,828,938 shares of common stock at $1.00 per share, (b) 6,828,938 shares of common stock at $1.50 per share, and (c) 6,828,939 shares of common stock at $2.00 per share for cash consideration of $3,046,407.

        In February 2005, the registrant issued to The Promenade Trust 1,491,817 shares of Series B Convertible Preferred Stock and one share of Series C Convertible Preferred Stock valued at $22,825,000, and $10.00, respectively, and 500,000 shares of common stock valued at $7.67 per share (which represents the three day average of the closing sales price of our common stock following public announcement of the acquisition of the Presley business).

        In February 2005, the registrant issued an eight year subordinated promissory note, which bears interest at 5.385%, payable to Priscilla Presley, in partial consideration of Ms. Presley's assignment to us of all her commercial rights to use the name "Presley" as well as all of Ms. Presley's rights, if any, to the name "Graceland."

        In February 2005, the registrant issued 10,000 shares of common stock to All-American Sportpark, Inc., in satisfaction of certain indebtedness of the registrant to All-American Sportpark in an approximate amount of $150,000.

        In March 2005, in connection with the acquisition of 19 Entertainment, the registrant issued 1,870,558 shares of common stock to former holders of capital stock of 19 Entertainment, valued at approximately $43.0 million. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Regulation S and Regulation D thereunder.

        On March 15, 2005, the registrant issued 16,517,199 shares of common stock pursuant to the exercise of warrants by certain members of senior management and The Huff Alternative Fund, L.P. and its affiliate, for an aggregate exercise price of $25.0 million.

        On March 21, 2005, we issued to The Huff Alternative Fund, L.P. and its affiliate 6,051,253 shares of common stock pursuant to their exercise of rights to convert all of their 2,172,400 shares of Series A Preferred Stock into common stock.

        Unless specifically stated otherwise, the issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D thereunder, as transactions by an issuer not involving any public offering, where the purchasers were either accredited or sophisticated and represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and where the purchasers received or had access to adequate information about us. The sale of these securities were made without general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

        The following exhibits are included herein or incorporated herein by reference.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1	Certificate of Incorporation (Previously filed as Exhibit 3.1 to the Form 10-KSB filed March 31, 2005, and incorporated herein by reference).
3.2	Form of Amended and Restated By-Laws (Previously filed as Exhibit 3.2 to the Form 10-KSB filed March 31, 2005, and incorporated herein by reference).
4.1	Specimen Common Stock Certificate (Previously filed as Exhibit 4.1 to the Form 10-KSB filed March 31, 2005, and incorporated herein by reference).
5.1*	Opinion of Greenberg Traurig, LLP.
10.1	Contribution and Exchange Agreement, dated as of December 15, 2004 by and among the registrant, The Promenade Trust and RFX Acquisition LLC (Previously filed as Exhibit 10.1 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.2	Amendment to the Contribution and Exchange Agreement, dated as of February 7, 2005, by and among the registrant, The Promenade Trust and RFX Acquisition LLC (Previously filed as Exhibit 10.2 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.3	Purchase Agreement, dated as of December 15, 2004, by and among the registrant, Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC (Previously filed as Exhibit 10.3 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.4	Amendment to Purchase Agreement, dated as of February 7, 2005, by and among the registrant, Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC (Previously filed as Exhibit 10.4 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).

10.5	Stock Purchase Agreement, dated as of December 15, 2004, by and among Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC (Previously filed as Exhibit 10.5 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.6	Amendment to Stock Purchase Agreement, dated as of February 7, 2005, by and among Ronald S. Boreta, Vaso Boreta, John Boreta, Boreta Enterprises Ltd., ASI Group LLC and RFX Acquisition LLC (Previously filed as Exhibit 10.6 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.7	Stock Purchase Agreement dated as of February 7, 2005, by and among the registrant and The Huff Alternative Fund, L.P. and affiliates (Previously filed as Exhibit 10.7 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.8	Stock Pledge Agreement, dated as of February 7, 2005, by and among RFX Acquisition LLC, Ronald S. Boreta, John Boreta and Boreta Enterprises, Ltd. (Previously filed as Exhibit 10.8 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.9	Lease Agreement, dated as of February 7, 2005, by and between The Promenade Trust and the registrant with respect to the Graceland property (Previously filed as Exhibit 10.9 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.10	Elvis Presley Enterprises, Inc. Shareholders Agreement, dated as of February 7, 2005 (Previously filed as Exhibit 10.10 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.11	Amended and Restated Operating Agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005 (Previously filed as Exhibit 10.11 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.12	Bridge Loan Credit Agreement, dated as of February 7, 2005, among the registrant, EPE Holding Corporation, certain financial institutions or entities from time to time, Bear, Stearns & Co. Inc., as sole lead arranger, and Bear Stearns Corporate Lending Inc., as administrative agent (Previously filed as Exhibit 10.12 to the Form 8-K/A filed February 11, 2005, and incorporated herein by reference).
10.13*	Bridge Loan Credit Agreement, dated as of March 17, 2005, among Sports Entertainment Enterprises, Inc., CKX UK Holdings Limited, the several banks and other financial institutions or entities from time to time parties to the agreement as lenders, Bear, Stearns & Co. Inc., as sole lead arranger, and Bear Stearns Corporate Lending Inc., as administrative agent.
10.14*	Share Purchase Agreement, dated as of March 17, 2005, among the registrant, 19 Entertainment, CKX UK Holdings Limited, Simon Fuller and the other shareholders of 19 Entertainment.
10.15*†	Agreement between 19 TV Limited, Fremantle Media North America, Inc. and Fox Broadcasting Company, dated April 22, 2002.
10.16*†	Agreement between 19 TV Limited and Pearson Television Operations BV (predecessor in interest to FremantleMedia North America, Inc.), dated July 6, 2001.
10.17*†	Agreement between 19 Recordings Limited and Ronagold Limited, dated February 8, 2002.
10.18	Employment agreement between the registrant and Robert F.X. Sillerman.
10.19	Employment agreement between the registrant and Mitchell J. Slater.
10.20	Employment agreement between the registrant and Howard J. Tytel.
10.21	Employment agreement between the registrant and Thomas P. Benson.

21.1	List of Subsidiaries (Previously filed as Exhibit 21 to the Form 10-KSB filed March 31, 2005, and incorporated herein by reference).
16.1	Letter from Piercy Bowler Taylor & Kern regarding a Change in Certifying Accountant (Previously filed as Exhibit 16.1 to the Form 8-K filed April 7, 2005, and incorporated herein by reference).
23.1	Consent of Piercy Bowler Taylor & Kern relating to CKX.
23.2	Consent of Deloitte & Touche LLP relating to the Presley business.
23.3	Consent of Deloitte & Touche LLP relating to 19 Entertainment.
23.4*	Form of Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of Registration Statement).

*
To be filed by amendment.

†
The Registrant intends to seek confidential treatment for portions of these exhibits.

(b)
Financial Statement Schedules.

        All schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York, on April 11, 2005.

CKX, INC.
By:	/s/ ROBERT F.X. SILLERMAN Name: Robert F.X. Sillerman Title: Chairman, Chief Executive Officer and President

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Howard J. Tytel and Thomas P. Benson or either of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT F.X. SILLERMAN Robert F.X. Sillerman	Chairman, Chief Executive Officer and President (Principal Executive Officer), Director	April 11, 2005
/s/ THOMAS P. BENSON Thomas P. Benson	Chief Financial Officer (Principal Financial and Accounting Officer), Executive Vice President, Director	April 11, 2005
/s/ MITCHELL J. SLATER Mitchell J. Slater	Senior Executive Vice President, Chief Operating Officer, Director, Member of the Office of the Chairman	April 11, 2005
/s/ HOWARD J. TYTEL Howard J. Tytel	Senior Executive Vice President, Director of Legal and Governmental Affairs, Director, Member of the Office of the Chairman	April 11, 2005
/s/ EDWIN M. BANKS Edwin M. Banks	Director	April 11, 2005

/s/ EDWARD BLEIER Edward Bleier	Director	April 11, 2005
/s/ JERRY L. COHEN Jerry L. Cohen	Director	April 11, 2005
/s/ CARL D. HARNICK Carl D. Harnick	Director	April 11, 2005
/s/ JACK LANGER Jack Langer	Director	April 11, 2005
/s/ JOHN D. MILLER John D. Miller	Director	April 11, 2005
/s/ BRUCE MORROW Bruce Morrow	Director	April 11, 2005
/s/ PRISCILLA PRESLEY Priscilla Presley	Director	April 11, 2005
/s/ BIRAME N. SOCK Birame N. Sock	Director	April 11, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.18	Employment agreement between the registrant and Robert F.X. Sillerman.
10.19	Employment agreement between the registrant and Mitchell J. Slater.
10.20	Employment agreement between the registrant and Howard J. Tytel.
10.21	Employment agreement between the registrant and Thomas P. Benson.
23.1	Consent of Piercy Bowler Taylor & Kern relating to CKX.
23.2	Consent of Deloitte & Touche LLP relating to the Presley business.
23.3	Consent of Deloitte & Touche LLP relating to 19 Entertainment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
CKX, INC.
THE OFFERING
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
CKX, Inc.
Presley Business(a)
19 Entertainment(a)
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Common Stock and this Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Basis of Presentation of Unaudited Pro Forma Condensed Combined Financial Information
Notes to Unaudited Pro Forma Condensed Combined Financial Statements (amounts in thousands, except per share data)
SELECTED HISTORICAL FINANCIAL DATA
Selected Historical Financial Data (amounts in thousands) The Presley Business
Selected Historical Financial Data (amounts in thousands) 19 Entertainment(a)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
CERTAIN INFORMATION RELATING TO OUR COMPANY PRIOR TO RECENT TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CKX, INC. INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE PRESLEY BUSINESS COMBINED STATEMENTS OF NET ASSETS ACQUIRED DECEMBER 31, 2004 AND 2003
THE PRESLEY BUSINESS COMBINED STATEMENTS OF OPERATIONS AND ROYALTY INCOME AND NET ASSETS YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
THE PRESLEY BUSINESS COMBINED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
THE PRESLEY BUSINESS NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
INDEPENDENT AUDITORS' REPORT
CONSOLIDATED PROFIT AND LOSS ACCOUNTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED CASH FLOW STATEMENTS
CONSOLIDATED STATEMENTS OF MOVEMENTS IN SHAREHOLDERS' FUNDS AND MOVEMENTS IN RESERVES FOR THE YEAR ENDED 30 JUNE
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED 30 JUNE
UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNTS
UNAUDITED CONSOLIDATED BALANCE SHEETS
UNAUDITED CONSOLIDATED CASH FLOW STATEMENTS
NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CKX, INC. BALANCE SHEETS DECEMBER 31, 2004 AND 2003
CKX, INC. STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
CKX, INC. STATEMENTS OF SHAREHOLDERS' EQUITY DEFICIENCY FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
CKX, INC. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
CKX, INC. NOTES TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX